Filed Pursuant to Rule 424(b)(4)
Registration No. 333-192260

PROSPECTUS

Shares of Common Stock, Par Value $0.01 Per Share
This Prospectus is being furnished to you as a shareholder of Spectrum Group International, Inc., referred to as SGI, in connection with the planned distribution by SGI to its shareholders of all the shares of common stock of A‑Mark Precious Metals, Inc., referred to as A-Mark or the Company. We refer to this transaction as the spinoff and to the distribution of A-Mark shares in the spinoff as the distribution. Immediately prior to the distribution, SGI will hold all of the outstanding shares of A-Mark common stock.
SGI will distribute all of the A-Mark common stock on a pro rata basis to holders of SGI common stock as of the close of business on February 12, 2014, the record date for the distribution. SGI shareholders as of the record date will be entitled to receive one share of A-Mark common stock for every four shares of SGI common stock that they own. Fractional shares of A-Mark common stock will not be distributed. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing rates and distribute the net cash from proceeds from the sales pro rata to each holder who would otherwise have been entitled to receive a fractional share. We expect that the spinoff will be tax-free to SGI shareholders for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares.
The distribution will be effective as of 11:59 p.m., New York City time on February 28, 2014, which we refer to as the distribution date. Immediately after the distribution is completed, we will be a publicly traded company independent from SGI. Shareholders of SGI will continue to own their SGI common stock following the distribution, which at that point will include the remaining businesses of SGI.
If the spinoff is consummated, SGI intends to reduce the number of record holders of its common stock to fewer than 300 through a reverse stock split and to terminate the registration of its common stock under Section 12(g) of the Securities Exchange Act, with the result that SGI will no longer be required to file periodic and other reports with the SEC. It is expected that SGI common stock will be quoted on the OTC Pink marketplace under the symbol “SPGZ” following the deregistration of its shares under the Securities Exchange Act. All SGI shareholders will receive A‑Mark common stock in the spinoff even if they will cease to be SGI shareholders following the reverse stock split, unless they own fewer than four shares of SGI common stock.
In reviewing this Prospectus, you should carefully consider the matters described under “Risk Factors” beginning on page 11 for a discussion of certain factors that should be considered by recipients of the A-Mark common stock.
(Continued on the following page)
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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities.
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The date of this Prospectus is February 11, 2014.

You will not be required to take any action to receive shares of A-Mark common stock. This means that:

•	No vote of SGI shareholders is required in connection with the distribution. We are not asking you for a proxy, and you are requested not to send us a proxy.

•	You will not be required to pay for the shares of A-Mark common stock that you receive in the distribution.

•	You do not need to surrender or exchange any of your SGI shares in order to receive shares of A-Mark common stock, or take any other action in connection with the spinoff.
There is currently no trading market for the A-Mark common stock. We intend to list the A-Mark common stock on the NASDAQ Global Select Market under the symbol “AMRK”, and expect that trading will begin the first trading day after the completion of the distribution. We do not plan to have a “when-issued” market for the A-Mark common stock prior to the distribution.

You should not assume that the information contained in this Prospectus is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this Prospectus may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations and practices.

SUMMARY INFORMATION AND RISK FACTORS
PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this Prospectus and may not contain all of the information that may be important to you. For a more complete understanding of our business and the spinoff, you should read this summary together with the more detailed information and financial statements appearing elsewhere in this Prospectus. You should read this entire Prospectus carefully, including the “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” sections.
“A-Mark,” “the Company,” “we,” “our,” and “us” refer to A-Mark Precious Metals, Inc. and our subsidiaries.
Our Company
A-Mark is a full-service precious metals trading company, and an official distributor for many government mints throughout the world. We offer gold, silver, platinum and palladium in the form of bars, plates, powder, wafers, grain, ingots and coins. Our Industrial unit services manufacturers and fabricators of products utilizing or incorporating precious metals. Our Coin & Bar unit deals in over 200 coin and bar products in a variety of weights, shapes and sizes for distribution to dealers and other qualified purchasers. We have trading centers in Santa Monica, California and Vienna, Austria for buying and selling precious metals. The functional currency of the trading center in Vienna, Austria is U.S. Dollars. In addition to wholesale and trading activity, A-Mark offers its customers a variety of services, including financing, consignment and various customized financial programs. As a U.S. Mint-authorized purchaser of gold, silver and platinum coins, A-Mark purchases bullion products directly from the U.S. Mint for sale to its customers. A-Mark also has distributorships with other sovereign mints, including in Australia, Austria, Canada, China, Mexico and South Africa. Customers of A‑Mark include mints, manufacturers and fabricators, refiners, coin and metal dealers, banks and other financial institutions, jewelers, investors and collectors.
The Company’s precious metals inventory and certain of its transactional activities are subject to fluctuation of underlying commodity market prices. A-Mark enters into transactions to hedge substantially all of its exposure to changes in market price.
Through our subsidiary, Collateral Finance Corporation, referred to as CFC, a licensed California Finance Lender, we offer loans collateralized by numismatic and semi-numismatic coins and bullion to coin and metal dealers, investors and collectors. All loans made by CFC are collateralized with loan-to-value ratios—principal loan amount divided by the liquidation value of the collateral – of, in most cases, 50% to 80%. The loans have fixed interest rates, based on prevailing rates at the relevant time, and maturities from three to twelve months. Through our Transcontinental Depository Services subsidiary, referred to as TDS, we offer a variety of managed storage options for precious metals products to financial institutions, dealers, investors and collectors around the world.
We believe that our businesses largely function independently of the price movement of the underlying commodities in which we deal. However, factors such as global economic activity or uncertainty and inflationary trends, which affect market volatility, have the potential to impact customer demand, volume and margins.
Our Capital Stock
Immediately prior to the spinoff, A-Mark’s outstanding capital stock will consist of A-Mark common stock, par value $.01 per share, all of which will be held by SGI. The A-Mark common stock being distributed in the spinoff will represent 100% of A-Mark’s equity and general voting power. Holders of A-Mark common stock will be entitled to one vote per share.
Our Relationship with SGI
In July 2005, all of the outstanding common stock of A-Mark was acquired by Spectrum PMI, Inc. Spectrum PMI was a holding company whose outstanding common stock was owned 80% by SGI, and 20% by Auctentia, S.L. At that time Auctentia, together with its parent company, Afinsa Bienes Tangibles, S.A., held a majority of SGI’s common stock. In September 2012, SGI purchased from Auctentia its 20% interest in Spectrum PMI. On September 30, 2013 Spectrum PMI was merged with and into SGI, as a result of which all of the outstanding shares of A‑Mark are now owned directly by SGI.
In connection with the distribution, we will enter into a separation and distribution agreement with SGI which will govern the distribution and certain aspects of our relationship with SGI following the distribution. We and SGI will also enter into a tax separation agreement, which will address various tax matters affecting the two companies following the distribution. These agreements will be made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from SGI. The terms of these agreements may be more or less favorable than those we could have negotiated with unaffiliated third parties. For more information regarding the agreements between us and SGI, see “Certain Relationships and Related Party Transactions—Agreements with SGI” in this Prospectus.
Risk Factors
Our business is subject to various risks, which are highlighted in the section entitled “Risk Factors”. These risks include:

•	Our exposure to commodity price risks, concentration of credit risk, and the risks of default of our counterparties.

•	The demand nature of our credit facility.

•	The possible loss of a key government distributorship arrangement.

•	Potential losses in connection with our financing operations.

Corporate Information
A-Mark was founded in 1965 as a New York corporation. On January 30, 2014, the Company was reincorporated in Delaware.
Our principal executive offices are located at 429 Santa Monica Blvd., Suite 230, Santa Monica, CA 90401, tel. (310) 587-1477. Our website address is www.amark.com.

Summary of the Spinoff
The following is a summary of the terms of the distribution. See “The Spinoff” in this Prospectus for a more detailed description of the matters described below.

Distributing Company	Spectrum Group International, Inc. is the distributing company. Immediately following the spinoff, SGI will not own any capital stock of A-Mark.
Distributed Company	A-Mark Precious Metals, Inc. is the company whose stock is being distributed.
Primary Purposes of the Spinoff
For the reasons more fully discussed in “Questions and Answers About the Company and The Spinoff—What are the reasons for the spinoff?,” the SGI board of directors believes that separating A-Mark from SGI is in the best interests of both SGI and A‑Mark.

Distribution Ratio
Each holder of SGI common stock will receive one share of A-Mark common stock for every four shares of SGI common stock held on February 12, 2014, the record date for the distribution. Cash will be distributed in lieu of any fractional shares of A-Mark common stock, as described below.

Securities to be Distributed
All of the shares of A-Mark common stock owned by SGI, which is 100% of our common stock outstanding immediately prior to the distribution, will be distributed to holders of SGI common stock as of the record date. Based on the approximately 31,126,789 shares of SGI common stock outstanding on February 12, 2014, and applying the distribution ratio, approximately 7,781,697 of our shares of A-Mark will be distributed, subject to the treatment of fractional shares.

Record Date	The record date for the distribution is the close of business on February 12, 2014.
Distribution Date	The distribution date will be February 28, 2014.
The Spinoff
On the distribution date, SGI will deliver all of its shares of A-Mark common stock to the distribution agent for distribution to SGI shareholders. The distribution will be made in book-entry form. It is expected that it will take the distribution agent up to ten business days following the distribution date to complete the distribution, including payment of cash in lieu of fractional shares.
You will not be required to make any payment, surrender or exchange your SGI common stock or take any other action to receive your shares of A-Mark common stock.

Post-distribution Ownership
See “Security Ownership by Certain Beneficial Owners and Management” in this Prospectus for a description of the anticipated beneficial ownership of our capital stock by certain shareholders following the distribution.

No Fractional Shares
No fractional shares of A-Mark common stock will be distributed. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder who otherwise would have been entitled to receive a fractional share in the distribution. Recipients of cash in lieu of fractional shares will not be entitled to any interest on payments made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient shareholders that are subject to U.S. federal income tax as described in “Material U.S. Federal Income Tax Consequences” in this Prospectus.

Conditions to the Spinoff
The following events or circumstances, which are referred to as the conditions to the spinoff, will occur or be in effect prior to the spinoff, except as SGI may otherwise determine:
• the SGI board of directors has authorized and approved the distribution and related transactions and declared a dividend of A-Mark common stock to SGI shareholders;
• the separation and distribution agreement and tax separation agreement between A‑Mark and SGI have been executed;
• the Securities and Exchange Commission has declared effective our Registration Statement on Form S-1, of which this Prospectus is a part, under the Securities Act of 1933, no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the SEC;
• our common stock has been accepted for listing on the NASDAQ Global Select Market, subject to official notice of issuance;
• SGI has received the written opinion of its counsel, Kramer Levin Naftalis & Frankel LLP (which we refer to as Kramer Levin), in form and substance reasonably acceptable to SGI, to the effect that the spinoff will qualify as a tax-free transaction under Sections 355 of the Internal Revenue Code of 1986, as amended, and that for U.S. federal income tax purposes, (i) no gain or loss will be recognized by SGI upon the distribution of our common stock in the spinoff, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of SGI common stock upon the receipt of shares of our common stock in the spinoff;
• SGI has received a written solvency opinion from a financial advisor, in form and substance acceptable to the SGI, regarding the effect of the spinoff and related transactions on SGI’s solvency;
• there is no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution, and no other event outside the control of SGI has occurred or failed to occur that prevents the consummation of the distribution;
• no other events or developments have occurred prior to the distribution that, in the judgment of the board of directors of SGI, would result in the distribution having a material adverse effect on SGI or the shareholders of SGI;
• this Prospectus has been made available to the holders of SGI common stock as of the record date;
• the individuals listed in this Prospectus as members of our post-spinoff board of directors have been duly elected, so that they will be the members of our board of directors immediately after the spinoff;
• each individual who is an officer or director of SGI immediately prior to the spinoff, and who will be an officer or director of A‑Mark immediately after the spinoff, has tendered to SGI his or her resignation, effective upon the deregistration of the SGI shares under the Securities Exchange Act, other than Gregory N. Roberts, who will remain an officer and director of SGI, and Carol Meltzer, who will remain an officer and become a director of SGI (however, Mr. Roberts and Ms. Meltzer will be employees of A-Mark and will not be employees of SGI); and
• our amended and restated certificate of incorporation and amended and restated bylaws, each in substantially the form filed as an exhibit to the Registration Statement, will be in effect.
The fulfillment of these conditions will not create any obligation on the part of SGI to effect the spinoff.  Even if all the conditions are satisfied, SGI will not be obligated to complete the spinoff.  At any time prior to the distribution, the board of directors of SGI may determine, in its sole discretion, that the spinoff is not in the best interests of SGI or its shareholders, or that market conditions are such that it is not advisable to effect the distribution, or it may determine to abandon the spinoff for another reason. In addition, SGI may at any time until the distribution decide to modify or change the terms of the distribution, including by delaying the timing of the consummation of the distribution.  If SGI makes any material change to the terms of the spinoff prior to the distribution, we will amend the Registration Statement or supplement this Prospectus as appropriate. Each of these conditions are waivable by the SGI board of directors.

Regulatory Requirements
We are not aware of any material federal or state regulatory requirements that must be complied with or any material approvals that must be obtained, other than compliance with SEC rules and regulations and the declaration of effectiveness of the Registration Statement by the SEC, in connection with the distribution.

Right to Abandon or Modify the Terms of the Spinoff
The fulfillment of the conditions to the spinoff will not create any obligation on the part of SGI to effect the spinoff. Even if all the conditions are satisfied, at any time prior to the distribution, the board of directors of SGI may determine, in its sole discretion, that the spinoff is not in the best interests of SGI or its shareholders, or that market conditions are such that it is not advisable to effect the distribution, or it may determine to abandon the spinoff for another reason. In addition, SGI may at any time until the distribution decide to modify or change the terms of the distribution, including by delaying the timing of the consummation of the distribution. If SGI makes any material change to the terms of the spinoff prior to the distribution, we will amend the Registration Statement or supplement this Prospectus as appropriate.

Trading Market and Symbol
We intend to list our common stock on the NASDAQ Global Select Market under the symbol “AMRK” and expect that trading will begin the first trading day after the completion of the distribution. We do not plan to have a “when-issued” market for our common stock prior to the distribution.

Dividend Policy
We have as yet made no determination regarding our policy on the payment of dividends. We expect that, following the spinoff, our board or directors will make a determination on the payment of regular dividends based upon our financial performance, need for operating liquidity, applicable covenants in our financing agreements, business development and expansion programs, market expectations and other relevant factors.

Tax Consequences to SGI Shareholders
Assuming that the spinoff qualifies as a tax-free transaction under Section 355 of the Internal Revenue Code, SGI shareholders will not recognize any gain or loss for U.S. federal income tax purposes solely as a result of the distribution except with respect to any cash received in lieu of fractional shares. See “Material U.S. Federal Income Tax Consequences” in this Prospectus for a more detailed description of the U.S. federal income tax consequences of the distribution. Each shareholder is urged to consult his, her or its tax advisor as to the specific tax consequences of the distribution to that shareholder, including the effect of any state, local or non-U.S. tax laws and of changes in applicable tax laws.

Transfer Agent	After the distribution, the transfer agent for our common stock will be American Stock Transfer and Trust Company, New York, NY.
Distribution Agent	The distribution agent for the spinoff will be American Stock Transfer and Trust Company, New York, NY.
Risk Factors
You should carefully consider the matters discussed under the section entitled “Risk Factors,” including detailed risks relating to our business generally, our common stock and the distribution, and the spinoff, in evaluating the Company and our common stock.

QUESTIONS AND ANSWERS ABOUT THE COMPANY AND THE SPINOFF

Set forth below are commonly asked questions and answers about the spinoff and related transactions. You should read the section entitled “The Spinoff” beginning on page 23 of this Prospectus, and the other information in this Prospectus, for a more detailed description of the matters described below.
Q:    What is the spinoff?
A:     A-Mark is currently wholly-owned by SGI. The spinoff is the transaction separating A-Mark from SGI that will result in SGI shareholders owning all of the common stock of A-Mark. The spinoff will be effected on the distribution date by the pro rata distribution of the A-Mark common stock to SGI shareholders.
Following the spinoff, we will be a publicly traded company independent from SGI, and SGI will not retain any ownership interest in us.
Q:    What is A-Mark’s business?
A:    A-Mark is a full-service precious metals trading company, and an official distributor for many government mints throughout the world. We offer gold, silver, platinum and palladium in the form of bars, plates, powder, wafers, grain, ingots and coins. Our Industrial unit services manufacturers and fabricators of products utilizing or incorporating precious metals. Our Coin & Bar unit deals in over 200 coin and bar products in a variety of weights, shapes and sizes for distribution to dealers and other qualified purchasers. We have trading centers in Santa Monica, California and Vienna, Austria for buying and selling precious metals. In addition to wholesale and trading activity, A-Mark offers its customers a variety of services, including financing, consignment and various customized financial programs. As a U.S. Mint-authorized purchaser of gold, silver and platinum coins, A-Mark purchases product directly from the U.S. Mint, and it also purchased products from other sovereign mints for sale to its customers.
Through our subsidiary Collateral Finance Corporation, referred to as CFC, a licensed California Finance Lender, we offer loans collateralized by numismatic and semi-numismatic coins and bullion to coin and metal dealers, investors and collectors. All loans made by CFC are collateralized with loan-to-value ratios—principal loan amount divided by the liquidation value of the collateral – of, in most cases, 50% to 80%. The loans have fixed interest rates, based on prevailing rates at the relevant time, and maturities from three to twelve months. Through our Transcontinental Depository Services subsidiary, referred to as TDS, we offer a variety of managed storage options for precious metals products to financial institutions, dealers, investors and collectors around the world.
A-Mark’s principal executive offices are located at 429 Santa Monica Blvd., Suite 230, Santa Monica, CA 90401, tel. (310) 587-1477. Our website address is www.amark.com.
Q:    What are the reasons for the spinoff?
A:    SGI’s board of directors has determined that pursuing a disposition of A-Mark through a spinoff is in the best interests of SGI and its shareholders, and that separating A-Mark from SGI would provide, among other things, operational, managerial and market benefits to both A-Mark and SGI, including but not limited to the following expected benefits:

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Strategic Focus and Flexibility. The precious metals trading business of A-Mark and the collectibles business of SGI have different business models, require personnel with different skill sets and have different growth opportunities. SGI’s board of directors believes that following the spinoff, A-Mark and SGI will each be better positioned to focus on their own needs, and be better able to dedicate resources to pursue appropriate growth opportunities and execute strategic plans best suited to their respective businesses.

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Focused Management. The spinoff will allow management of each company to devote its time and attention to the development and implementation of corporate strategies and policies that are based primarily on the specific business characteristics of the respective companies.

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Overhead Allocation. The spinoff will rationalize the allocation of overhead between the two companies. Currently, A-Mark supports the public company expense of both companies, an expense that the SGI Board believes is not justified for the collectibles business because of its smaller size. The spinoff will allow SGI to deregister under the Securities Exchange Act through a reverse stock split, which it currently intends to do following the spinoff.

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Alignment of Compensation Incentives. The spinoff will allow each company to design more tailored compensation structures that better reflect its strategies, policies, and business characteristics. In particular, in the case of A-Mark, separate equity-based compensation arrangements should more closely align the interests of management with the interests of shareholders and more directly incentivize the employees of A-Mark, which will allow A-Mark to more efficiently recruit and retain its employees.

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Improved Market Presence. SGI’s board of directors believes that the spinoff will increase investor understanding of A‑Mark and its market position within its industry, while also allowing for a more natural and interested investor base. Separating A-Mark from SGI also allows investors to make independent decisions with respect to each of SGI and A-Mark based on, among other factors, their different business models, strategies and industries.

•	Acquisition Currency. The spinoff will also provide A‑Mark with its own publicly traded equity currency for pursuing acquisitions tailored to its business and business strategy.

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Enhanced Visibility and Respectability. The SGI board believes that, as a standalone public company, A-Mark will have greater visibility and enhanced respectability among its customers, suppliers and trading counterparties. The SGI board is hopeful that, in addition to being a business driver, this visibility will lead to debt and equity financing opportunities to support the growth of the precious metals trading business.

Q:    Why is the separation of A-Mark structured as a spinoff?
A:     SGI believes that a tax-free distribution of our common stock for U.S. federal income tax purposes is the most efficient way to separate our business from SGI in a manner that will improve flexibility and benefit both SGI and us.
Q:    What will I receive in the spinoff?
A:    As a holder of SGI common stock, you will receive a distribution of one share of A-Mark common stock for every four shares of SGI common stock held by you on the record date for the distribution. This is referred to as the distribution ratio. SGI shareholders that own less than four shares of SGI common stock will not receive any A-Mark shares and instead will receive cash in lieu of the fractional share to which they would otherwise be entitled. See “The Spinoff.”
Q:    How was the distribution ratio determined?
A:    The distribution ratio was determined by the board of directors of SGI, in consultation with its advisors, with a view to satisfying the minimum price requirements of The NASDAQ Stock Market, otherwise providing for a trading price in a range that will be attractive to investors and there being a sufficient number of outstanding shares for a liquid trading market. The distribution ratio was not determined on the basis of any specific formula.
Q:    How many shares will be distributed in the spinoff?
A:     Approximately 7,781,697 shares of our common stock will be distributed in the spinoff, based on the number of shares of SGI common stock outstanding as of the record date and the distribution ratio. This will represent 100% of A‑Mark’s outstanding capital stock and voting power immediately following the spinoff. For more information on the shares being distributed in the spinoff, see “Description of Our Capital Stock.” For information on certain stock options and other equity awards to be granted by A-Mark at the time of the distribution, see “Executive Compensation – Treatment of Equity-Based Compensation as a Result of the Spinoff.”
Q:    How will the A-Mark shares be distributed?
A:    If you currently hold your SGI shares “in street name,” that is in a securities account with a bank, broker or other financial institution, your A-Mark shares will be deposited to the same account in accordance with the practices and procedures of the Depository Trust Company. If you are a holder of record of SGI shares, your A‑Mark shares will be distributed to you through A‑Mark’s direct registration system, and you should receive an account statement showing your ownership of the shares within ten business days after the distribution. See “The Spinoff— Manner of Effecting the Spinoff.”
Q:    How will fractional shares be treated in the spinoff?
A:    No fractional shares will be distributed to SGI shareholders in connection with the spinoff. Instead, the distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to each SGI shareholder who would otherwise have been entitled to receive a fractional share in the distribution. See “The Spinoff—Manner of Effecting the Spinoff.”

The receipt of cash in lieu of fractional shares generally will be taxable to the recipient shareholders that are subject to U.S. federal income tax as described in “Material U.S. Federal Income Tax Consequences.”
Q:    What is the record date for the distribution?
A:    Record ownership will be determined as of the close of business on February 12, 2014, which we refer to as the record date.
Q:    When will the distribution occur?
A:    The distribution date for the spinoff is expected to be February 28, 2014. We expect that it will take the distribution agent up to ten business days after the distribution date to fully distribute the shares of our common stock, and cash for fractional shares, to SGI shareholders. However, shareholders will be deemed to own their shares of A-Mark common stock as of the distribution date.
Q:    What do SGI shareholders need to do to participate in the distribution?
A:    Shareholders who hold SGI common stock as of the record date will not be required to take any action to receive our common stock in the distribution or a cash payment in respect to any fractional shares. No shareholder approval of the distribution is required or sought. You will not be required to make any payment, surrender or exchange any of your shares of SGI common stock or take any other action to participate in the distribution. However, we urge you to read this document carefully.
Q:    What will happen to the SGI shares?
A:    The spinoff will not affect the shareholdings or the proportionate interests of SGI shareholders in SGI. However, if the spinoff is consummated, SGI intends to reduce the number of record holders of its common stock to fewer than 300 and to terminate the registration of its common stock under Section 12(g) of the Securities Exchange Act of 1934. SGI intends to do this by means of an amendment to its certificate of incorporation, in which the shares of SGI common stock will be reverse split in the ratio of one to 1,000 As a result, SGI shareholders who own 999 or fewer shares of SGI common stock will cease to be shareholders of SGI and will receive $0.65 in cash for each SGI share that they previously owned. SGI will then file a Form 15 with the SEC to terminate the registration of its shares under the Securities Exchange Act, with the result that SGI will no longer be required to file periodic and other reports with the SEC. It is expected that the SGI common stock will be quoted on the OTC Pink marketplace under the symbol “SPGZ” following the deregistration of its shares under the Securities Exchange Act.
SGI intends to schedule a special meeting of SGI shareholders to approve the amendment to its certificate of incorporation. SGI has filed a Schedule 13E-3 with SEC concerning the reverse stock split and the deregistration, and will be separately distributing to its shareholders proxy materials for the special meeting.
The reverse stock split will occur only after the distribution is consummated. Accordingly, all SGI shareholders will receive A‑Mark common stock in the spinoff even if they will cease to be SGI shareholders as a result of the reverse split, unless they own fewer than four shares of SGI common stock.
Q:    Will the spinoff affect the trading price of the SGI common stock?
A:    The trading price of SGI common stock following the distribution should be lower than immediately prior to the distribution because the trading price will no longer reflect the value of the common stock of A-Mark that is being spun-off in the distribution. The price of the SGI common stock may also be affected by the prospect of its deregistration under the Securities Exchange Act and other factors. In addition, the price of the SGI common stock may be more volatile following the spinoff, until the market participants have fully analyzed the value of SGI without A-Mark.
Q:    How will the SGI common stock trade prior to the spinoff?
A:    Up to and including the distribution date, SGI common stock will trade on the “regular-way market”, meaning that the stock will trade with the buyer being entitled to shares of A-Mark common stock distributed pursuant to the distribution. See “The Spin Off-Trading and Listing-Trading of SGI Common Stock.”
Q:    What if I want to sell my SGI common stock or my shares of A-Mark common stock?
A:    You should consult with your financial advisor, such as your stockbroker, bank or tax advisor. Neither SGI nor A-Mark makes any recommendations on the purchase, retention or sale of SGI common stock or the shares of A-Mark common stock to be distributed in the spinoff.

Up to and including the distribution date, the SGI common stock will trade on the “regular-way” market; that is, with an entitlement to shares of A-Mark common stock distributed pursuant to the distribution. SGI common stock will not trade on an ex-distribution market; that is, without an entitlement to shares of A-Mark common stock distributed pursuant to the distribution. Therefore, if you sell SGI common stock up to and including the distribution date, you will be selling your right to receive shares of A-Mark common stock in the distribution. See “The Spinoff-Trading and Listing - Trading of SGI Common Stock.”

Q:    What are the U.S. federal income tax consequences of the spinoff?
A:    SGI has made it a condition to the spinoff that it receive a written opinion of Kramer Levin to the effect that the spinoff will qualify as a tax-free transaction under Section 355 of the Internal Revenue Code and that for U.S. federal income tax purposes, (i) no gain or loss will be recognized by SGI upon the distribution of our common stock in the spinoff, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of SGI common stock upon the receipt of shares of our common stock in the spinoff. These conditions, as well as all other conditions to the spinoff, may be waived by the SGI board of directors in its sole discretion. We expect to receive the opinion of Kramer Levin on or prior to the distribution date.
The tax consequences of the distribution are described in more detail below under “Material U.S. Federal Income Tax Consequences.”
Each SGI shareholder is urged to consult his, her or its tax advisor as to the specific tax consequences of the distribution to that shareholder, including the effect of any state, local or non-U.S. tax laws and of changes in applicable tax laws.
Q:    Does A-Mark intend to pay cash dividends?
A:    We expect that, following the spinoff, our board of directors will make a determination concerning the Company’s dividend policy. A-Mark’s credit facility has certain restrictive financial covenants that require A-Mark to maintain a minimum tangible net worth (as defined) of $25.0 million. Our ability to pay dividends, if our board determined to do so, could be limited as a result of this covenant.
Q:    How will the A-Mark common stock trade?
A:    Currently, there is no public market for our common stock. We intend to list our common stock on the NASDAQ Global Select Market under the symbol “AMRK” and expect that trading will begin the first trading day after the completion of the distribution. We do not plan to have a “when-issued” market for our common stock prior to the distribution. “When-issued” trading in the context of a spinoff refers to a transaction effected on or before the distribution date and made conditionally because the securities of the spun-off entity have not yet been distributed. On the first trading day following the distribution date, we expect that “regular-way” trading will begin. “Regular-way” trading refers to trading after the security has been distributed and typically involves a trade that settles on the third full trading day following the date of the sale transaction. See “The Spinoff—Trading and Listing—Trading and Listing of A-Mark Common Stock.” We cannot predict the trading prices for our common stock or whether an active trading market for our common stock will develop. See “Risk Factors—Risks Relating to Our Common Stock and the Distribution.”
Q:    Do I have appraisal rights?
A:    No. Holders of SGI common stock are not entitled to appraisal rights in connection with the spinoff.
Q:    Are there risks associated with owning the A-Mark common stock?
A:    Our business is subject to both general and specific risks and uncertainties relating to our business. Our business is also subject to risks relating to the spinoff. Following the spinoff, we will also be subject to risks relating to being a publicly traded company independent from SGI. Accordingly, you should read carefully the information set forth in the section entitled “Risk Factors” beginning on page 11 of this Prospectus.
Q:    Can SGI decide to cancel the distribution or modify its terms even if all conditions to the distribution have been met?
A:    Yes. SGI may terminate the distribution at any time prior to the distribution date (even if all the conditions to the spinoff are satisfied). Also, SGI may modify or change the terms of the distribution, including by delaying the timing of the consummation of all or part of the distribution. If SGI makes any material change to the terms of the spinoff prior to the distribution, we will amend the Registration Statement or supplement this Prospectus as appropriate.

Q:    Where can I get more information?
A:    If you have any questions relating to the mechanics of the distribution, you should contact the distribution agent at:
American Stock Transfer and Trust Company
59 Maiden Lane
New York, NY 10038
(Toll free) (800) 937-5449
(International) (718) 921-8200
(Email) info@amstock.

RISK FACTORS
You should carefully consider the risks described below, together with all of the other information included in this Prospectus, in evaluating the Company and our common stock. The following risk factors could adversely affect our business, results of operations, financial condition and stock price.
Risks Relating to Our Business Generally
Our business is heavily dependent on our credit facility.
Our business depends substantially on our ability to obtain financing for our operations. A-Mark’s borrowing facility, which we refer to as the Trading Credit Facility, provides A-Mark and CFC with the liquidity to buy and sell billions of dollars of precious metals annually. The Trading Credit Facility is a demand facility with a variable rate interest in which five lending institutions participate.  A-Mark routinely uses the Trading Credit Facility to purchase metals from its suppliers and for operating cash flow purposes.  Our CFC subsidiary also uses the facility to finance its lending activities.

An institutional participant in the Trading Credit facility can withdraw at any time on written notice to the Company.  The loss of one or more of the lines under the Trading Credit Facility, and the failure of A-Mark to replace those lines, would reduce the financing available to the Company and could limit our ability to conduct our business, including the lending activity of our CFC subsidiary.  There can be no assurance that we could procure replacement financing if all or part of the Trading Credit Facility were terminated, on commercially acceptable terms and on a timely basis, or at all.

Because the Trading Credit Facility is a demand facility, the lenders may require us to repay the indebtedness outstanding under the facility at any time.  They may require repayment of the indebtedness even if we are in compliance with the financial and other covenants under the Trading Credit Facility.  If the lenders were to demand repayment, we may not at the time have the financial resources to comply. As of September 30, 2013, the maximum available amount to borrow under the Trading Credit Facility was $170.0 million. Borrowings totaled $99.7 million so that the amounts available under the Trading Credit Facility was $70.3 million.

Because interest under the Trading Credit Facility is variable, we are subject to fluctuations in interest rates and we may not be able to pass along to our customers and borrowers some or any part of an increase in the interest that we are required to pay under the facility. Amounts under the Trading Credit Facility bear interest based on one month LIBOR plus a margin and vary by financial institution. The LIBOR rate was approximately 0.18%, 0.19% and 0.24% as of September 30, 2013, June 30, 2013 and June 30, 2012, respectively.

A change in the rates of interest charged by the lenders could adversely impact our profitability in a number of ways.

•
The prices that we charge our trading customers include an interest carrying factor that reflects our cost of funds. The trading business is highly price competitive, and characterized by narrow margins. If our cost of funds increases and we cannot pass on the increase to our customers, we will lose sales.

•
We borrow to finance, in part, our inventory of precious metals and coins. If our interest costs increase, we would either have to absorb the increased costs, cutting into our margins, or reduce our inventory levels, which could adversely impact our ability to service our customers.

•
In certain cases, our ability to offer customers financing for their purchases of precious metals and coins at competitive rates is an important factor the customers’ decision to transact with us. The financing we provide to our customers is funded, in part, through the borrowings under our credit facility. If our borrowing costs increase, and our customers are unwilling to finance their purchases at the higher rates, we would lose sales.

We could suffer losses with our financing operations.
We engage in a variety of financing activities with our customers:

•
Receivables from our customers with whom we trade in precious metal products are effectively short-term, non-interest bearing extensions of credit that are, in most cases, secured by the related products maintained in the Company’s possession or by a letter of credit issued on behalf of the customer. On average, these receivables are outstanding for periods of between 8 and 9 days.

•
The Company operates a financing business through CFC that makes secured loans at loan to value ratios—principal loan amount divided by the "liquidation value", as conservatively estimated by management, of the collateral—of, in most cases, 50% to 80%. These loans are both variable and fixed interest rate loans, with maturities from six to twelve months.

•	We make advances to our customers on unrefined metals secured by materials received from the customer. These advances are limited to a portion of the materials received.

•	The Company makes unsecured, short-term, non-interest bearing advances to wholesale metals dealers and government mints.

•	The Company periodically extends short-term credit through the issuance of notes receivable to approved customers at interest rates determined on a customer-by-customer basis.
Our ability to minimize losses on the credit that we extend to our customers depends on a variety of factors, including:

•	our loan underwriting and other credit policies and controls designed to assure repayment, which may prove inadequate to prevent losses;

•
our ability to sell collateral upon customer defaults for amounts sufficient to offset credit losses, which can be affected by a number of factors outside of our control, including (i) changes in economic conditions, (ii) increases in market rates of interest and (iii) changes in the condition or value of the collateral; and

•	the reserves we establish for loan losses, which may prove inadequate.

Our business is dependent on a concentrated customer base.
One of A-Mark's key assets is its customer base. This customer base provides deep distribution of product and makes A-Mark a desirable trading partner for precious metals product manufacturers, including sovereign mints seeking to distribute precious metals coinage or large refiners seeking to sell large volumes of physical precious metals. A-Mark's top three customers represented 20.9%, 11.3% and 1.6%, respectively, of trading revenues for the the three months ended September 30, 2013. For the fiscal year ended June 30, 2013, A-Mark's top three customers represented 11.4%, 11.2%, and 10.7%, respectively of our revenues. If our relationships with these customers deteriorated, or if we were to lose one or more of these customers, our business would be materially adversely affected.
The loss of a government purchaser/distributorship arrangement could materially adversely affect our business.
A-Mark’s business is heavily dependent on its purchaser/distributorship arrangements with various governmental mints. Our ability to offer numismatic coins and bars to our customers on a competitive basis is based on the ability to purchase products directly from a government source. The arrangements with the governmental mints may be discontinued by them at any time. The loss of an authorized purchaser/distributor relationship, including with the U.S. Mint could have a materially adverse effect on our business.
The materials held by A-Mark are subject to loss, damage, theft or restriction on access.
A-Mark has significant quantities of high-value precious metals on site, at third-party depositories and in transit. There is a risk that part or all of the gold and other precious metals held by A-Mark, whether on its own behalf or on behalf of its customers, could be lost, damaged or stolen. In addition, access to A-Mark’s gold could be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). Although we maintain insurance on terms and conditions that we consider appropriate, we may not have adequate sources of recovery if our precious metals inventory is lost, damaged, stolen or destroyed, and recovery may be limited. Among other things, our insurance policies exclude coverage in the event of loss as a result of terrorist attacks or civil unrest.
Our business is subject to the risk of fraud and counterfeiting.
The precious metals (particularly bullion) business is exposed to the risk of loss as a result of “materials fraud” in its various forms. We seek to minimize our exposure to this type of fraud through a number of means, including third-party authentication and verification, reliance on our internal experts and the establishment of procedures designed to detect fraud. However, there can be no assurance that we will be successful in preventing or identifying this type of fraud, or in obtaining redress in the event such fraud is detected.
Our business is influenced by political conditions and world events.
The precious metals business is especially subject to global political conditions and world events. Precious metals are viewed by some as a secure financial investment in times of political upheaval or unrest, particularly in developing economies, which may drive up pricing. The volatility of the commodity prices for precious metals is also likely to increase in politically uncertain times. Conversely, during periods of relative international calm precious metal volatility is likely to decrease, along with demand, and the prices of precious metals may retreat. Because our business is dependent on the volatility and pricing of precious metals, we are likely to be influenced by world events more than businesses in other economic sectors.
We have significant operations outside the United States.
We derive over 15% of our revenues from business outside the United States, including from customers in developing countries. Business operations outside the U.S. are subject to political, economic and other risks inherent in operating in foreign countries. These include risks of general applicability, such as the need to comply with multiple regulatory regimes; trade protection measures and import or export licensing requirements; and fluctuations in equity, revenues and profits due to changes in foreign currency exchange rates. Currently, we do not conduct substantial business with customers in developing countries. However, if our business in these areas of the world were to increase, we would also face risks that are particular to developing countries, including the difficulty of enforcing agreements, collecting receivables; protecting inventory and other assets through foreign legal systems; limitations on the repatriation of earnings; currency devaluation and manipulation of exchange rates; and high levels of inflation.
We try to manage these risks by monitoring current and anticipated political, economic, legal and regulatory developments in the Company’s outside the United States in which we operate or have customers and adjusting operations as appropriate, but there can be no assurance that the measures we adopt will be successful in protecting the Company’s business interests.
We are dependent on our key management personnel and our trading experts.
Our performance is dependent on our senior management and certain other key employees. We have employment agreements with Greg Roberts, our CEO, and with three other employees, our president, a senior vice president and our chief operating officer. These employment agreements all expire at the end of fiscal 2016. These and other employees have expertise in the trading markets, have industry-wide reputations, and perform critical functions for our business. We cannot offer assurance that we will be able to negotiate acceptable terms for the renewal of the employment agreements or otherwise retain our key employees. Also, there is significant competition for skilled precious metals traders and other industry professionals. The loss of our current key officers and employees, without the ability to replace them, would materially and adversely affect our business.
We are focused on growing our business, but there is no assurance that we will be successful.
We expect to grow both organically and through opportunistic acquisitions. We have devoted considerable time, resources and efforts over the past few years to our growth strategy. These efforts have placed, and are expected to continue to place, demands on our management and other personnel and resources, and have required, and will continue to require, timely and continued investment in facilities, personnel and financial and management systems and controls. We may not be successful in implementing our growth initiatives, which could adversely affect our business.
Liquidity constraints may limit our ability to grow our business.
To accomplish our growth strategy, we will require adequate sources of liquidity to fund both our existing business and our expansion activity. Currently, our sources of liquidity are the cash that we generate from operations and our borrowing availability under the Trading Credit Facility. There can be no assurance that these sources will be adequate to support the growth that we are hoping to achieve or that additional sources of financing for this purpose, in the form of additional debt or equity financing, will be available to us, on satisfactory terms or at all. Also, the Trading Credit Facility contains, and any future debt financing is likely to contain, various financial and other restrictive covenants. The need to comply with these covenants may limit our ability to implement our growth initiatives.
We expect to grow in part through acquisitions, but an acquisition strategy entails risks.
We expect to grow in part through acquisitions. We will consider potential acquisitions of varying sizes and may, on a selective basis, pursue acquisitions or consolidation opportunities involving other public companies or privately held companies. However, it is possible that we will not realize the expected benefits from our acquisitions or that our existing operations will be adversely affected as a result of acquisitions. Acquisitions entails certain risks, including: unrecorded liabilities of acquired companies that we fail to discover during our due diligence investigations; difficulty in assimilating the operations and personnel of the acquired company within our existing operations or in maintaining uniform standards; loss of key employees of the acquired company; and strains on management and other personnel time and resources both to research and integrate acquisitions.
We expect to pay for future acquisitions using cash, capital stock, notes and/or assumption of indebtedness. To the extent that our existing sources of cash are not sufficient to fund future acquisitions, we will require additional debt or equity financing and, consequently, our indebtedness may increase or shareholders may be diluted as we implement our growth strategy.
We are subject to government regulations, and the cost of compliance could increase.
There are various federal, state, local and foreign laws, ordinances and regulations that affect our trading business. For example, we are required to comply with a variety of anti-money laundering and know-your customer rules in response to the USA Patriot Act.
The SEC has promulgated final rules mandated by the Dodd-Frank Act regarding disclosure of the use of tin, tantalum, tungsten and gold, known as conflict minerals, in products manufactured by public companies. These new rules require due diligence to determine whether such minerals originated from the Democratic Republic of Congo (the DRC) or an adjoining country and whether such minerals helped finance the armed conflict in the DRC. The first conflict minerals report required by the new rules is due by May 31, 2014 and annually thereafter. There will be costs associated with complying with these disclosure requirements, including costs to determine the origin of gold used in our products. In addition, the implementation of these rules could adversely affect the sourcing, supply and pricing of gold used in our products. Also, we may face disqualification as a supplier for customers and reputational challenges if the due diligence procedures we implement do not enable us to verify the origins for the gold used in our products or to determine that the gold is conflict free.
CFC operates under a California Finance Lenders License issued by the California Department of Corporations. CFC is required to submit a finance lender law annual report to the state which summarizes certain loan portfolio and financial information regarding CFC. The Department of Corporations may audit the books and records of CFC to determine whether CFC is in compliance with the terms of its lending license.
There can be no assurance that the regulation of our trading and lending businesses will not increase or that compliance with the applicable regulations will not become more costly or require us to modify our business practices.
We operate in a highly competitive industry.
The business of buying and selling precious metals is global and highly competitive. The Company competes with precious metals trading firms and banks throughout North America, Europe and elsewhere in the world, some of whom have greater financial and other resources, and greater name recognition, than the Company. We believe that, as a full service firm devoted exclusively to precious metals trading, we offer pricing, product availability, execution, financing alternatives and storage options that are attractive to our customers and allow us to compete effectively. We also believe that our purchaser/distributorship arrangements with various governmental mints give us a competitive advantage in our coin distribution business. However, given the global reach of the precious metals trading business, the absence of intellectual property protections and the availability of numerous, evolving platforms for trading in precious metals, we cannot assure you that A-Mark will be able to continue to compete successfully or that future developments in the industry will not create additional competitive challenges.
We rely extensively on computer systems to execute trades and process transactions, and we could suffer substantial damages if the operation of these systems were interrupted.
We rely on our computer and communications hardware and software systems to execute a large volume of trading transactions each year. It is therefore critical that we maintain uninterrupted operation of these systems, and we have invested considerable resources to protect our systems from physical compromise and security breaches and to maintain backup and redundancy. Nevertheless, our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, security breaches, including breaches of our transaction processing or other systems, catastrophic events such as fires, tornadoes and hurricanes, and usage errors by our employees. If our systems are breached, damaged or cease to function properly, we may have to make a significant investment to fix or replace them, we may suffer interruptions in our ability to provide quotations or trading services in the interim, and we may face costly litigation.
We are in the process of developing an electronic trading platform that will allow our customers to place orders with us using a computerized interface. While we believe that this platform will offer many advantages to us and our customers in terms of efficiency and ease of operation, there can be no assurance that we will be successful in implementing this platform, in a manner that will be attractive to our customers or at all. Also, as in any new systems, we may experience operational difficulties with the platform in the early stages of its use, which could adversely affect relationships with our customers.
If our customer data were breached, we could suffer damages and loss of reputation.
By the nature of our business, we maintain significant amounts of customer data on our systems. Moreover, certain third party providers have access to confidential data concerning the Company in the ordinary course of their business relationships with the Company. In recent years, various companies, including companies that are significantly larger than us, have reported breaches of their computer systems that have resulted in the compromise of customer data. Any significant compromise or breach of customer or company data held or maintained by either the Company or our third party providers could significantly damage our reputation and result in costs, lost trades, fines and lawsuits. The regulatory environment related to information security and privacy is increasingly rigorous, with new and constantly changing requirements applicable to our business, and compliance with those requirements could result in additional costs. There is no guarantee that the procedures that we have implemented to protect against unauthorized access to secured data are adequate to safeguard against all data security breaches.
Risks Relating to Commodities
A-Mark’s business is heavily influenced by volatility in commodities prices.
A primary driver of A-Mark’s profitability is volatility in commodities prices, which lead to wider bid and ask spreads. Among the factors that can impact the price of precious metals are supply and demand of precious metals; political, economic, and global financial events; movement of the U.S. dollar versus other currencies; and the activity of large speculators such as hedge funds. If commodity prices were to stagnate, there would likely be a reduction in trading activity, resulting in less demand for the services A-Mark provides, which could materially adversely affect our business, liquidity and results of operations.
This volatility may drive fluctuation of our revenues, as a consequence of which our results for any one period may not be indicative of the results to be expected for any other period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Our business is exposed to commodity price risks, and our hedging activity to protect our inventory is subject to risks of default by our counterparties.
A-Mark’s precious metals inventories are subject to market value changes created by change in the underlying commodity price, as well as supply and demand of the individual products the Company trades. In addition, open purchase and sale commitments are subject to changes in value between the date the purchase or sale is fixed (the trade date) and the date metal is delivered or received (the settlement date). A-Mark seeks to minimize the effect of price changes of the underlying commodity through the use of financial derivative instruments, such as forward and futures contracts. A-Mark’s policy is to remain substantially hedged as to its inventory position and its individual purchase and sale commitments. A-Mark’s management monitors its hedged exposure daily. However, there can be no assurance that these hedging activities will be adequate to protect the Company against commodity price risks associated with A-Mark’s business activities.
Furthermore, even if we are fully hedged as to any given position, there is the risk of default by our counterparties to the hedge. Any such default could have a material adverse effect on our financial position and results of operations.
Increased commodity pricing could limit the inventory that we are able to carry.
We maintain a large and varied inventory of precious metal products, including bullion and coins, in order to support our trading activities and provide our customers with superior service. The amount of inventory that we are able to carry is constrained by the borrowing limitations and working capital covenants under our credit facility. If commodity prices were to rise substantially, and we were unable to modify the terms of our credit facility to compensate for the increase, the quantity of product that we could finance, and hence maintain, in our inventory would fall. This would likely have a material adverse effect on our operations.

The Dodd-Frank Act could adversely impact our use of derivative instruments to hedge precious metal prices and may have other adverse effects on our business.
On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires the Commodity Futures Trading Commission to promulgate rules and regulations implementing the new legislation, including with respect to derivative contracts on commodities. This legislation and any implementing regulations could significantly increase the cost of some commodity derivative contracts (including through requirements to post collateral, which could adversely affect our available liquidity), materially alter the terms of some commodity derivative contracts, reduce the availability of some derivatives to protect against risks, reduce our ability to monetize or restructure our existing commodity derivative contracts and potentially increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives as a result of the Dodd-Frank legislation and regulations, we would be exposed to inventory and other risks associated with fluctuations in commodity prices. Also, if the Dodd-Frank legislation and regulations result in less volatility in commodity prices, our revenues could be adversely affected.
We rely on the efficient functioning of commodity exchanges around the world, and disruptions on these exchanges could adversely affect our business.
The Company buys and sells precious metals contracts on commodity exchanges around the world, both in support of its customer operations and to hedge its inventory and transactional exposure against fluctuations in commodity prices. The Company’s ability to engage in these activities would be compromised if the exchanges on which the Company trades or any of their clearinghouses were to discontinue operations or to experience disruptions in trading, due to computer problems, unsettled markets or other factors. The Company may also experience risk of loss if futures commission merchants or commodity brokers with whom the Company deals were to become insolvent or bankrupt.
Risks Relating to Our Common Stock and the Distribution
Becoming a public company will increase our expenses and administrative burden, in particular in order to bring our Company into compliance with certain provisions of the Sarbanes Oxley Act of 2002 to which we are not currently subject.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. These increased costs and expenses may arise from various factors, including financial reporting costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act of 2002). Currently we bear some such costs as a subsidiary of SGI, but following the spinoff we will be responsible for all such costs with respect to our business. Also, in anticipation of becoming a public company, we are required to create or revise the documentation prescribing the roles and duties of our board and committee members, adopt additional internal controls and disclosure controls and procedures, retain a transfer agent and adopt an insider trading and other policies and procedures, in compliance with our obligations under the securities laws.
Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, and related regulations implemented by the SEC and NASDAQ have created uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. We are currently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs. Applicable laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.
Currently, our directors are officers either of A-Mark or SGI, and our directors and officers are covered by the directors and officers insurance policy of SGI. Following the spinoff, our board will consist almost entirely of independent directors, and we will be required to obtain our own insurance coverage for our directors and officers. There can be no assurance that we will be able to obtain such insurance with coverage limits and other terms that will enable us to attract and retain qualified officers and qualified persons to serve on our board of directors and its committees, particularly to serve on our audit committee.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of Sarbanes-Oxley could have a material adverse effect on our business.
As a public company, we will be required to document and test our internal control over financial reporting in order to satisfy the requirements of Section 404 of Sarbanes-Oxley, which will require annual management assessments of the effectiveness of our internal control over financial reporting, beginning with our annual report on Form 10-K for the year ending June 30, 2015. As a subsidiary of SGI, which is currently a public company whose common stock is registered under the Securities Exchange Act, we participate in SGI’s program for maintaining controls over financial reporting. Following the spinoff, however, we will be required to implement standalone policies and procedures to comply with the requirements of Section 404. Also, unless we are not categorized as an accelerated filer, which would be the case if the market value of our common stock held by non-affiliates as of our most recently completed second quarter is less than $75 million, we will also be required to obtain a report by our independent registered public accounting firm that addresses the effectiveness of internal control over financial reporting. As a smaller reporting company, SGI is not required to obtain and file such reports.
During the course of our testing of our internal controls and procedures, we may identify deficiencies which we may not be able to remediate in time to meet our deadline for compliance with Section 404. Testing and maintaining internal controls can divert our management’s attention from other matters that are also important to the operation of our business. We also expect that the imposition of these regulations will increase our legal and financial compliance costs and make some activities more difficult, time consuming and costly. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. If we are unable to conclude that we have effective internal controls over financial reporting, then investors could lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our common stock. In addition, if we do not maintain effective internal controls, we may not be able to accurately report our financial information on a timely basis, which could harm the trading price of our common stock, impair our ability to raise additional capital, or jeopardize our continued listing on the NASDAQ Global Select Market or any other stock exchange on which common stock may be listed. We are in the process of enhancing our internal controls over financial reporting but there can be no assurance that our controls will function as intended.
We have identified a material weakness in our internal control over financial reporting, and our business and stock price may be adversely affected if we do not adequately address this weakness or if we have other material weaknesses or significant deficiencies in our internal control over financial reporting.

The Company has in the past operated with inadequate and insufficient accounting and finance resources to ensure timely and reliable financial reporting.  As a result of this material weakness, the Company's management has concluded that, as of June 30, 2013, its internal control over financial reporting was not effective. To remediate this material weakness, during fiscal 2014, we intend to:

•	Determine the appropriate complement of corporate accounting and finance personnel required to ensure timely and reliable financial reporting;

•	Hire the requisite additional personnel and/or contractors with public company accounting and reporting experience, and;

•
Organize and design our internal review and evaluation process to include more formal management oversight of the methods and review procedures utilized and the conclusions reached, including for purposes of evaluating and ensuring the sufficiency of accounting resources.

We can give no assurance that the measures we take will remediate the material weakness that we identified or that any additional material weaknesses will not arise in the future. We will continue to monitor the effectiveness of these and other processes, procedures and controls and will make any further changes management determines appropriate.

The existence of one or more other material weaknesses or significant deficiencies could result in errors in our financial statements, and substantial costs and resources may be required to rectify any internal control deficiencies. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, the market price of our stock could decline significantly, we may be unable to obtain additional financing to operate and expand our business, and our business and financial condition could be adversely affected.

We may not be able to or may choose not to pay dividends.

We expect that, following the spinoff, our board of directors will make a determination concerning the Company’s dividend policy, and we cannot at this time predict whether our board will institute a policy of regular dividends. Further, our current credit arrangements contain restrictions on the payment of dividends. As a result, you may not receive any return on an investment in our capital stock in the form of dividends, and may only obtain an economic benefit from the common stock only after an increase in its trading price and only by selling the common stock.

There currently exists no market for our common stock, and an active trading market for our common stock may not develop.
There is currently no public market for our common stock. We intend to list our common stock on the NASDAQ Global Select Market under the symbol “AMRK” and expect that trading will begin the first trading day after the completion of the distribution. We do not plan to have a “when-issued” market for our common stock prior to the distribution. There can be no assurance that an active and liquid trading market for our common stock will develop as a result of the spinoff or be sustained in the future. The lack of an active market may make it more difficult for you to sell our shares and could lead to our share price being depressed or more volatile.
Our common stock may have a low trading volume and limited liquidity, resulting from a lack of analyst coverage and institutional interest.
Our common stock may receive limited attention from market analysts. Lack of up-to-date analyst coverage may make it difficult for potential investors to fully understand our operations and business fundamentals, which may limit our trading volume. Such limited liquidity may impede the development of institutional interest in our common stock, and could limit the value of our common stock. Additionally, low trading volumes and lack of analyst coverage may limit your ability to resell your stock.
Our share price, and the value of your investment, may decline after the distribution.
We cannot predict the prices at which our common stock may trade after the spinoff. The market price of our common stock may fluctuate widely, depending on many factors, some of which may be beyond our control. In addition to the factors described above that could affect our business, and therefore our common stock price, the following factors may also contribute to fluctuations in our market price following the distribution:

•
our business profile and market capitalization, which may not fit the investment objectives of some SGI shareholders and, as a result, these SGI shareholders may sell our shares after the distribution;

•	actual or anticipated fluctuations in our operating results due to factors related to our business;

•	success or failure of our business strategy;

•	actual or anticipated changes in the U.S. and global economies;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	our ability to obtain third-party financing as needed;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	the failure of securities analysts to cover our common stock after the spinoff;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of comparable companies;

•	overall market fluctuations;

•	changes in laws and regulations affecting our business;

•	actual or anticipated sales or distributions of our capital stock by our officers, directors or certain significant shareholders;

•	terrorist acts or wars; and

•	general economic and market conditions.
These factors could affect the price of the A-Mark stock differently than their effect, to the extent applicable, on the SGI common stock had the spinoff not taken place. If the market price for our common stock were to decline following the distribution, the value of your investment would decline, although it might not have done so, or might not have done so to the same extent, had the spinoff not occurred.

Substantial sales of common stock may occur in connection with the spinoff, which could cause the price of our common stock to decline.
Although we have no actual knowledge of any plan or intention on the part of any significant shareholder to sell our capital stock following the spinoff, it is possible that some shareholders, possibly including our significant shareholders, will sell shares of our capital stock if, for reasons such as our business profile or market capitalization as a company independent from SGI, we do not fit their investment objectives. Sales of a substantial number of shares of common stock could adversely affect the market price of our common stock and could impair our future ability to raise capital through an offering of our equity securities.
The common stock held by our “affiliates” may be sold in the public market only if registered or if the holders thereof qualify for an exemption from registration under Rule 144 under the Securities Act, summarized under “Shares Eligible for Future Sale.” Individuals who may be considered our affiliates after the spinoff include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers.
Provisions in our Certificate of Incorporation and Bylaws and of Delaware law may prevent or delay an acquisition of the Company, which could decrease the trading price of our common stock.
Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective at the time of the distribution and Delaware law contain certain anti-takeover provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company without negotiating with our board of directors. Such provisions could limit the price that certain investors might be willing to pay in the future for the Company’s securities. Certain of such provisions allow the Company to issue preferred stock with rights senior to those of the common stock, impose various procedural and other requirements which could make it more difficult for shareholders to effect certain corporate actions and set forth rules regarding how shareholders may present proposals or nominate directors for election at shareholder meetings.
We believe these provisions protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board and by providing our board with more time to assess any acquisition proposal. However, these provisions apply even if an acquisition offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our board determines is not in the best interests of our company and our shareholders. Accordingly, in the event that our board determines that a potential business combination transaction is not in the best interests of our Company and our shareholders, but certain shareholders believe that such a transaction would be beneficial to the Company and its shareholders, such shareholders may elect to sell their shares in the Company and the trading price of our common stock could decrease.
Your percentage ownership in the Company will be diluted in the future.
Your percentage ownership in A-Mark potentially will be diluted in the future because of additional equity awards that we expect will be granted to our directors, officers and employees in the future and because of equity awards we intend to grant as part of the replacement and adjustment of outstanding SGI equity awards held by SGI and A-Mark employees and directors. See “Executive Compensation – Treatment of Equity-Based Compensation as a Result of the Spinoff.” We intend to establish equity incentive plans that will provide for the grant of common stock-based equity awards to our directors, officers and other employees. In addition, we may issue equity in order to raise capital or in connection with future acquisitions and strategic investments, which would dilute your percentage ownership.

Our board and management will likely beneficially own a sizeable percentage of our common stock and will therefore have the ability to exert substantial influence as shareholders.
After giving effect to the distribution, members of our board and management are expected to beneficially own over 43% of our outstanding common stock. Acting together in their capacity as shareholders, the board members and management could exert substantial influence over matters on which a shareholder vote is required, such as the approval of business combination transactions. Also because of the size of their beneficial ownership, the board members and management may be in a position effectively to determine the outcome of the election of directors and the vote on shareholder proposals. The concentration of beneficial ownership in the hands of our board and management may therefore limit the ability of our public shareholders to influence the affairs of the Company.
Risks Relating to the Spinoff
If the distribution is determined to be taxable for U.S. federal income tax purposes, our shareholders could incur significant U.S. federal income tax liabilities.
It is a condition to the spinoff that SGI shall have received the written opinion of Kramer Levin, in form and substance reasonably acceptable to SGI, to the effect that the spinoff will qualify as a tax-free transaction under Section 355 of the Internal Revenue Code, and that for U.S. federal income tax purposes (i) no gain or loss will be recognized by SGI upon the distribution of our common stock in the spinoff, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of SGI common stock upon the receipt of shares of our common stock in the spinoff. The opinion of tax counsel is not binding on the Internal Revenue Service or the courts, and there is no assurance that the IRS or a court will not take a contrary position. In addition, the opinion of Kramer Levin will rely on certain representations and covenants to be delivered by SGI and us. If, notwithstanding the conclusions included in the opinion, it is ultimately determined that the distribution does not qualify as tax-free for U.S. federal income tax purposes, each SGI shareholder that is subject to U.S. federal income tax and that receives shares of our common stock in the distribution could be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares. In addition, if the distribution were not to qualify as tax-free for U.S. federal income tax purposes, then SGI would recognize gain in an amount equal to the excess of the fair market value of our common stock distributed to SGI shareholders on the date of the distribution over SGI’s tax basis in such shares. Also, we could have an indemnification obligation to SGI related to its tax liability. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences”
We might not be able to engage in desirable strategic transactions and equity issuances following the distribution because of restrictions relating to U.S. federal income tax requirements for tax-free distributions.
Our ability to engage in significant equity transactions will be limited or restricted after the distribution in order to preserve for U.S. federal income tax purposes the tax-free nature of the distribution by SGI. Even if the distribution otherwise qualifies for tax-free treatment under Section 355 of the Internal Revenue Code, it may be taxable to SGI if 50% or more, by vote or value, of shares of our common stock or SGI’s common stock are acquired or issued as part of a plan or series of related transactions that includes the distribution. For this purpose, any acquisitions or issuances of SGI’s common stock within two years before the distribution, and any acquisitions or issuances of our or SGI’s common stock within two years after the distribution, generally are presumed to be part of such a plan, although we or SGI may be able to rebut that presumption. If an acquisition or issuance of shares of our common stock or SGI’s common stock triggers the application of Section 355(e) of the Code, SGI would recognize a taxable gain to the extent the fair market value of our common stock immediately prior to the distribution exceeds SGI’s tax basis in our common stock at such time.
Under the tax separation agreement, there will be restrictions on our ability to take actions that could cause the distribution to fail to qualify for favorable treatment under the Internal Revenue Code. These restrictions may prevent us from entering into transactions which might be advantageous to us or our shareholders. For a description of the tax separation agreement, see “Certain Relationships and Related Party Transactions—Agreements with SGI—Tax Separation Agreement.”
We may be unable to achieve some or all of the benefits that we expect to achieve from our spinoff from SGI.
As a publicly traded company independent from SGI, we believe that our business will benefit from, among other things, allowing us to better focus our financial and operational resources on our specific business, allowing our management to design and implement corporate strategies and policies that are based primarily on the characteristics and strategic decisions of our business, allowing us to more effectively respond to industry dynamics and allowing the creation of effective incentives for our management and employees that are more closely tied to our business performance. However, we may not be able to achieve some or all of the benefits that we expect to achieve as a company independent from SGI in the time we expect, or at all.

If the spinoff is consummated, SGI intends to deregister its shares under the Securities Exchange Act.
If the spinoff is consummated, SGI intends to reduce the number of record holders of its common stock to fewer than 300 and to terminate the registration of its common stock under Section 12(g) of the Securities Exchange Act. SGI intends to do this by means of an amendment to its certificate of incorporation, in which the shares of SGI common stock will be reverse split in the ratio of one to 1,000. As a result, SGI shareholders who own 999 or fewer shares of SGI common stock will cease to be shareholders of SGI and will receive $0.65 in cash for each SGI share that they previously owned. SGI will then file a Form 15 with the SEC to terminate the registration of its shares under the Securities Exchange Act, with the result that SGI will no longer be required to file periodic and other reports with the SEC. While SGI anticipates that its shares will be quoted on the OTC Pink marketplace under the symbol “SPGZ,” following deregistration, SGI will no longer be required to file periodic reports and other information with the SEC. As a consequence, less information will be available concerning the business and operations of SGI, and the SGI shares may trade at lower prices (adjusted for the stock split) than they otherwise might have traded.
The combined post-distribution value of our common stock and SGI common stock may not equal or exceed the pre-distribution value of SGI common stock.
We cannot assure you that the combined trading prices of SGI common stock, as adjusted for the reverse stock split described above, and our common stock after the distribution, as adjusted for any other changes in the combined capitalization of these companies, will be equal to or greater than the trading price of SGI common stock prior to the distribution. Furthermore, until the market has fully evaluated our business, the price at which shares of our common stock trade may fluctuate significantly.
Our historical consolidated financial information is not necessarily representative of the results we would have achieved as a publicly traded company independent from SGI and may not be a reliable indicator of our future results.
The historical financial information we have included in this Prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a publicly traded company independent from SGI, during the periods presented, or what our results of operations, financial position and cash flows will be in the future when we are independent from SGI. This is primarily because:

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our historical financial information reflects allocations for certain services and expenses historically provided to us by SGI that may not reflect the costs we will incur for similar services in the future as a company independent from SGI; and

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our historical financial information does not reflect changes that we expect to experience in the future as a result of our spinoff from SGI, including changes in the cost structure, personnel needs, financing and operations of our business.

Following the spinoff, we also will be responsible for the additional costs associated with being a publicly traded company independent from SGI, including costs related to corporate governance and public reporting. Accordingly, there can be no assurance that our historical financial information presented herein will be indicative of our future results.
For additional information about our past financial performance and the basis of presentation of our financial statements, see “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included elsewhere in this Prospectus.
SGI has obtained an opinion to the effect that it will be solvent following the spinoff, but there can be no assurance that SGI will not enter insolvency proceedings.
As a condition to the spinoff, SGI will obtain the opinion of its financial advisor that, subject to the limitations and qualifications contained in the opinion, following the distribution, the assets of SGI will exceed its debts (including contingent liabilities) at a fair valuation; SGI should be able to pay its debts (including contingent liabilities) as they become due; and SGI will not have an unreasonably small amount of assets (or capital) for the businesses in which it is engaged or in which its management has indicated it intends to engage. There is no assurance, however, that after the spinoff, SGI will not be subject to bankruptcy or other insolvency proceedings. If that were the case, SGI creditors may allege that SGI was insolvent at the time of the distribution, or was rendered insolvent as a result of the distribution, such that the distribution constituted a fraudulent conveyance, and such creditors could seek to recover the A-Mark shares distributed in the spinoff or their value.
As disclosed in SGI’s Annual Report on Form 10-K, in May 2006, Spanish judicial authorities shut down the operations of Afinsa and began an investigation related to alleged criminal wrongdoing, including money laundering, fraud, tax evasion and criminal insolvency. The Spanish criminal investigation initially focused on Afinsa and certain of its executives and was later expanded to include several former officers and directors of SGI and Central de Compras, including Greg Manning, a former chief executive officer of SGI. The allegations against Afinsa and the certain named individuals relate to the central claim that Afinsa's business operations constituted a fraudulent “Ponzi scheme,” whereby funds received from later investors were used to pay interest to earlier investors, and that the stamps that were the subject of the investment contracts were highly overvalued. Spanish authorities have alleged that Mr. Manning knew Afinsa's business, and aided and abetted in its activity by, among other things, causing SGI to supply allegedly overvalued stamps to Afinsa.
SGI understands that, under Spanish law that, if any of the former officers or directors of SGI or its subsidiary were ultimately found guilty, then, under the principle of secondary civil liability, SGI could be held liable for certain associated damages. In July 2013, the Spanish judicial authorities determined to bring formal charges of indictment against certain persons formerly associated with Afinsa and SGI, including Mr. Manning. The charges include a civil demand for substantial monetary damages. On October 7, 2013, the Spanish court issued an order naming SGI as a party, on a secondary civil liability basis, to the proceedings. SGI has not appeared in the proceedings and is therefore not yet subject to the jurisdiction of the Spanish courts. SGI will not appear unless and until it is adequately served and the Spanish court complies with all other requirements of applicable international treaties. If SGI is brought into the proceedings, it intends to defend its interests vigorously. We cannot, however, predict the outcome of the proceedings, and we cannot assure you that the solvency of SGI could not be deemed to be affected by the proceedings.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING STATEMENTS
Certain statements made in this Prospectus contain forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives.
Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to” and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should” and “could” are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of SGI’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.
The following factors, among others, could cause our actual results, performance or achievements to differ from those set forth in the forward- looking statements:

•	our inability to execute our growth strategy;

•	our inability to maintain the security of customer or company information;

•	the impact of complying with laws and regulations relating to our trading and financing operations;

•	changes in our liquidity and capital requirements;

•	changes in the political or economic environments of the countries in which we do business;

•	the loss of key management or trading personnel;

•	the inability of our historical financial statements to be indicative of our future performance;

•	the impact of increased costs associated with being a public company;

•	our inability to maintain effective internal controls as a public company;

•	our inability or determination not to pay dividends;

•	low trading volume of our capital stock due to limited liquidity or a lack of analyst coverage;

•	the ability of our principal shareholders to exert substantial control over us or prevent a change of control;

•	the costs to shareholders in the event the spinoff is determined to be taxable for U.S. federal income tax purposes;

•	our inability to engage in desirable strategic transactions and equity issuances due to restrictions related to the tax free nature of the distribution; and

•	our failure to fully realize expected benefits from the spinoff.
Certain of these and other factors are discussed in more detail in “Risk Factors” in this Prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Prospectus. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this Prospectus are made only as of the date of this Prospectus, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances or otherwise.
THE SPINOFF
General
On October 15, 2013, SGI announced its plan to spinoff A-Mark as a publicly traded company independent from SGI, to be accomplished by means of a pro rata dividend to SGI’s shareholders.
On February 28, 2014, the distribution date, each SGI shareholder will receive one share of A-Mark common stock for every four shares of SGI common stock held as of the close of business on the record date of February 12, 2014. No fractional shares of A-Mark common stock will be distributed, and cash will be distributed in lieu of fractional shares as described below.
The number of shares of SGI common stock for which one share of A-Mark common stock will be received is referred to as the distribution ratio. The distribution ratio was determined by the board of directors of SGI, in consultation with its advisors, with a view to satisfying the minimum price requirements of The NASDAQ Stock Market, otherwise providing for a trading price in a range that will be attractive to investors and there being a sufficient number of outstanding shares for a liquid trading market. The distribution ratio was not determined on the basis of any specific formula.

Immediately following the distribution, SGI’s shareholders will own 100% of the general voting power of A-Mark. You will not be required to make any payment, surrender or exchange your common stock of SGI or take any other action to receive your shares of A-Mark common stock. Following the distribution, we will be a publicly traded company independent from SGI, and SGI will not retain any ownership interest in us.
The distribution of shares of our common stock as described in this Prospectus is subject to the satisfaction of certain conditions, and SGI is under no obligations to consummate the spinoff even if these conditions are satisfied. For a more detailed description of these conditions, see “—Spinoff Conditions” below.
Reasons for the Spinoff
SGI’s board of directors has determined that pursuing a disposition of A-Mark through a spinoff is in the best interests of SGI and its shareholders, and that separating A-Mark from SGI would provide, among other things, operational, managerial and market benefits to both A-Mark and SGI, including but not limited to the following expected benefits:

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Strategic Focus and Flexibility. The precious metals trading business of A-Mark and the collectibles business of SGI have different business models, require personnel with different skill sets and have different growth opportunities. SGI’s board of directors believes that following the spinoff, A-Mark and SGI will be better positioned to focus on their own needs, and be better able to dedicate resources to pursue appropriate growth opportunities and execute strategic plans best suited to their respective businesses.

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Focused Management. The spinoff will allow management of each company to devote its time and attention to the development and implementation of corporate strategies and policies that are based primarily on the specific business characteristics of the respective companies.

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Overhead Allocation. The spinoff will rationalize the allocation of overhead between the two companies. Currently, A-Mark supports the public company expense of both companies, an expense that the SGI Board believes is not justified for the collectibles business because of its smaller size. The spinoff will allow SGI to deregister under the Securities Exchange Act through a reverse stock split, which it currently intends to do following the spinoff.

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Alignment of Compensation Incentives. The spinoff will allow each company to design more tailored compensation structures that better reflect its strategies, policies, and business characteristics. In particular, in the case of A-Mark, separate equity-based compensation arrangements should more closely align the interests of management with the interests of shareholders and more directly incentivize the employees of A-Mark, which will allow A-Mark to more efficiently recruit and retain its employees.

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Improved Market Presence. SGI’s board of directors believes that the spinoff will increase investor understanding of A‑Mark and its market position within its industry, while also allowing for a more natural and interested investor base. Separating A-Mark from SGI also allows investors to make independent decisions with respect to each of SGI and A-Mark based on, among other factors, their different business models, strategies and industries.

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Enhanced Visibility and Respectability. The SGI board believes that, as a standalone public company, A-Mark will have greater visibility and enhanced respectability among its customers, suppliers and trading counterparties. The SGI board is hopeful that, in addition to being a business driver, this visibility will lead to debt and equity financing opportunities to support the growth of the precious metals trading business.

•	Acquisition Currency. The spinoff will also provide A-Mark with its own publicly traded equity currency for pursuing acquisitions tailored to its business and business strategy.

Manner of Effecting the Spinoff
For every four shares of SGI common stock that you own as of the close of business on February 12, 2014, the record date, you will receive one share of our common stock. This is sometimes referred to as the distribution ratio. SGI will distribute shares of our common stock on February 28, 2014, the distribution date. The distribution will be made by American Stock Transfer & Trust Company, which will serve as the distribution agent and, thereafter, as transfer agent and registrar for our common stock. We estimate that it will take the distribution agent ten business days to complete the distribution of the A-Mark shares and the cash paid in lieu of fractional shares. However, shareholders will be deemed to own their shares of A-Mark common stock as of the distribution date.
Distribution of A-Mark Shares
The distribution will be made in book-entry form. If you hold your SGI common stock in “street name,” that is in a securities account at a bank, brokerage firm or other financial institution that is a direct or indirect participant in the Depository Trust Company (DTC), your shares of A-Mark common stock will be credited to the same account, in accordance with the practices and procedures of the DTC. If you have any questions concerning the mechanics of having shares held in “street name,” we encourage you to contact your bank, brokerage firm or other financial institution at which you maintain your securities account.
If you do not hold your SGI common stock in “street name,” and your shares are either certificated or held through SGI’s direct registration system, your shares of A-Mark common stock will be issued through A-Mark’s direct registration system. This means that you will not receive a physical certificate for your shares of A-Mark common stock. Instead, the shares will be registered in your name on the books and records of our transfer agent, and you will receive an account statement from our transfer agent evidencing the ownership of your shares. If your SGI shares are certificated, you will not be required to surrender the certificate representing your SGI shares in order to receive your A-Mark shares.
Fractional Shares
Fractional shares of common stock will not be distributed to SGI’s shareholders. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The distribution agent, in its sole discretion, without any influence by SGI or us, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of either SGI or us.
If your SGI shares are certificated, or you hold your shares through SGI’s direct registration system, you will receive a check from the distribution agent for the cash you are owed in lieu of a fractional share of A-Mark common stock. If you hold your SGI shares in “street name,” any cash to which you are entitled in lieu of a fractional share of A-Mark common stock will be electronically credited to the account in which your SGI shares are held.

Results of the Spinoff
After our separation from SGI, we will be a publicly traded company independent from SGI.
Our outstanding capital stock immediately following the distribution will consist of approximately 7,781,697 shares of common stock, based on the number of shares of SGI common stock outstanding on the record date and the distribution ratio. Shares of our common stock that SGI will receive in respect of SGI treasury shares, if any, will be contributed to us for cancellation immediately following the distribution.
The distribution will not affect the number of outstanding shares of SGI common stock or any rights of SGI’s shareholders. The distribution will occur prior to the proposed reverse split of the SGI common stock to facilitate the deregistration of the SGI common stock under the Securities Exchange Act, and will not be affected by the reverse split. See “—Deregistration of SGI Common Stock” below.
Immediately following the distribution, we expect to have approximately 716 shareholders of record, based on the number of registered holders of SGI common stock on January 29, 2014.
Trading and Listing
Trading and Listing of A-Mark Common Stock
As of the date of this Prospectus, we are a wholly-owned subsidiary of SGI. Accordingly, there is currently no public market for our capital stock. We intend to list our common stock on the NASDAQ Global Select Market under the symbol “AMRK” and expect that trading will begin the first trading day after the completion of the distribution.
We do not plan to have a “when-issued” market for our common stock prior to the distribution. “When-issued” trading in the context of a spinoff refers to a transaction effected on or before the distribution date and made conditionally because the securities of the spun-off entity have not yet been distributed. On the first trading day following the distribution date, we expect that “regular-way” trading will begin. “Regular-way” trading refers to trading after the security has been distributed and typically involves a trade that settles on the third full trading day following the date of the sale transaction.
Transferability of A-Mark Common Stock
The shares of A-Mark common stock distributed to SGI shareholders will be freely transferable, except for shares received by entities and individuals who are our affiliates. Entities and individuals who may be considered our affiliates after the spinoff include entities and individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These entities and individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of A-Mark common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(2) of the Securities Act or Rule 144 under the Securities Act.
Trading of SGI Common Stock
Up to and including the distribution date, the SGI common stock will trade on the “regular-way” market; that is, with an entitlement to shares of A-Mark common stock distributed pursuant to the distribution. SGI common stock will not trade on an ex-distribution market; that is, without an entitlement to shares of A-Mark common stock distributed pursuant to the distribution. Therefore, if you sell SGI common stock up to and including the distribution date, you will be selling your right to receive shares of A-Mark common stock in the distribution. Following the distribution, SGI expects that its common stock will be quoted on the OTC Pink marketplace under the symbol “SPGZ.”
Other
Neither we nor SGI can assure you as to the trading price of SGI common stock or the A-Mark common stock after the spinoff, or as to whether the combined trading prices of our common stock and the SGI common stock after the spinoff will be equal to or greater than the trading prices of SGI common stock prior to the spinoff. The trading price of our common stock may fluctuate significantly following the spinoff. See “Risk Factors—Risks Relating to Our Common Stock and the Distribution.”
Deregistration of SGI Common Stock
If the spinoff is consummated, SGI intends to reduce the number of record holders of its common stock to fewer than 300 and to terminate the registration of its common stock under Section 12(g) of the Securities Exchange Act. SGI intends to do this by means of an amendment to its certificate of incorporation, in which the shares of SGI common stock will be reverse split in the ratio of one to 1,000. As a result, SGI shareholders who own 999 or fewer shares of SGI common stock will cease to be shareholders of SGI and will receive $0.65 in cash for each SGI share that they previously owned. SGI will then file a Form 15 with the SEC to terminate the registration of its shares under the Securities Exchange Act, with the result that SGI will no longer be required to file periodic and other reports with the SEC. It is expected that SGI common stock will be quoted on the OTC Pink marketplace under the symbol “SPGZ” following the deregistration of its shares under the Securities Exchange Act.
SGI intends to schedule a special meeting of SGI shareholders to approve the amendment to its certificate of incorporation. SGI has filed a Schedule 13E-3 with SEC concerning the reverse stock split and the deregistration, and will be separately distributing to its shareholders proxy materials for the special meeting.
The reverse stock split will occur only after the distribution is consummated. Accordingly, all SGI shareholders will receive A‑Mark common stock in the spinoff even if they will cease to be SGI shareholders as a result of the reverse split, unless they own fewer than four shares of SGI common stock.
The reverse split is not a condition to the spinoff, and SGI intends to proceed with the spinoff even if it appears for any reason that the reverse stock split will or may not occur.
Spinoff Conditions
The following events or circumstances will occur or be in effect prior to the spinoff. These are referred to as the conditions to the spinoff, although they may be waived or modified by SGI in its sole discretions, and SGI may determine not to proceed with the spinoff, as explained below, even if all the conditions are satisfied. These conditions are—

•	the SGI board of directors has authorized and approved the distribution and related transactions and declared a dividend of A-Mark common stock to SGI shareholders;

•	the distribution agreement and tax separation agreement between A‑Mark and SGI have been executed;

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the Securities and Exchange Commission has declared effective our Registration Statement on Form S-1, of which this Prospectus is a part, under the Securities Act, no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the SEC;

•	our common stock has been accepted for listing on the NASDAQ Global Select Market, subject to official notice of issuance;

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SGI has received the written opinion of its counsel, Kramer Levin, in form and substance reasonably acceptable to SGI, to the effect that the spinoff will qualify as a tax-free transaction under Section 355 of the Internal Revenue Code, and that for U.S. federal income tax purposes, (i) no gain or loss will be recognized by SGI upon the distribution of our common stock in the spinoff, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of SGI common stock upon the receipt of shares of our common stock in the spinoff;

•	SGI has received a written solvency opinion from a financial advisor, in form and substance acceptable to the SGI, regarding the spinoff and related transactions;

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there is no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution, and no other event outside the control of SGI has occurred or failed to occur that prevents the consummation of the distribution;

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no other events or developments have occurred prior to the distribution that, in the judgment of the board of directors of SGI, would result in the distribution having a material adverse effect on SGI or the shareholders of SGI;

•	this Prospectus has been made available to the holders of SGI common stock as of the record date;

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the individuals listed in this Prospectus as members of our post-spinoff board of directors have been duly elected, so that they will be the members of our board of directors immediately after the spinoff;

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each individual who is an officer or director of SGI immediately prior to the spinoff, and who will be an officer or director of A‑Mark immediately after the spinoff, has tendered to SGI his or her resignation, effective upon the deregistration of the SGI shares under the Securities Exchange Act, other than Gregory N. Roberts, who will remain an officer and director of SGI, and Carol Meltzer, who will remain and officer and become a director of SGI. (However, Mr. Roberts and Ms. Meltzer will be employees of A-Mark and will not be employees of SGI); and

•	our amended and restated certificate of incorporation and amended and restated bylaws, each in substantially the form filed as an exhibit to the Registration Statement, will be in effect.

The fulfillment of these conditions will not create any obligation on the part of SGI to effect the spinoff. Even if all the conditions are satisfied, SGI will not be obligated to complete the spinoff. At any time prior to the distribution, the board of directors of SGI may determine, in its sole discretion, that the spinoff is not in the best interests of SGI or its shareholders, or that market conditions are such that it is not advisable to effect the distribution, or it may determine to abandon the spinoff for another reason. In addition, SGI may at any time until the distribution decide to modify or change the terms of the distribution, including by delaying the timing of the consummation of the distribution. If SGI makes any material change to the terms of the spinoff prior to the distribution, we will amend the Registration Statement or supplement this Prospectus as appropriate.
Regulatory Requirements
We are not aware of any material federal or state regulatory requirements that must be complied with or any material approvals that must be obtained, other than compliance with SEC rules and regulations, and the declaration of effectiveness of the Registration Statement by the SEC, in connection with the distribution.
Reason for Furnishing this Prospectus
This Prospectus is being furnished solely to provide information to SGI shareholders who will receive shares of A-Mark common stock in the distribution. It is not to be construed as an inducement or encouragement to buy or sell any of our securities or any securities of SGI, nor is it to be construed as a solicitation of proxies in respect of the proposed distribution or any other matter. We believe that the information contained in this Prospectus is accurate as of the date set forth on the cover. Changes to the information contained in this Prospectus may occur after that date, and neither we nor SGI undertakes any obligation to update the information except in the normal course of our respective public disclosure obligations and practices.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following summary of the material U.S. federal income tax consequences (i) to SGI and to U.S. Holders of SGI common stock in connection with the spinoff and (ii) to non-U.S. Holders of SGI common stock, of holding our common stock following the spinoff constitutes the opinion of Kramer Levin. This summary is based on the Internal Revenue Code, referred to as the Code, the Treasury Regulations promulgated thereunder and judicial and administrative interpretations thereof, in each case as in effect and available as of the date of this Prospectus and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.
This summary does not discuss all tax considerations that may be relevant to shareholders in light of their particular circumstances, nor does it address the consequences to shareholders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	banks, financial institutions or insurance companies;

•	persons who acquired SGI common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	holders owning SGI common stock as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;

•	certain former citizens or long-term residents of the United States;

•	holders who are subject to the alternative minimum tax; or

•	persons that own SGI common stock through partnerships or other pass-through entities.
For purposes of this discussion, a U.S. Holder is a beneficial owner of SGI common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a U.S. trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations to be treated as a U.S. person.
A non-U.S. Holder is a beneficial owner of SGI common stock that is not a U.S. Holder and that is not a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes).
If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds SGI common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the tax consequences of the Distribution.
This summary does not address the U.S. federal income tax consequences to SGI shareholders who do not hold SGI common stock as a capital asset. Moreover, this summary does not address any state, local or non-U.S. tax consequences or any estate, gift or other non-income tax consequences.
YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE DISTRIBUTION.
Consequences of the Spinoff to U.S. Holders
It is a condition to the spinoff that SGI shall have received the written opinion of Kramer Levin, in form and substance reasonably acceptable to SGI, to the effect that the spinoff will qualify as a tax-free transaction under Section 355 of the Code, and that for U.S. federal income tax purposes (i) no gain or loss will be recognized by SGI upon the distribution of our common stock in the spinoff, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of SGI common stock upon the receipt of shares of our common stock in the spinoff. Assuming the distribution qualifies under Section 355 of the Code, for U.S. federal income tax purposes:

•	no gain or loss will be recognized by SGI as a result of the distribution;

•	no gain or loss will be recognized by, or be includible in the income of, a holder of SGI common stock, solely as a result of the receipt of our common stock in the distribution;

•
the aggregate tax basis of the SGI common stock and shares of our common stock in the hands of an SGI shareholder immediately after the distribution will be the same as the aggregate tax basis of the SGI common stock held by the holder immediately before the distribution, allocated among the SGI common stock and shares of our common stock, including any fractional share interest for which cash is received, in proportion to their relative fair market values on the date of the distribution;

•
the holding period of shares of our common stock received by an SGI shareholder, including any fractional share interest for which cash is received, will include the holding period of such shareholder’s SGI common stock; and

•
an SGI shareholder who receives cash in lieu of a fractional share of our common stock in the distribution will be treated as having sold such fractional share for cash and generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such shareholder’s adjusted tax basis in the fractional share. That gain or loss will be a long term capital gain or loss if the shareholder’s holding period for its SGI common stock exceeds one year.

The opinion that SGI expects to receive from Kramer Levin will address all of the requirements necessary for the distribution to qualify under Section 355 of the Code and will be based on certain facts and assumptions, and certain representations and undertakings, provided by us and SGI. If any of these facts, representations, assumptions or undertakings is not correct or has been violated, the ability to rely on the opinion of counsel could be jeopardized. We are not aware of any facts or circumstances, however, that would cause these facts, representations or assumptions to be untrue or incomplete, or that would cause any of these undertakings to fail to be complied with, in any material respect.
If, notwithstanding the conclusions included in the opinion, it is ultimately determined that the distribution does not qualify as tax-free for U.S. federal income tax purposes, then SGI would recognize gain in an amount equal to the excess of the fair market value of our common stock distributed to SGI shareholders on the date of the distribution over SGI’s tax basis in such shares. In addition, if the distribution were not to qualify as tax-free for U.S. federal income tax purposes, each SGI shareholder that is subject to U.S. federal income tax and that receives shares of our common stock in the distribution could be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares. You could be taxed on the full value of the shares of our common stock that you receive, which generally would be treated first as a taxable dividend to the extent of SGI’s earnings and profits, then as a nontaxable return of capital to the extent of your tax basis in your SGI common stock, and thereafter as capital gain with respect to any remaining value.

Even if the distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, it may result in corporate-level gain to SGI and certain of its affiliates under Section 355(e) of the Code if 50% or more, by vote or value, of our common stock or SGI’s common stock is acquired or issued as part of a plan or series of related transactions that includes the distribution. For this purpose, any acquisitions or issuances of SGI’s common stock within two years before the distribution and any acquisitions or issuances of our common stock or SGI’s common stock within two years after the distribution generally are presumed to be part of such a plan, although we or SGI may be able to rebut that presumption. We are not aware of any acquisitions or issuances of SGI’s common stock within the two years before the date of the distribution (up through the date of this Prospectus) that would be considered to be part of a plan or series of related transactions that includes the distribution or that would trigger the application of Section 355(e). If an acquisition or issuance of our common stock or SGI’s common stock triggers the application of Section 355(e) of the Code, SGI would recognize taxable gain as described above.
SGI’s shareholders that have acquired different blocks of SGI common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, shares of our common stock distributed with respect to such blocks of SGI common stock.
Information Reporting and Backup Withholding
Payments of cash in lieu of a fractional share of our common stock may, under certain circumstances, be subject to “backup withholding,” unless a holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Corporations will generally be exempt from backup withholding, but may be required to provide a certification to establish their entitlement to the exemption. Backup withholding does not constitute an additional tax, but is merely an advance payment that may be refunded or credited against a holder’s U.S. federal income tax liability if the required information is supplied to the IRS on a timely basis.
U.S. Treasury Regulations require each U.S. Holder that immediately before the distribution owned 5% or more (by vote or value) of the total outstanding SGI common stock to attach to its U.S. federal income tax return for the year in which our common stock is received a statement setting forth certain information related to the distribution.
Consequences of Holding our Common Stock to Non-U.S. Holders
U.S. Trade or Business Income
For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our common stock will be considered to be ‘‘U.S. trade or business income’’ if such income or gain is (i) effectively connected with the conduct by a non-U.S. Holder of a trade or business within the United States and (ii) in the case of a non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-U.S. Holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the non-U.S. Holder complies with applicable certification and disclosure requirements); instead, a non-U.S. Holder is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. Any U.S. trade or business income received by a non-U.S. Holder that is a corporation also may be subject to a ‘‘branch profits tax’’ at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.
Dividends
In general (and subject to the discussion below under the heading “Foreign Account Tax Compliance Act”), any distribution we make to a non-U.S. Holder with respect to our common stock that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30%, or at a reduced rate prescribed by an applicable income tax treaty. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. Holder's tax basis in our common stock, and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying its entitlement to benefits under the treaty. A non-U.S. Holder of our common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS on a timely basis. A non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

The U.S. federal withholding tax described in the preceding paragraph does not apply to dividends that represent U.S. trade or business income of a non-U.S. Holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States. In such circumstances, dividends will be subject to tax on a net income basis as described above under the caption entitled ‘‘U.S. Trade or Business Income.’’
Gain on Sale or Other Disposition of our Common Stock
In general (and subject to the discussion below under the heading “Foreign Account Tax Compliance Act”), a non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our common stock unless:

•	the gain is U.S. trade or business income (as described above);

•	the non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other conditions; or

•
we are or have been a "U.S. real property holding corporation" (which we refer to as USRPHC) under Section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the non-U.S. Holder’s holding period for our common stock, and either our stock is not regularly traded on an established securities market, or the non-U.S. Holder held more than five percent of our common stock at some time during such period.

If an individual non-U.S. Holder is present in the United States for at least 183 days during the taxable year, the non-U.S. Holder may pay a flat 30% tax on the capital gains from the sale or other disposition of our common stock (other than those effectively connected with a U.S. trade or business), which may be offset by U.S.-source capital losses. In general, a corporation is a USRPHC if the fair market value of its ‘‘U.S. real property interests’’ equals or exceeds 50% of the sum of the fair market value of its U.S. real property interests, its interests in real property located outside the U.S., and its other assets used or held for use in a trade or business. We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not be a USRPHC during the non-U.S. Holder’s holding period for our common stock.
Foreign Account Tax Compliance Act
Under the provisions of the Hiring Incentives to Restore Employment Act of 2010 referred to as "FATCA," dividends with respect to and the gross proceeds from a sale or other taxable disposition of our common stock paid to certain non-U.S. persons, including certain foreign financial institutions and investment funds, could be subject to a 30% withholding tax unless such non-U.S. person complies with certain requirements, including reporting requirements regarding its direct and indirect U.S. shareholders and/or U.S. account holders.  Such withholding could apply to payments made to a non-U.S. person regardless of whether the non-U.S. person is the beneficial owner of our common stock or holds our common stock for the account of others.  To comply with the requirements of FATCA, we may, in appropriate circumstances, require non-U.S. holders of our common stock to provide information and documentation, including information regarding their direct and indirect owners.
The IRS has promulgated final regulations and subsequent additional guidance that generally provide that FATCA withholding will not be imposed with respect to payments made prior to July 1, 2014, and FATCA withholding tax on gross proceeds will not be imposed with respect to payments made prior to January 1, 2017.  The U.S. Treasury is also in the process of signing intergovernmental agreements, referred to as IGAs, with other countries to implement the exchange of information under FATCA.  Non-U.S. Holders of our common stock are urged to consult their own tax advisors regarding the application of FATCA and IGAs.
Information Reporting and Backup Withholding
We must report annually to the IRS and to each non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. Holder resides or is established.
DIVIDEND POLICY
During the three months ended September 30, 2013, the year ended June 30, 2013 and the year ended June 30, 2011, the Company paid a cash dividend to SGI of $5.0 million, $15.0 million and $3.7 million, respectively.   There were no dividends paid for the year ended June 30, 2012. SGI has not paid any dividends to its shareholders during the last five years.

We have as yet made no determination regarding our policy on the payment of dividends. We expect that, following the spinoff, our board or directors will make a determination on the payment of regular dividends based upon our financial performance, need for operating liquidity, applicable covenants in our financing agreements, business development and expansion programs, market expectations and other relevant factors.
A-Mark’s credit facility has certain restrictive financial covenants that require A-Mark to maintain a minimum tangible net worth (as defined) of $25.0 million. Our ability to pay dividends, if our board determined to do so, could be limited as a result of this covenant. At September 30, 2013, the Company could make dividends payments without violating this covenant.
CAPITALIZATION
The following table presents our capitalization as of September 30, 2013 on an adjusted basis to give effect to the transactions, including:

•	the authorization of A-Mark to authorize 10,000,000 preferred stock shares and to issue none of those shares;

•	the authorization of A-Mark to authorize 40,000,000 common stock shares and to issue 7,712,267 of those shares; and

•	the issuance to all SGI stockholders on the record date of one A-Mark share for every four SGI shares.

	As of September 30, 2013
	(in thousands)
	Actual	As Adjusted
Debt Outstanding:
Lines of Credit	$99,700	$99,700
Total Debt	99,700	99,700

Stockholders' Equity
Preferred Stock, par value $0.01; 10,000,000 authorized none issued and outstanding	—	—
Common Stock, no par value; 200 shares authorized 100 shares issued and outstanding	75	—
Common Stock, par value $0.01; 40,000,000 authorized 7,712,267 issued and outstanding	—	77
Additional paid-in capital	24,406	24,404
Retained earnings	26,176	26,176

Total Capitalization (debt plus stockholders' equity)	$150,357	$150,357
This table should also be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and accompanying notes included elsewhere in this Prospectus.
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
The following table includes the historical selected consolidated financial and other financial data of A-Mark. The consolidated statements of income data set forth below for the fiscal years ended June 30, 2013, June 30, 2012 and June 30, 2011 and consolidated balance sheet data as of June 30, 2013 and June 30, 2012 are derived from our audited consolidated financial statements included elsewhere in this Prospectus. The consolidated statements of income data set forth below for the three months ended September 30, 2013 and September 30, 2012 and consolidated balance sheet data as of September 30, 2013 are derived from our unaudited interim consolidated financial statements included elsewhere in this Prospectus. The consolidated statements of income data for the fiscal years ended June 30, 2010 and June 30, 2009 and the consolidated balance sheet data as of June 30, 2011, June 30, 2010 and June 30, 2009 are derived from consolidated financial statements that are not included in this Prospectus.

The selected historical consolidated financial and other financial data presented below should be read in conjunction with our consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Prospectus. Our consolidated financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a publicly traded company independent from SGI during the periods presented, including changes that will occur in our operations and capitalization as a result of the distribution and spinoff from SGI.

	Three Months Ended September 30,		Year Ended June 30,

	2013 (unaudited)	2012 (unaudited)	2013	2012	2011	2010	2009
	(dollars in thousands, except share and per share amounts)
Consolidated Statements of Income
Net revenues	$1,495,979	$1,619,814	$7,247,717	$7,782,340	$6,988,876	$5,858,854	$4,128,725
Net income	2,366	1,685	12,514	10,574	12,660	6,573	16,736
Basic and diluted weighted average common shares	100	100	100	100	100	100	100
Basic and diluted income per share	$23,660	$16,850	$125,140	$105,740	$126,603	$65,730	$167,360
Basic pro forma net income per share (1) unaudited	$0.31	$0.21	$1.61	$1.29	$1.56	$0.82	$2.16
Diluted pro forma net income per share (1) unaudited	$0.30	$0.21	$1.59	$1.29	$1.55	$0.82	$2.12
Basic pro forma weighted average common shares (1) unaudited	7,729,500	8,195,750	7,787,250	8,169,750	8,117,250	7,984,500	7,733,250
Diluted pro forma weighted average common shares (1) unaudited	7,875,250	8,195,750	7,858,500	8,216,250	8,181,000	7,984,500	7,912,500
Consolidated Balance Sheet Data (at end of period)
Total Assets	$271,352	$338,608	$309,608	$309,115	$285,469	$181,367	$152,078
Lines of Credit	$99,700	$95,000	$95,000	$91,000	$129,500	$45,200	$52,750
Total current liabilities	$220,143	$255,802	$255,802	$253,211	$240,604	$145,643	$104,462

__________

(1) Based on historical SGI basic and diluted weighted average shares of common stock, adjusted on a pro forma basis for the issuance of one share of A-Mark common stock for every four shares of SGI common stock outstanding in the respect periods.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with the consolidated financial statements and notes contained elsewhere in this Prospectus. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those factors discussed below and elsewhere in this Prospectus, particularly in “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”
Introduction
Management's discussion and analysis of financial condition and results of operations is provided as a supplement to the accompanying consolidated financial statements and related notes to help provide an understanding of our financial condition, the changes in our financial condition and the results of operations. Our discussion is organized as follows:

•
Executive overview. This section provides a general description of our business, as well as recent significant transactions and events that we believe are important in understanding the results of operations, as well as to anticipate future trends in those operations.

•	Impact from the spinoff. This section provides a general description of how the spinoff will effect the results and operations of A-Mark as a standalone entity.

•
Results of operations. This section provides an analysis of our results of operations presented in the accompanying consolidated statements of income by comparing the results for the respective years and interim periods then ended.

•
Financial condition and liquidity and capital resources. This section provides an analysis of our cash flows, as well as a discussion of our outstanding debt that existed as of the balance sheet date. Included in the discussion of outstanding debt is a discussion of the amount of financial capacity available to fund our future commitments, as well as a discussion of other financing arrangements.

•
Critical accounting estimates. This section discusses those accounting policies that both are considered important to our financial condition and results, and require significant judgment and estimates on the part of management in their application. In addition, all of our significant accounting policies, including critical accounting policies, are summarized in Note 2 to the accompanying consolidated financial statements.

•	Recent accounting pronouncements. This section discusses new accounting pronouncements, dates of implementation and impact on our accompanying consolidated financial statements, if any.
Executive Overview
Our Business
A-Mark is a full-service precious metals trading company, and an official distributor for many government mints throughout the world. We offer gold, silver, platinum and palladium in the form of bars, plates, powder, wafers, grain, ingots and coins. Our Industrial unit services manufacturers and fabricators of products utilizing or incorporating precious metals. Our Coin & Bar unit deals in over 200 coin and bar products in a variety of weights, shapes and sizes for distribution to dealers and other qualified purchasers. We have trading centers in Santa Monica, California and Vienna, Austria for buying and selling precious metals. In addition to wholesale and trading activity, A-Mark offers its customers a variety of services, including financing, consignment and various customized financial programs. As a U.S. Mint-authorized purchaser of gold, silver and platinum coins, A-Mark purchases product directly from the U.S. Mint and other sovereign mints for sale to its customers.
Through our subsidiary Collateral Finance Corporation, referred to as CFC, a licensed California Finance Lender, we offer loans collateralized by numismatic and semi-numismatic coins and bullion to coin and metal dealers, investors and collectors. Through our Transcontinental Depository Services subsidiary, referred to as TDS, we offer a variety of managed storage options for precious metals products to financial institutions, dealers, investors and collectors around the world. TDS started doing business in 2012. Our storage business generates less than 1% of total revenues for each of the periods presented. Our financing business generates interest income that is not classified as revenues. If interest income generated by the financing business were classified as revenues, it would represent less than 1% of our total revenues for each of the periods presented.
Our Strategy
The Company has grown from a small numismatics firm in 1965 to a significant participant in the bullion and coin markets, with over $7 billion in revenues in the year ended June 30, 2013. Our strategy continues to focus on growth, including the volume of our business, our geographic presence, particularly in Europe, and the scope of complementary products and services that we offer to our customers. We intend to promote our growth by leveraging off of our existing, integrated operations; the depth of our customer relations; our access to market makers, suppliers and government and other mints; our trading offices in the U.S. and Europe, which are open even when the commodity markets are closed; our expansive precious metals dealer network; our depositary relationships around the world; our logistical capabilities; our trading expertise; and the quality and experience of our management.
Our Business Operations
The Company sells gold, silver, platinum and palladium products to a wide array of customers, including financial institutions, bullion retailers, industrial manufacturers, and sovereign mints.  The Company makes a two way market, which results in many customers also operating as our suppliers.  This diverse base of customers purchases a variety of products from the Company in a multitude grades primarily in the form of coins and bars.

Factors Affecting Revenues and Gross Profits

The Company operates in a high volume low margin industry.  Revenues are impacted by three primary factors, product volume, market prices and market volatility, and a material change in any one or more of these factors may result in a significant change in the Company’s revenues. A significant increase or decrease in revenues can occur simply based on changes in the underlying commodity prices and may not be reflective of an increase or decrease in the volume of products sold.

Gross profit is the difference between our revenues and the cost to us of the products we sell. Since we quote prices based on the current commodity market prices for precious metals, we enter in to a combination of forward and futures contracts exclusively to effect a hedge position equal to the underlying precious metal commodity value, which substantially represents inventory subject to price risk.  We enter into these derivative transactions solely for the purpose of hedging our inventory, and not for speculative purposes. Our gross profit includes the gains and losses resulting from these derivative instruments. However, the gains and losses on the derivative instruments are substantially offset by the gains and losses on the corresponding changes in the market value of our precious metals inventory. As a result, our results of operations generally are not materially impacted by changes in commodity prices.

Volatility also affects our gross profits. Greater volatility typically causes the trading spreads to widen resulting in an increase in the gross profit.

The Company has also been able recently to increase incremental margins, with a corresponding increase in gross profits, through certain distribution contracts and strategic partnerships.   Under these arrangements, the Company sells unique bullion products to distributors for marketing to the retail public, under its standard trading terms with no right of return.  The related distribution contracts provide the Company with higher margins than its ordinary trading activities.

Fiscal Year
Our fiscal year end is June 30 each year. Unless otherwise stated, references to years in this report relate to fiscal years rather than to calendar years. The following fiscal periods are presented in this report.

Fiscal Year	Ended

2011	June 30, 2011
2012	June 30, 2012
2013	June 30, 2013
The Spinoff

On October 15, 2013, SGI announced its plan to spinoff A-Mark as a publicly traded company independent from SGI, to be accomplished by means of a pro rata dividend to SGI’s shareholders. On the distribution date, each SGI shareholder will receive one share of A-Mark common stock for every four shares of SGI common stock held as of the close of business on the record date. No fractional shares of A-Mark common stock will be distributed, and cash will be distributed in lieu of fractional shares as described below.

Immediately following the distribution, SGI’s shareholders will own 100% of the general voting power of A-Mark. Following the distribution, we will be a publicly traded company independent from SGI, and SGI will not retain any ownership interest in us.

The distribution of shares of our common stock as described in this Prospectus is subject to the satisfaction of certain conditions, and SGI is under no obligations to consummate the spinoff even if these conditions are satisfied. For a more detailed description of these conditions, see the section entitled “The Spinoff—Spinoff Conditions” in this Prospectus.

Corporate Services and Other Corporate Charges: Historically, SGI has provided us with a variety of corporate services and our financial statements include an allocation for SGI services and other corporate charges such as audit fees, anti-money laundering compliance fees, and SEC filing tools and fees. For the three months ended September 30, 2013 and 2012, we allocated for these service expenses and other corporate charges, amounts of $0.4 million and $0.5 million, respectively. For the years ended June 30, 2013, 2012 and 2011, we allocated for these services expenses and other corporate charges of $2.0 million, $2.1 million and $3.1 million, respectively. These amounts were allocated based on (1) the estimated percentage of the service or corporate charge utilized by A-Mark and (2) the specific costs associated with A-Mark employees. We believe that this allocation methodology is reasonable. However, such allocated services and other corporate charges, although arrived at through a reasonable method, may not be indicative of the actual level of expense that would have been incurred or will be incurred by us when we operate as a publicly traded company independent of SGI. None of these services will be provided to the Company by SGI subsequent to the spinoff.
We expect increased costs related to being a publicly traded company and increased costs related to establishing stand alone services. We estimate these cost increases to range from $2.0 million to $3.0 million annually including our current corporate allocation. We estimate the non-recurring costs related to establishing the standalone services service to be immaterial.
Spinoff Transaction Costs: All expenses relating to the spinoff will be borne by SGI ,and the Company will not incur any costs related to the spinoff.

Results of Operations

Overview of Results of Operations for the Three-Months Ended September 30, 2013 and September 30, 2012
Results of Operations
The operating results of our business for the three-months ended September 30, 2013 and September 30, 2012 are as follows:

	Three Months Ended September 30,
	(dollars in thousands except per share amounts) (unaudited)
	2013	% of Net revenues	2012	% of Net revenues
NET REVENUES	$1,495,979	100.0%	$1,619,814	100.0%
COST OF SALES AND EXPENSES
Cost of Sales	1,488,796	99.5%	1,614,669	99.7%
Gross Profit	7,183	0.5%	5,145	0.3%
Selling, general and administrative	3,849	0.3%	3,204	0.2%
Total cost of sales and expenses	1,492,645	99.8%	1,617,873	99.9%
INTEREST INCOME	1,504	0.1%	2,052	0.1%
INTEREST EXPENSE	(988)	(0.1)%	(929)	(0.1)%
OTHER INCOME (LOSS)	36	—%	(26)	—%
INCOME BEFORE INCOME TAXES	3,886	0.3%	3,038	0.2%
PROVISION FOR INCOME TAXES	(1,520)	(0.1)%	(1,353)	(0.1)%
NET INCOME	$2,366	0.2%	$1,685	0.1%
INCOME PER COMMON SHARE
Basic and diluted income per common share (1)	$23,664		$16,843
Basic pro forma income per common share (2) unaudited	0.31		0.21
Fully diluted pro forma weighted average income per common shares outstanding (2) unaudited	0.30		0.21

(1)	Basic and diluted income per share based on actual A-Mark shares outstanding for the three months ended September 30, 2013 and 2012, respectively.
(2) Pro Forma Basic and Diluted Income per shares based on historical SGI basic and fully diluted share figures, adjusted on a pro forma basis of one share of A-Mark stock issued for every four shares of SGI stock held.

Overview of Results of Operations for the Years Ended June 30, 2013, 2012 and 2011
Results of Operations
The operating results of our business for the years ended June 30, 2013, 2012 and 2011 are as follows:

	Year Ended June 30,
	(dollars in thousands except per share amounts)
	2013	% of Net revenues	2012	% of Net revenues	2011	% of Net revenues
NET REVENUES	$7,247,717	100.0%	$7,782,340	100.0%	$6,988,876	100.0%
COST OF SALES AND EXPENSES
Cost of Sales	7,217,370	99.6%	7,755,900	99.7%	6,959,092	99.6%
Gross Profit	30,347	0.4%	26,440	0.3%	29,784	0.4%
Selling, general and administrative	14,120	0.2%	15,563	0.2%	13,455	0.2%
Total cost of sales and expenses	7,231,490	99.8%	7,771,463	99.9%	6,972,547	99.8%
INTEREST INCOME	7,793	0.1%	12,225	0.2%	8,926	0.1%
INTEREST EXPENSE	(3,484)	—%	(4,248)	(0.1)%	(3,324)	—%
OTHER INCOME (LOSS)	30	—%	62	—%	(187)	—%
INCOME BEFORE INCOME TAXES	20,566	0.3%	18,916	0.2%	21,744	0.3%
PROVISION FOR INCOME TAXES	(8,052)	(0.1)%	(8,342)	(0.1)%	(9,084)	(0.1)%
NET INCOME	$12,514	0.2%	$10,574	0.1%	$12,660	0.2%
INCOME PER COMMON SHARE
Basic and diluted income per common share (1)	$125,138		$105,740		$126,603
Basic pro forma income per common share (2) unaudited	1.61		1.29		1.56
Fully diluted pro forma weighted average income per common shares outstanding (2) unaudited	1.59		1.29		1.55

(1)	Basic and diluted income per share based on actual A-Mark shares outstanding in 2013, 2012 and 2011.

(2)
Pro Forma Basic and Diluted Income per shares based on historical SGI basic and fully diluted share figures, adjusted on a pro forma basis of one share of A-Mark stock issued for every four shares of SGI stock held.

Three Months Ended September 30, 2013 Compared to Three Months Ended September 30, 2012
Revenues
Revenues decreased $123.8 million, or 7.6%, to $1.50 billion for the three months ended September 30, 2013 from $1.62 billion for the three months ended September 30, 2012. This decrease was primarily due to a decrease in the average precious metals prices, as well as a decrease in silver ounces sold. The gold ounces sold was practically unchanged.

Gross Profit
Our gross profit for the three months ended September 30, 2013 increased $2.0 million to $7.2 million, or a gross profit margin of 0.48%, from $5.2 million, or a gross profit margin of 0.32% for the three months ended September 30, 2012. The Company’s gross profit and profit margin percentage improved as a result of the higher level of volatility experienced in the precious metals commodity markets in the first quarter of the Company’s fiscal year 2014. Gross profits and profit margin percentages also increased as a result of a number of distribution contracts for bullion marketed to the retail public that the Company executed during the year ended June 30, 2013, under its standard trading terms with no right of return.

Selling General and Administrative

Selling, general and administrative expenses increased $0.6 million, or 20.2%, to $3.8 million for the three months ended September 30, 2013 from $3.2 million for the three months ended September 30, 2012. This is primarily attributable to a higher level if discretionary compensation expenses and a signing bonus compared to the prior year quarter.

Interest Income

Interest income decreased $0.5 million, or 26.7%, to $1.5 million for the three months ended September 30, 2013 from $2.0 million for the three months ended September 30, 2012. Interest income results primarily from our financing of bullion products and secured bullion and numismatic lending. The decrease was primarily due to the decrease in commodity prices which decreased the gross value of the financing and liquidity services we provide to our customers.

Interest Expense

Interest expense for the three months ended September 30, 2013 increased $0.1 million or 6.4% to $1.0 million from $0.9 million for the three months ended September 30, 2012. This increase related primarily to our increased usage of our borrowing facility with a group of financial institutions, which we refer to as our Trading Credit Facility. We believe the interest rates paid on borrowings under our Trading Credit Facility are consistent with current market interest rates for first lien demand loans secured by inventory and receivables. We utilize our Trading Credit Facility extensively for working capital requirements. For the three months ended September 30, 2013, our average debt balance was approximately $110.9 million, as compared to $109.1 million for the three months ended September 30, 2012. Our weighted daily average interest rate was 3.43% and 3.27%, for the three months ended September 30, 2013 and September 30, 2012, respectively.

Provision for Income Taxes

Our provision for income taxes was approximately $1.5 million and $1.4 million for the three months ended September 30, 2013 and 2012, respectively. Our effective tax rate was 39.1% and 44.5% for the three months ended September 30, 2013 and 2012, respectively. Our effective tax rate decreased primarily due to state timing differences. The Company's effective tax rate differs from the federal statutory rate due to permanent adjustments for nondeductible items, and state tax rate differentials.

Our effective rate could be adversely affected by the relative proportions of revenue and income before taxes in the various domestic and international jurisdictions in which we operate. We are also subject to changing tax laws, regulations and interpretations in multiple jurisdictions in which we operate. Our effective rate can also be influenced by the tax effects of purchase accounting for acquisitions and non-recurring charges, which may cause fluctuations between reporting periods.

Income per Common Share
For the three months ended September 30, 2013, basic and diluted earnings per share were $23,664 compared to $16,843 in three months ended September 30, 2012. Earnings per share is based on the Company’s weighted average basic and diluted shares outstanding which totaled 100 shares in the three months ended September 30, 2013 and 2012. The change in earnings per share was due to changes in our net income. Basic and diluted earnings per share (on a pro-forma basis) were $0.31 and $0.30, respectively, for the three months ended September 30, 2013 compared to $0.21 and $0.21 in the same period ended 2012. The change in both basic and diluted pro-forma earnings per share was primarily due to changes in our net income.

Year Ended June 30, 2013 Compared to Year Ended June 30, 2012

Revenues

Revenues for the year ended June 30, 2013 decreased $534.6 million, or 6.9%, to $7.25 billion from $7.78 billion in 2012. This decrease was primarily due to a decrease in the average precious metals prices, as well as a decrease in silver ounces sold. This was partially offset by an increase in gold ounces sold.

Gross Profit

Our gross profit for the year ended June 30, 2013 increased $3.9 million to $30.3 million, or a gross profit margin of 0.42%, from $26.4 million, or a gross profit margin of 0.34% in 2012. The Company’s gross profit and profit margin percentage improved as a result of the high level of volatility experienced in the precious metals commodity markets in the fourth quarter of the Company’s fiscal year. Gross profits and profit margin percentages also increased as a result of a number of distribution contracts for bullion marketed to the retail public that the Company executed during the 2013 fiscal year, under its standard trading terms with no right of return.
Selling General and Administrative
Selling, general and administrative expenses decreased $1.5 million, or 9.6%, to $14.1 million in 2013 from $15.6 million in 2012. This is primarily attributable to the recording of a $1.0 million reserve for a potential shortfall in our commodities accounts with M.F. Global, Inc. in 2012 of which $0.7 million was reversed in 2013 as a result of the Company’s sale of the claim.
Interest Income
Interest income decreased $4.4 million, or 36.1%, to $7.8 million for the year ended June 30, 2013 from $12.2 million in 2012. Interest Income results primarily from our financing of bullion products and secured bullion and numismatic lending. The decrease was primarily due to the decrease in commodity prices which decreased the gross value of the financing and liquidity services we provide to our customers.
Interest Expense
Interest expense for the year ended June 30, 2013 decreased $0.7 million or 16.7% to $3.5 million for the year ended June 30, 2013 from $4.2 million in 2012. This decrease related primarily to our decreased usage of our borrowing facility with a group of financial institutions, which we refer to as our Trading Credit Facility. We believe the interest rates paid on borrowings under our Trading Credit Facility are consistent with current market interest rates for first lien demand loans secured by inventory and receivables. We utilize our Trading Credit Facility extensively for working capital requirements. For the year ended June 30, 2013, our average debt balance was approximately $102.3 million, as compared to $122.6 million in 2012. Our weighted daily average interest rate was 3.46% and 3.52%, for the year ended June 30, 2013 and June 30, 2012, respectively.
Provision for Income Taxes
Our provision for income taxes was approximately $8.1 million and $8.3 million for the years ended June 30, 2013 and 2012, respectively. Our effective tax rate was 39.2% and 44.1% for the year ended June 30, 2013 and 2012, respectively. Our effective tax rate decreased primarily due to state timing differences. The Company's effective tax rate differs from the federal statutory rate due to permanent adjustments for nondeductible items, state taxes and foreign tax rate differentials.
Our effective rate could be adversely affected by the relative proportions of revenue and income before taxes in the various domestic and international jurisdictions in which we operate. We are also subject to changing tax laws, regulations and interpretations in multiple jurisdictions in which we operate. Our effective rate can also be influenced by the tax effects of purchase accounting for acquisitions and non-recurring charges, which may cause fluctuations between reporting periods.
Income per Common Share
For the year ended June 30, 2013, basic and diluted earnings per share were $125,138 in 2013 compared to $105,740 in 2012. Earnings per share is based on the Company’s weighted average basic and diluted shares outstanding which totaled 100 shares in fiscal 2013 and 2012. The change in earnings per share was due to changes in our net income. Basic earnings per share (on a pro-forma basis) were $1.61 in 2013 compared to $1.29 in pro-forma 2012, while diluted earnings per share increased to $1.59 in 2013 from $ 1.29 in 2012. The change in both basic and diluted pro-forma earnings per share was primarily due to changes in our net income.
Year Ended June 30, 2012 Compared to Year Ended June 30, 2011
Revenues
Revenues for the year ended June 30, 2012 increased $793.5 million, or 11.4%, to $7.78 billion from $6.98 billion in 2011. This increase was primarily due to an increase in the average precious metals prices, which was partially offset by a decrease in ounces sold from 2012 as compared to 2011.
Gross Profit
Our gross profit for the year ended June 30, 2012 decreased $3.4 million to $26.4 million, or a gross profit margin of 0.34%, from $29.8 million, or a gross profit margin of 0.43% in 2011. The Company’s gross profit and profit margin percentage decreased as a result of the lower demand for silver in 2012 resulting in lower premiums paid by customers in excess of published market values. Additionally, the Company experienced a decrease in the total gold and silver ounces sold in 2012 as compared to 2011.
Selling, General and Administrative
Selling, general and administrative expenses increased $2.2 million, or 16.4%, to $15.6 million in 2012 from $13.4 million in 2011. This is partially attributable to the recording of a $1.0 million reserve for a potential shortfall in our commodities accounts with M.F. Global, Inc. in 2012. This also is due to the opening of the Company’s Vienna, Austria office in 2012, which represented approximately $1.0 million in general and administrative expenses.
Interest Income
Interest income increased $3.3 million, or 37.0%, to $12.2 million for the year ended June 30, 2012 from $8.9 million in 2011. Interest Income results primarily from our financing of bullion products and secured bullion and numismatic lending. The increase was primarily due to the increase in commodity prices which increased the gross value of the financing and liquidity services we provide to our customers.
Interest Expense
Interest expense for the year ended June 30, 2012 increased $0.9 million or 27.8% to $4.2 million for the year ended June 30, 2012 from $3.3 million in 2011. This increase related primarily to our increased usage of our Trading Credit Facility. We believe the interest rates paid on borrowings under our Trading Credit Facility are consistent with current market interest rates for first lien demand loans secured by inventory and receivables. Our weighted daily average interest rate was 3.52% and 3.62%, for the year ended June 30, 2012 and June 30, 2011, respectively.

Provision for Income Taxes
Our provision for income taxes was approximately $8.3 million and $9.1 million for the years ended June 30, 2012 and 2011, respectively. Our effective tax rate was 44.1% and 41.8% for the year ended June 30, 2012 and 2011, respectively. Our effective tax rate increased primarily due to an increase in state income tax positions for the year ended June 30, 2012. The Company's effective tax rate differs from the federal statutory rate due to permanent adjustments for nondeductible items, state taxes and foreign tax rate differentials.
Income per Common Share
For the year ended June 30, 2012, basic and diluted earnings per share were $105,740 in 2012, compared to $126,603 in 2012. Earnings per share is based on the Company’s weighted average basic and diluted shares outstanding, which totaled 100 shares in fiscal 2012 and 2011. The change in earnings per share was due to changes in our net income. Basic earnings per share (on a pro-forma basis) were $1.29 in 2012 compared to $1.56 in pro-forma 2011, while diluted earnings per share decreased to $1.29 in 2012 from $1.55 in 2011. The change in both basic and diluted pro-forma earnings per share was primarily due to changes in our net income.

Financial Condition, Liquidity and Capital Resources

The following table presents our cash flow components for the three months ended September 30, 2013 and 2012, and for the years ended June 30, 2013, 2012 and 2011:

	Three Months Ended September 30,		Fiscal Year Ended June 30,
	2013	2012	2013	2012	2011
	(in thousands)
Consolidated Statements of Cash Flows Data:
Cash flows provided by (used in) operating activities	$(11,354)	$(3,445)	$(1,206)	$25,393	$(75,604)
Cash flows used in investing activities	(196)	(81)	(480)	(568)	(369)
Cash flows provided by (used in) financing activities	6,602	(5,326)	11,978	(22,929)	80,643
Our principal capital requirements have been to fund (i) working capital, (ii) business development and (iii) capital expenditures. Our working capital requirements fluctuate with market conditions, specifically precious metals commodity prices and precious metal market volatility.
Three Months Ended September 30, 2013 and 2012
Operating activities used $11.4 million and $3.4 million in cash for the three ended September 30, 2013 and September 30, 2012, respectively. Our use of cash from operating activities, for the three months ended September 30, 2013, reflects a decrease in cash flow in our inventories, accounts payable, payables to parent, accrued liabilities and liability on borrowed metals, partially offset by increases in cash flow in receivables. Our use of cash from operating activities, for the three months ended September 30, 2012, reflects decreases in cash flow in inventories, accounts receivable, accrued liabilities and payable to parent, offset by increases cash flows from accounts payable.
Our investing activities used $0.2 million and $0.1 million of cash for the three months ended September 30, 2013  and September 30, 2012, respectively. These uses of cash in both years related entirely to the acquisition of equipment.
Our financing activities provided $6.6 million for the three months ended September 30, 2013 and used $5.3 million for the three months ended September 30, 2012. We borrowed $4.7 million and $25.3 million under lines of credit for the three months ended September 30, 2013 and September 30, 2012, respectively. We sold $6.9 million of precious metals in the three months ended September 30, 2013 under sale-repurchase arrangements accounted for as a financing arrangement as described below, and repurchased $15.6 million under sale-repurchase arrangements for the three months ended September 30, 2012. We also paid $5.0 million and $15.0 in dividends to SGI for the three months ended September 30, 2013 and September 30, 2012, respectively.

Fiscal Year Ended June 30, 2013, 2012 and 2011
Operating activities used $1.2 million in cash for the year ended June 30, 2013 and provided $25.4 million in cash for the year ended June 30, 2012, respectively. Our 2013 use of cash from operating activities reflect a decrease in cash flow in our inventories, accounts payable, payables to parent and liability on borrowed metals, partially offset by increases in cash flow in deferred income tax and receivables. Our 2012 cash provided by operating activities primarily reflects increases in cash flow in inventories, accounts payable, liability on borrowed metals, and payable to parent, offset by decreases in cash flows from accounts receivable.
Our investing activities used cash in the year ended June 30, 2013 of $0.5 million versus a use of cash of $0.6 million in the year ended June 30, 2012. These uses of cash in both years related entirely to the acquisition of property and equipment.
Our financing activities provided $12.0 million for the year ended June 30, 2013 and used $22.9 million for 2012. We borrowed $4.0 million under lines of credit for the year ended June 30, 2013 compared to repayments of $38.5 million in the year ended June 30, 2012. We sold $15.6 million of precious metals in the year ended June 30, 2012 under sale-repurchase arrangements accounted for as a financing arrangement as described below, and sold an additional $23.0 million under sale-repurchase arrangements for the year ended June 30, 2013. We also paid $15.0 million in dividends to SGI during 2013 that were declared in 2012.
The Company borrows metals from several of its suppliers under short-term arrangements which bear interest at a designated rate included in operating activities. Amounts under these agreements are due at maturity and require repayment either in the form of borrowed metals or cash. A-Mark's inventories included borrowed metals with market values totaling $20.1 million and $27.1 million at June 30, 2013 and at June 30, 2012, respectively. Certain of these repayment obligations are secured by letters of credit issued under the Trading Credit Facility which totaled $9.0 million and $7.0 million at June 30, 2013 and at June 30, 2012, respectively.
The Company has entered into an agreement with a third party for the sale of gold and silver at a fixed price to the third party. This agreement allows us to repurchase the precious metals at a price based on the spot price on the repurchase date. The third party charges a monthly fee as percentage of the market value of the outstanding obligation; such monthly charges are classified in interest expense. These transactions do not qualify as sales and therefore have been accounted for as financing arrangements and reflected on our consolidated balance sheet under product financing obligations. The obligation is stated at the amount required to repurchase the outstanding inventory. Both the product financing obligation and the underlying inventory (which is entirely restricted) are carried at fair value, with changes in fair value included as a component of cost of precious metals sold. Such obligation totaled $38.6 million and $15.6 million as of June 30, 2013 and June 30, 2012, respectively.
The Company has a Trading Credit Facility with a group of financial institutions which provides for lines of credit, including a sub-facility for letters of credit, up to the maximum of the credit facility. As of June 30, 2013, the maximum available amount to borrow under the Trading Credit Facility was $170.0 million. The Company routinely uses the Trading Credit Facility to purchase metals from its suppliers and for operating cash flow purposes. Amounts under the Trading Credit Facility bear interest based on one month LIBOR plus a margin. The LIBOR rate was approximately 0.19% and 0.24% as of June 30, 2013 and June 30, 2012, respectively. Our weighted daily average interest rate was 3.46% and 3.52%, for the year ended June 30, 2013 and June 30, 2012, respectively. Borrowings are due on demand and totaled $95.0 million and $91.0 million for lines of credit and $9.0 million and $7.0 million for letters of credit at June 30, 2013 and at June 30, 2012, respectively. Amounts borrowed under the Trading Credit Facility are secured by A-Mark’s receivables and inventories. We believe the interest rates paid on borrowings under our Trading Credit Facility are consistent with current market interest rates for first lien demand loans secured by inventory and receivables. The amounts available under the Trading Credit Facility are formula based and totaled $66.0 million and $65.0 million at June 30, 2013 and June 30, 2012, respectively. A financial institution may cancel its participation in the Trading Credit Facility at any time by written notice to the Company.
The Trading Credit Facility has certain restrictive financial covenants which among other things require us to maintain a minimum tangible net worth, as defined, of $25.0 million. The Company’s tangible net worth at June 30, 2013 was $44.8 million. Our ability to pay dividends, if we were to elect to do so, could be limited as a result of the restrictions under the Trading Credit Facility.
Contractual Obligations, Contingent Liabilities, and Commitments
As of June 30, 2013, including our demand obligations under the Trading Credit Facility, we have known cash commitments over the next several years, as follows:

 Lease Obligations

Payment due by period
Uin thousands)	Total	1 year	2 to 3 years	3 to 4 years	4 to 5 years	5 years and thereafter
Borrowings:
Trading Credit Facility	$95,000	$95,000	$—	$—	$—	$—
Lease obligations:
Operating	2,687	385	385	385	385	1,147
Total	$97,687	$95,385	$385	$385	$385	$1,147

Our operating lease obligations represent payments under non-cancellable agreements for rental of office space and equipment.
Commodities Risk and Derivatives
We use a variety of strategies to manage our risk including fluctuations in commodity prices for precious metals. See Note 11 to the accompanying consolidated financial statements and Quantitative and Qualitative Disclosure about Market Risk. Our inventories consist of, and our trading activities involve, precious metals and precious metal products, whose prices are linked to the corresponding precious metals prices. Inventories purchased or borrowed by us are subject to price changes. Inventories borrowed are considered natural hedges, since changes in value of the metal held are offset by the obligation to return the metal to the supplier.
Open purchase and sale commitments in our trading activities are subject to changes in value between the date the purchase or sale price is fixed (the trade date) and the date the metal is received or delivered (the settlement date). We seek to minimize the effect of price changes of the underlying commodity through the use of forward and futures contracts.
Our policy is to substantially hedge our underlying precious metal commodity inventory position, net of open purchase and sales commitments, which is subject to price risk. We regularly enter into metals commodity forward and futures contracts with major financial institutions to hedge price changes that would cause changes in the value of our physical metals positions and purchase commitments and sale commitments. We have access to all of the precious metals markets, allowing us to place hedges. However, we also maintain relationships with major market makers in every major precious metals dealing center, which allows us to enter into contracts with market makers.
Due to the nature of our global hedging strategy, we are not using hedge accounting as defined under ASC 815, Derivatives and Hedging. Gains or losses resulting from our futures and forward contracts are reported as unrealized gains or losses on commodity contracts with the related unrealized amounts due from or to counterparties reflected as a derivative asset or liability (see Notes 4, 10 and 11 to the accompanying consolidated financial statements). Gains or losses resulting from the termination of hedge contracts are reported as realized gains or losses on commodity contracts. Realized and unrealized net gains (losses) on derivative instruments in the consolidated statements of income for the three months ended September 30, 2013 and 2012 were $17.6 million and $20.2 million, respectively. Realized and unrealized net gains (losses) on derivative instruments in the consolidated statements of income for the years ended June 30, 2013 and 2012 were $66.6 million and $39.8 million, respectively.
The contract amounts of these forward and futures contracts and the open purchase and sale orders are not reflected in the accompanying consolidated balance sheets. The difference between the market price of the underlying metal or contract and the trade amount is recorded at fair value. Our open purchase and sales commitments generally settle within 2 business days, and for those commitments that do not have stated settlement dates, we have the right to settle the positions upon demand. Futures and forwards contracts open at September 30, 2013 and June 30, 2013 were scheduled to settle within 30 days.
We are exposed to the risk of failure of the counterparties to our derivative contracts. We apply significant judgment when evaluating the fair value implications of this risk. We regularly review the creditworthiness of our major counterparties and monitor our exposure to concentrations. At September 30, 2013 and June 30, 2013, we believe our risk of counterparty default is mitigated as a result of such evaluation and the short-term duration of these arrangements.

The following table summarizes the results of our hedging activity at September 30, 2013 and September 30, 2012:

(dollars in thousands)	September 30, 2013	June 30, 2013

Trading inventory, net	$175,367	$162,378
Less unhedgeable inventory:
Premiums on metals positions	(4,824)	(1,787)

Subtotal	170,543	160,591

Commitments at market:
Open inventory purchase commitments	352,850	461,883
Open inventory sale commitments	(133,218)	(272,044)
Margin sale commitments	(15,163)	(13,651)
In-transit inventory no longer subject to market risk	(9,872)	(24,221)
Unhedgeable premiums on open commitment positions	2,459	2,107
Inventory borrowed from suppliers	(13,308)	(20,117)
Product financing obligation	(45,456)	(38,554)
Advances on industrial metals	(1,225)	33

Inventory subject to price risk	307,610	256,027

Inventory subject to derivative financial instruments:
Precious metals forward contracts at market values	162,843	84,999
Precious metals futures contracts at market values	147,022	171,272

Total market value of derivative financial instruments	309,865	256,271

Net inventory subject to price risk, Company consolidated basis	(2,255)	(244)

Effects of open related party transactions between the Company and affiliates:
Net inventory subject to price risk, Company consolidated basis	(2,255)	(244)
Open inventory purchase commitments with affiliates	1,459	(1,402)
Open inventory sale commitments with affiliates	(97)	1,282

Net inventory subject to price risk, the Company stand-alone basis	$(893)	$(364)

The following table summarizes the results of our hedging activity at June 30, 2013 and June 30, 2012:

	June 30, 2013	June 30, 2012
(dollars in thousands)
Trading inventory, net	$162,378	$143,464
Less unhedgeable inventory:
Premiums on metals positions	(1,787)	(1,824)
Hedgable Trading Inventory	160,591	141,640

Commitments at market:
Open inventory purchase commitments	461,883	392,308
Open inventory sale commitments	(272,044)	(140,824)
Margin sale commitments	(13,651)	(39,716)
In-transit inventory no longer subject to market risk	(24,221)	(6,931)
Unhedgeable premiums on open commitment positions	2,107	458
Inventory borrowed from suppliers	(20,117)	(27,076)
Product financing obligation	(38,554)	(15,576)
Advances on industrial metals	33	757
Inventory subject to price risk	256,027	305,040

Inventory subject to derivative financial instruments:
Precious metals forward contracts at market values	84,999	59,659
Precious metals futures contracts at market values	171,272	244,954

Total market value of derivative financial instruments	256,271	304,613

Net inventory subject to price risk, Company consolidated basis	(244)	427

Effects of open related party transactions between the Company and affiliates:
Net inventory subject to price risk, Company consolidated basis	(244)	427
Open inventory purchase commitments with affiliates	(1,402)	254
Open inventory sale commitments with affiliates	1,282	(574)

Net inventory subject to price risk, the Company stand-alone basis	$(364)	$107
Counterparty Risk
We manage our counterparty risk by setting credit and position risk limits with our trading counterparties. These limits include gross position limits for counterparties engaged in purchase and sales transactions with us. They also include collateral limits for different types of purchase and sale transactions that counter parties may engage in from time to time.
Capital Resources
We believe that our current cash and cash equivalents, availability under the Trading Credit Facility, and cash we anticipate to generate from operating activities will provide us with sufficient liquidity to satisfy our working capital needs, capital expenditures, investment requirements and commitments through at least the next twelve months.
Critical Accounting Estimates
Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). In connection with the preparation of our financial statements, we are required to make estimates and assumptions about future events and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that we believe to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review our accounting policies, assumptions, estimates and judgments to ensure that our consolidated financial statements are presented fairly and in accordance with U.S. GAAP. However, because future events and their effects cannot be determined with certainty, actual results could materially differ from our estimates.
Our significant accounting policies are discussed in Notes 1 and 2, Description of Business and Summary of Significant Accounting Policies, respectively, of the Notes to the accompanying consolidated financial statements that are included in Item 8, Consolidated Financial Statements and Supplementary Data, of this Form S-1. We believe that the following accounting policies are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. We have reviewed these critical accounting estimates and related disclosures with the Audit Committee of our Board of Directors.
Revenue Recognition
Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, no obligations remain and collection is probable. We record sales of precious metals upon the transfer of title, which occurs upon receipt by customer. We record revenues from our metal assaying and melting services after the related services are completed and the effects of forward sales contracts are reflected in revenue at the date the related precious metals are delivered or the contracts expire.

We account for our metals and sales contracts using settlement date accounting. Pursuant to such accounting, we recognize the sales or purchases of the metals at the settlement date. During the period between trade and settlement dates, we have essentially entered into a forward contract that meets the definition of a derivative in accordance with the Derivatives and Hedging Topic 815 of the ASC. We records the derivatives at the trade date with corresponding unrealized gains or losses which are reflected in the cost of precious metals sold in the consolidated statements of income. We adjust the carrying value of the derivatives to fair value on a daily basis until the transactions are physically settled. Sales are recognized in the consolidated statements of income.

Inventories

Our inventories primarily include bullion and bullion coins and are acquired and initially recorded at fair market value. The fair market value of the bullion and bullion coins is comprised of two components: (1) published market values attributable to the cost of the raw precious metal, and (2) a published premium paid at acquisition of the metal. The premium is attributable to the additional value of the product in its finished goods form and the market value attributable solely to the premium may be readily determined, as it is published by multiple reputable sources. The premium is included in the cost of the inventory, paid at acquisition, and is a component of the total fair market value of the inventory. The precious metal component of the inventory may be hedged through the use of precious metal commodity positions, while the premium component of our inventory is not a commodity that may be hedged. The Company’s inventories are subsequently recorded at their fair market values. Daily changes in fair market value are recorded in the income statement through cost of goods sold and are offset by hedging derivatives, with changes in fair value of the hedging derivatives also recorded in the income statement through cost of goods sold. The premium component of market value included in inventories totaled $4.8 million, $1.8 million and $1.8 million as of September 30, 2013, June 30, 2013 and June 30, 2012, respectively.

Our inventories include amounts borrowed from suppliers under arrangements to purchase precious metals on an unallocated basis. Unallocated or pool metal represents an unsegregated inventory position that is due on demand, in a specified physical form, based on the total ounces of metal held in the position. Amounts under these arrangements require delivery either in the form of precious metals or cash. Corresponding obligations related to Liabilities on borrowed metals are reflected on the consolidated balance sheets in the accompanying financial statements. The Company mitigates market risk of its physical inventories through commodity hedge transactions.

Our inventories include amounts for obligations under a product financing agreement. A-Mark entered into a product financing agreement for the transfer and subsequent re-acquisition of gold and silver at a fixed price to a third party finance company. This inventory is restricted and is held at a custodial storage facility in exchange for a financing fee, by the third party finance company. During the term of the financing, the third party finance company holds the inventory as collateral, and both parties intend to return the inventory to A-Mark at an agreed-upon price based on the spot price on the finance arrangement termination date, pursuant to the guidance in ASC 470-40 Product Financing Arrangements. The third party charges a monthly interest as percentage of the market value of the outstanding obligation; such monthly charge is classified in interest expense. These transactions do not qualify as sales and therefore have been accounted for as financing arrangements and reflected in the consolidated balance sheet within obligation under product financing arrangement. The obligation is stated at the amount required to repurchase the outstanding inventory. Both the product financing and the underlying inventory are carried at fair value, with changes in fair value included as a component of cost of precious metals sold. Such obligation totaled $45.5 million, $38.6 million and $15.6 million as of September 30, 2013, June 30, 2013 and June 30, 2012, respectively. For the three months ended September 30, 2013 and 2012 the unrealized (losses)/gains resulting from the differences between market value and cost of physical inventories totaled $2.6 million and $11.8 million, respectively. For the years ended June 30, 2013 and 2012 the unrealized (losses)/gains resulting from the differences between market value and cost of physical inventories totaled $0.9 million and $(2.1) million.

We periodically loan metals to customers on a short-term consignment basis, charging interest fees based on the value of the metal loaned. Inventories loaned under consignment arrangements to customers totaled $3.4 million, $2.6 million and $21.9 million at September 30, 2013, June 30, 2013 and June 30, 2012, respectively. Such inventory is removed at the time the customer elects to price and purchase the metals, and we record a corresponding sale and receivable. Substantially all inventory loaned under consignment arrangements is secured by letters of credit issued by major financial institutions for the benefit of the Company or under an all-risk insurance policy with the Company as the loss-payee.

Goodwill and Other Purchased Intangible Assets

We evaluate goodwill and other indefinite life intangibles for impairment annually in the fourth quarter of the fiscal year (or more frequently if indicators of potential impairment exist) in accordance with the Intangibles - Goodwill and Other Topic 350 of the ASC. Other finite life intangible assets are evaluated for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be recoverable. We may first qualitatively assess whether relevant events and circumstances make it more likely than not that the fair value of the reporting unit's goodwill is less than its carrying value. If, based on this qualitative assessment, we determine that goodwill is more likely than not to be impaired, a two-step impairment test is performed. This first step in this test involves comparing the fair value of each reporting unit to its carrying value, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step in the test is performed, which is measurement of the impairment loss. The impairment loss is calculated by comparing the implied fair value of goodwill, as if the reporting unit has been acquired in a business combination, to its carrying amount. In accordance with ASU 2011-08, we performed a Step 0 assessment on our goodwill, totaling $4.9 million, and determined no impairment was necessary as of June 30, 2013.
We utilize the discounted cash flow method to determine the fair value of the Company. In calculating the implied fair value of the Company's goodwill, the present value of the Company's expected future cash flows is allocated to all of the other assets and liabilities of the Company based on their fair values. The excess of the present value of the Company's expected future cash flows over the amount assigned to its other assets and liabilities is the implied fair value of goodwill.
Estimates critical to these calculations include projected future cash flows, discount rates, royalty rates, customer attrition rates and foreign exchange rates. Imprecision in estimating unobservable market inputs can impact the carrying amount of assets on the balance sheet. Furthermore, while we believe our valuation methods are appropriate, the use of different methodologies or assumptions to determine the fair value of certain assets could result in a different estimate of fair value at the reporting date. Refer to Note 6 to the accompanying consolidated financial statements for a further discussion of the methodology and inputs used to arrive at our determination of the goodwill and other purchased intangible assets associated with our purchase transaction and related impairment.
Income Taxes
As part of the process of preparing our consolidated financial statements, we required to estimate our provision for income taxes in each of the tax jurisdictions in which we conduct business, in accordance with the Income Taxes Topic 740 of the ASC. We compute our annual tax rate based on the statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we earn income. Significant judgment is required in determining our annual tax rate and in evaluating uncertainty in its tax positions. We recognize a benefit for tax positions that we believe will more likely than not be sustained upon examination. The amount of benefit recognized is the largest amount of benefit that we believe has more than a 50% probability of being realized upon settlement. We regularly monitor our tax positions and adjust the amount of recognized tax benefit based on our evaluation of information that has become available since the end of our last financial reporting period. The annual tax rate includes the impact of these changes in recognized tax benefits. When adjusting the amount of recognized tax benefits, we do not consider information that has become available after the balance sheet date, but do disclose the effects of new information whenever those effects would be material to our consolidated financial statements. The difference between the amount of benefit taken or expected to be taken in a tax return and the amount of benefit recognized for financial reporting represents unrecognized tax benefits. These unrecognized tax benefits are presented in the consolidated balance sheet principally within income taxes payable. We record valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. Significant judgment is applied when assessing the need for valuation allowances. Areas of estimation include our consideration of future taxable income and ongoing prudent and feasible tax planning strategies.

Should a change in circumstances lead to a change in judgment about the utilization of deferred tax assets in future years, we would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income. Changes in recognized tax benefits and changes in valuation allowances could be material to our results of operations for any period, but is not expected to be material to our consolidated financial position.

We account for uncertainty in income taxes under the provisions of Topic 740 of the ASC. These provisions clarify the accounting for uncertainty in income taxes recognized in an enterprise's financial statements, and prescribe a recognition threshold and measurement criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provisions also provide guidance on de-recognition, classification, interest, and penalties, accounting in interim periods, disclosure, and transition. The potential interest and/or penalties associated with an uncertain tax position are recorded in provision for income taxes on the consolidated statements of income. Please refer to Note 8 to the accompanying consolidated financial statements for further discussion regarding these provisions.

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that some portion or all of the net deferred tax assets will not be realized. The factors used to assess the likelihood of realization include our forecast of the reversal of temporary differences, future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. Failure to achieve forecasted taxable income in applicable tax jurisdictions could affect the ultimate realization of deferred tax assets and could result in an increase in our effective tax rate on future earnings.

Based on our assessment it appears more likely than not that the net deferred tax assets will be realized through future taxable income. Accordingly, no valuation allowance has been established against any of the deferred tax assets. We will continue to assess the need for a valuation allowance for our remaining deferred tax assets in the future

Recent Accounting Pronouncements
In July 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This ASU requires an entity to present an unrecognized tax benefit as a reduction of a deferred tax asset for a net operating loss (NOL) carryforward, or similar tax loss or tax credit carryforward, rather than as a liability when (1) the uncertain tax position would reduce the NOL or other carryforward under the tax law of the applicable jurisdiction and (2) the entity intends to use the deferred tax asset for that purpose. The ASU does not require new recurring disclosures. It is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013 and December 15, 2014, for public and nonpublic entities, respectively. Early adoption and retrospective application are permitted. The adoption of the accounting principles in this update is not anticipated to have a material impact on the Company's consolidated financial position or results of operations.
In July 2012, the FASB issued Accounting Standards Update No. 2012-02, Intangibles - Goodwill and Other, Testing Indefinite-Lived Intangible Assets for Impairment. This ASU allows an entity to first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test for indefinite-lived intangible assets. An organization that elects to perform a qualitative assessment no longer is required to perform the quantitative impairment test for an indefinite-lived intangible asset unless it is more likely than not that the asset is impaired. The ASU, which applies to all entities, is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The Company adopted this guidance in the third quarter of fiscal year 2012, as allowed by the early adoption provisions within the guidance. The adoption of the accounting principles in this update did not have a material impact on the Company's consolidated financial position or results of operations.
In December 2011, the FASB issued Accounting Standards Update No. 2011-11, Disclosures about Offsetting Assets and Liabilities. In January 2013, the FASB issued Accounting Standards Update No. 2013-01, Clarifying the Scope about Offsetting Assets and Liabilities, which limited the scope of ASU No. 2011-11 guidance to derivatives, repurchase type agreements, and securities borrowing and lending activity. These ASUs require an entity to disclose gross and net information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. Both ASUs are effective for annual and interim periods beginning on or after January 1, 2013. The adoption of the accounting standards in these updates did not have a material impact on the Company's consolidated financial position or results of operations.

BUSINESS
Our Company
A-Mark is a full-service precious metals trading company. It is a wholesaler of gold, silver, platinum and palladium bullion and related products, including bars, wafers, grain and coins. A-Mark also—

•	distributes gold and silver coins and bars from sovereign and private mints;

•	provides financing for the purchase of bullion and numismatics;

•	offers secure storage for bullion; and

•	offers complementary products such as consignment and customized finance, liquidity programs such as Repo accounts, and trade quotes in a variety of foreign currencies.

A-Mark believes it has one of the largest customer bases in each of its markets and provides one of the most comprehensive offerings of products and services in the precious metals trading industry. Our customers include mints, manufacturers and fabricators, refiners, coin and bullion dealers, banks and other financial institutions, commodity brokerage houses, industrial users of precious metals, investors and collectors. We serve customers on six continents, with over 15% of our customers being outside the United States. See “Concentration of Customers” under Note 2 to the accompanying consolidated financial statements.
A-Mark believes its businesses largely functions independently of the price movement of the underlying commodities. However, factors such as global economic activity or uncertainty and inflationary trends, which affect market volatility, have the potential to impact customer demand, volumes and margins.
History
A-Mark was founded in 1965 as a small numismatics firm, which subsequently grew to include wholesale bullion trading and precious metals financing. SGI, then known as Greg Manning Auctions, Inc., acquired a controlling 80% interest in the Company in 2005. The remaining 20% of the Company was acquired by Afinsa Bienes Tangibles, S.A., at the time SGI’s controlling shareholder. In 2012, SGI acquired from Afinsa its interest in the Company, as a result of which the Company became a wholly-owned subsidiary of SGI.
Over the years, A-Mark has been steadily expanding its products and services. In 1986, A‑Mark became an authorized purchaser for gold and silver coins struck by the United States mint. Similar arrangements with other sovereign mints followed, so that by the early 1990s, the Company had distribution relationships with all major sovereign mints offering bullion coins and bars internationally. In 2005, the Company launched its Collateral Finance Corporation (CFC) subsidiary for the purpose of making secured wholesale and retail loans collateralized by rare and semi-numismatic coins and bullion.
The Company opened an overseas office in Vienna, Austria in 2009, for the purpose of marketing its good and services in the emerging Eastern European markets, and the office commenced full trading activity in 2012. This resulted in the expansion of A-Mark’s trading hours from 12 to 17 hours a day, 5 days a week. Also in 2012, A-Mark formed, Transcontinental Depository Services, LLC (TDS), a subsidiary that provides customers with a turnkey global storage solution for their precious metals and precious metal products. In 2013, the Company began development of an electronic trading platform, which will allow its institutional and other large customers to execute transactions with the Company in precious metals and precious metal products through an automated interface. The platform is expected to be operational by mid-2014.
Through strategic relationships with its customers and suppliers and vertical integration across its markets, A-Mark seeks to grow its business volume, expand its presence in non-U.S. markets around the globe, with a principal focus on Europe and Asia, and enlarge its offering of complementary products and services. The Company seeks to continue its expansion by building on its strengths and what it perceives to be its competitive advantages. These include—

•	vertically integrated operations that span trading, distribution, storage, financing and other consignment products and services;

•
an extensive and varied customer base that includes banks and other financial institutions, coin dealers, jewelers, collectors, private investors, investment advisors, manufacturers, refiners, sovereign mints and mines;

•	access to primary market makers, suppliers, refiners and government mints that provide a dependable supply of precious metals and precious metal products;

•
trading offices in Santa Monica, California and Vienna, Austria, giving our customers live access to our trading desk up to 17 hours each trading day, even when many major world commodity markets are closed;

•	the largest precious metals dealer network in North America;

•	depository relationships in major financial centers around the world;

•	in-house trading and logistics support, with existing capacity for growth;

•	experienced traders who effectively manage the Company’s exposure to commodity price risk; and

•	a strong management team, with over 100 years of collective industry experience.
The Company sells gold, silver, platinum and palladium products to a wide array of customers, including financial institutions, bullion retailers, industrial manufacturers, and sovereign mints.  The Company makes a two way market, which results in many customers also operating as our suppliers.  This diverse base of customers purchases a variety of products from the Company in a multitude grades primarily in the form of coins and bars.

Currently, orders are taken telephonically, but the Company is developing an electronic trading platform that will be available to both buyers and sellers of precious metals. Pricing is generally based on screen quotes for bullion transactions in the spot market, with two-day settlement, although special pricing and extended settlement terms are also available. For example, a customer can leave an order with A-Mark to purchase at a specified price below the current market price or an order to sell at a specified price above the current market price.

Almost all customers take physical delivery of the precious metal. Product is shipped upon receipt of payment, except where the purchase is financed under credit arrangements between the Company and the customer. We have relationships with precious metal depositories around the world, to facilitate shipment of product from our inventory to our customers, in many cases for next day delivery. Product may either be dropped shipped to the customer’s location or delivered to a depository or other storage facility designated by the customer.
The Company periodically loans metals to customers on a short-term consignment basis, charging interest fees based on the value of the metals loaned. Such metal inventories are removed at the time the customers elect to price and purchase the metals, and the Company records a corresponding sale and receivable. Substantially all inventories loaned under consignment arrangements are secured by letters of credit issued by major financial institutions for the benefit of the Company or under an all-risk insurance policy with the Company as the loss-payee.
Our coin & bar customers buy and sell over 200 different products, including gold and silver coins from around the world, gold, silver, platinum and palladium bars and ingots in a variety of weights, shapes and sizes. We currently market a limited number of such products with our proprietary “A-Mark” rounds and bars. Our coin & bar customers are primarily coin and bullion dealers, although we also deal directly with banks and other financial institutions, commodity brokerage house, manufacturers, investors, investment advisors, and collectors who qualify as “eligible commercial entities” and “eligible contract participants,” as those terms are defined in the Commodity Exchange Act. Our coin & bar customers range in size from large financial institutions to small local dealers.
We are an authorized distributor (or, in the case of the US Mint, an authorized purchaser) of gold and silver coins for all of the major sovereign mints and various private mints. The sovereign mints include the United States Mint, the Australian (Perth) Mint, the Austrian Mint, the Royal Canadian Mint, the China Mint, Banco de Mexico, the South African Mint (Rand Refinery) and the Royal Mint (United Kingdom). We purchase and take delivery of coins from the mints for resale to coin dealers and other qualified purchasers.
Our distribution and purchase agreements with the mints are non-exclusive, and may be terminated by the mints at any time, although in practice our relationship with the mints are long-standing, in some cases, as with the U.S. Mint, extending back for over 20 years. In some cases, we have developed exclusive products with sovereign and private mints for distribution through our dealer network.
We offer our industrial and coin & bar customers support services including Trading, Finance, CFC and TDS. All of these transactions are made in support of our industrial and coin & bar customers. While Trading, Finance, CFC and TDS account for only a small portion of our revenues, we believe that they are important components of our competitive strategy of providing a full line of bullion and coin services to our customers.
Trading services hedge the commodity risk on the Company’s inventory and protect the Company from price fluctuations in situations where settlement of a transaction is delayed or deferred. The Company maintains relationships with major market-makers and multiple futures brokers in order to provide a variety of alternatives for its hedging needs. Our traders employ a combination of future and spot transactions to hedge transactional exposure and a combination of future, and forward contracts to hedge inventory exposure. Because it seeks to substantially hedge its market exposure, the Company believes that its business largely functions independently of the price movements in the underlying commodity. Through its hedging activities, the Company may also earn contango yields, in which futures price are higher than the spot prices, or backwardation yields, in which futures prices are lower than the spot prices. The Company also offers precious metals price quotes in a number of foreign currencies.
Finance engages in precious metals borrowing and lending transactions and other customized financial transactions with or on behalf of our customers and other counterparties. These arrangements range from simple hedging structures to complex inventory finance arrangements and forward purchase and sale structures, tailored to the needs of our customers.
Our Collateral Finance Corporation (CFC) subsidiary is a California licensed finance lender that makes commercial loans secured by precious metals. CFC’s customers include coin and metal dealers, investors and collectors. CFC is complementary to our bullion and coin businesses, and affords customers a convenient means of financing their inventory or collections. CFC takes physical delivery of the coins or bullion collateralizing the loans, and requires loan-to-value ratios of between, in most cases, 50% and 80%. The loan-to-value ratio refers to the principal amount of the loan divided by the liquidation value of the collateral, as conservatively estimated by CFC. Loans are for terms of between three and 12 months, and bear interest at fixed rates prevailing at the time the loan is made. Other terms of the loan may be customized in accordance with the particular needs and circumstances of the borrower.
Our Transcontinental Depository Services (TDS) subsidiary provides storage solutions for precious metals and numismatic coins for financial institutions, dealers, investors and collectors worldwide. TDS contracts on behalf of our clients with independent storage facilities in the Unites States, Canada, Europe, Singapore and Hong Kong, for either fully segregated or allocated storage. We assist our clients in developing appropriate storage options for their particular requirements, and we manage the operational aspects of the storage with the third party facilities on our clients’ behalf.
Market Making Activity
We act as a principal market maker, maintaining a two-way market for buying and selling precious metals. This means we both sell product to and purchase product from our customers.
Inventory
We maintain a substantial inventory of bullion and coins in order to provide our customers with selection and prompt delivery. We acquire product for our inventory in the course of our trading activities with our customers, directly from mines and refiners and from commodities brokers and dealers, privately and in transactions on established commodity exchanges. Inventory is “marked to market” daily for accounting and financial compliance purposes.
Sales and Marketing
We market our products and services primarily through our offices in Santa Monica, California and Vienna, Austria, our website and our dealer network, which we believe is the largest of its kind in North America. The dealer network consists of over 1,000 independent precious metal and coin companies, with whom we transact on a non-exclusive basis. The arrangements with the dealers vary, but generally the dealers acquire product from us for resale to their customers. In some instances, we deliver bullion to the dealers on a consignment basis. We also participate from time to time in trade shows and conventions, at which we promote our products and services.
As a vertically integrated precious metals concern, a key element of our marketing strategy is being able to cross-sell our products and services to customers of our different business units.
Operational Support
The Company maintains back office support at its offices in Santa Monica, California for processing and documenting its trading and sales activity and arranging for physical delivery and storage of product. We believe that our existing back office capacity will allow us to scale up our business activities without any appreciable increase in investment for operational support. We store our inventories of bullion with third party depositories in major financial centers around the world.

Using a third party software developer, we have created a proprietary trading program, referred to as the Metals Trading System or MTS. Through MTS we are able to input, process, track and document our trading activity, including complex hedging and similar transactions.
We are in the process of developing an electronic trading platform for receiving and processing customer orders, with the objective of improving transactional ease and efficiency for both us and our customers. When the platform becomes operational by mid-2014, we expect it will make processing small orders more economical and allow us to better allocate our resources to providing personalized service to our larger customers.
Supplier and Customer Concentrations
A-Mark buys a majority of its precious metals from a limited number of suppliers. The Company believes that numerous other suppliers are available and would provide similar products on comparable terms.
Our top three customers represented 20.9%, 11.3% and 1.6%, respectively, of trading revenues for the three months ended September 30, 2013, and 5.9%, 0.8% and 32.5%, respectively, of trading revenues for the three months September 30, 2012. Our top three customers represented 11.4%, 11.2% and 10.7%, respectively, of trading revenues for the year ended June 30, 2013, 5.6%, 23.1% and 16.8%, respectively, of trading revenues for the year ended June 30, 2012, and 23.8%, 8.2%, and 10.5%, for the year ended June 30, 2011. See “Concentration of Customers” under Note 2 to the accompanying consolidated financial statements.
Trading Competition
A-Mark's activities cover a broad spectrum of the precious metals industry, with a concentration on the physical market. We service public, industrial and private sector consumers of precious metals which include jewelry manufacturers, industrial consumers, refiners, minting facilities, banks, brokerage houses and private investors. We face different competitors in each area. In most cases, however, our competitors include precious metals trading firms and banks. It is not uncommon for a customer and/or a supplier in one market segment to be a competitor in another. Competition is based on price, market volatility and supply.
Trading Seasonality
While the precious metals trading business is not seasonal, we believe it is directly impacted by the perception of market trends and global economic activity. Historically, anticipation of increases in the rate of inflation, as well as anticipated devaluation of the U.S. dollar, has resulted in higher levels of interest in precious metals as well as higher prices for such metals.
Employees
As of September 30, 2013 we had 31 employees, most of whom were full-time employees. None of our employees are unionized. We believe that we have an excellent working relationship with our employees and we have never experienced an interruption of business as a result of labor disputes.
Facilities
We lease approximately 4,400 square feet of office space in Santa Monica, California under a lease expiring in April, 2017 which houses our corporate headquarters, our North American trading desk and related activities, and our back office functions. We also lease approximately 2,100 square feet of office space in Vienna, Austria under a lease expiring in September, 2016 which houses our European trading desk and related activities.
We believe that our facilities are well maintained and are sufficient to meet our current and projected needs.
Legal Proceedings
In the ordinary course of our business, we and our subsidiaries are parties to various legal proceedings. We do not believe that any such ordinary course litigation will have a material effect on our business, financial condition or results of operation.
Our Relationship with SGI
Until the distribution date, we will continue to be a wholly-owned subsidiary of SGI. After the spinoff, we will operate as a publicly traded company independent from SGI.
Before the distribution date, we will enter into a separation and distribution agreement and other agreements with SGI to effect the distribution and provide a framework for our relationship with SGI after the distribution. These agreements govern the relationship between SGI and us subsequent to the completion of the spinoff and provide for the principal steps to be taken in connection with the spinoff and other matters. For a detailed description of these agreements, see “Certain Relationships and Related Party Transactions—Agreements with SGI” in this Prospectus.
Corporate Information
A-Mark was founded in 1965 as a New York corporation. On January 30, 2014, the Company was reincorporated in Delaware.
Our principal executive offices are located at 429 Santa Monica Blvd., Suite 230, Santa Monica, CA 90401, tel. (310) 587-1477. Our website address is www.amark.com.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES
BDO USA, LLP was previously the independent registered public accounting firm for A-Mark Precious Metals, Inc. On October 8, 2012, BDO USA, LLP was dismissed and on October 11, 2012 KPMG LLP was engaged as the independent registered public accounting firm for A-Mark Precious Metals, Inc. The decision to change accountants was approved by the audit committee of the SGI board of directors.

During the two fiscal years ended June 30, 2012, and the subsequent interim period through October 11, 2012, there were no: (1) disagreements with BDO USA, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2), reportable events. The audit reports of BDO USA, LLP on the consolidated financial statements of A-Mark Precious Metals, Inc. and subsidiaries as of and for the years ended June 30, 2012 and 2011, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The dismissal of BDO USA, LLP as the independent public accounting firm for A-Mark coincided with BDO USA, LLP's dismissal as the independent public accounting firm for SGI.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
Commodity Price Risk

We are subject to commodity price risk through our principal business, the purchase and sale of precious metals in the form of gold, silver platinum and palladium. We enter in to a combination of futures and forward transactions to substantially hedge our net exposure to changes in the underlying commodity prices. Consistent with the use of these contracts to neutralize the effect of commodity price fluctuations, such unrealized losses or gains are offset by corresponding gains or losses, respectively, in the remeasurement of the underlying transactions being hedged. When taken together, these forward and futures contracts and the offsetting underlying commitments do not create material market risk. As of September 30, 2013 we had $307.6 million in commodity price risk related entirely to our inventories and related commitments and $309.9 million in corresponding forwards and futures contracts. As of June 30, 2013 we had $256.0 million in commodity price risk related entirely to our inventories and related commitments and $256.2 million in corresponding forwards and futures contracts. As of June 30, 2012 we had $305.0 million in commodity price risk related entirely to our inventories and related commitments and $304.6 million in corresponding forwards and futures contracts.

Foreign Currency Exchange Rate Risk

We are subject to foreign currency exchange rate risk relating to the sale of precious metals priced in foreign currencies. We use foreign currency forward contracts to hedge the price risk associated with firmly committed denominated receipts related to our ongoing business. Foreign currency forward contracts are sensitive to changes in foreign currency exchange rates. Consistent with the use of these contracts to neutralize the effect of exchange rate fluctuations, such unrealized losses or gains are offset by corresponding gains or losses, respectively, in the remeasurement of the underlying transactions being hedged. When taken together, these forward currency contracts and the offsetting underlying commitments do not create material market risk. As of September 30, 2013 we had $1.5 million in foreign currency denominated transactions and $0.6 million in foreign currency forward contracts. As of June 30, 2013 we had $0.1 million in foreign currency denominated transactions and $0.3 million in foreign currency forward contracts. As of June 30, 2012 we had $9.1 million in foreign currency denominated transactions and $6.9 million in foreign currency forward contracts.

Interest Rate Risk

Interest under our Trading Credit Facility is based on short term (primarily LIBOR) based interest rates. An increase in LIBOR rates would increase our underlying interest expense. Such increases would likely be substantially offset by an increase in the rates charged for our finance products and services. Market risk is further mitigated due to the highly liquid nature of our inventories which allow us to significantly reduce our borrowings in a short period of time. As a result, an increase in interest rates does not create material market risk.

MANAGEMENT
Directors and Executive Officers following the Distribution
The following table sets forth information regarding the individuals who are currently expected to serve as our executive officers and directors following the distribution and their anticipated titles following the distribution. All of our executive officers are currently employees of SGI or its subsidiaries. After the distribution, none of our executive officers and directors will be employees of SGI. However, Mr. Roberts will remain a director and officer of SGI, Ms. Meltzer will remain an officer and become a director of SGI and both will continue to provide services to SGI as more fully described below under “Certain Relationships and Related Party Transactions—Agreements with SGI”). We have also described the specific credentials, experience and other qualifications of those individuals who are expected to serve as our directors following the spinoff.

Name Gregory N. Roberts	Age 51	Position with A-Mark Chief Executive Officer and Director
David W. G. Madge	53	President
Thor G. Gjerdrum	46	Executive Vice President and Chief Operating Officer
Gianluca Marzola	46	Chief Accounting Officer
Carol Meltzer	55	Executive Vice President, General Counsel and Secretary
Jeffrey D. Benjamin	52	Chairman of the Board
Joel R. Anderson	70	Director
Ellis Landau	70	Director
William Montgomery	53	Director
John U. Moorhead	61	Director
Jess M. Ravich	56	Director

GREGORY N. ROBERTS: Chief Executive Officer and Director
Mr. Roberts has been Chief Executive Officer and a Director of A-Mark since July 2005. Mr. Roberts has served as President and Chief Executive Officer of SGI since March 2008. Mr. Roberts previously served as the President of SGI’s North American coin division, which included A-Mark. He is also a lifetime member of the American Numismatic Association. Through his day-to-day involvement in all aspects of the Company’s operations, Mr. Roberts provides a vital link between junior and senior management personnel and the general oversight and policy-setting responsibilities of the Board. Mr. Roberts has substantial management and business experience in the area of collectibles and trading and has been a trader since the age of 12. Mr. Roberts has been a director of SGI since 2000.
Mr. Roberts brings to the Board expertise in numismatics and trading, extensive knowledge of the precious metals industry and, in his role as Chief Executive Officer, in-depth knowledge of the Company and its business.
DAVID W. G. MADGE: President
Mr. Madge has been President of A-Mark since September 2011. Prior to that, Mr. Madge held various positions with the Royal Canadian Mint (RCM), a Commercial Crown Corporation of the Government of Canada, since 1995, most recently serving as Executive Director of the Bullion and Refinery Business Services, which included the refinery plant operations. Mr. Madge previously served as Director of Bullion & Refinery Services for RCM, where he was responsible for global sales and marketing activities. Mr. Madge received a Bachelor of Science degree in 1983 and a Bachelor of Arts degree in 1987, each from the University of Waterloo (Ontario, Canada.)
THOR G. GJERDRUM: Executive Vice President and Chief Operating Officer
Mr. Gjerdrum has served as A-Mark’s Executive Vice President and Chief Operating Officer since July 1, 2013 and as our Chief Financial Officer and Executive Vice President from 2002 to May 2008 and from May 2010 to June 30, 2013. Mr. Gjerdrum was Chief Financial Officer and Executive Vice President of SGI from June 2008 to April 2010. Previously, Mr. Gjerdrum held a variety of positions with two publicly traded telecommunications companies, the last of which was as Vice President of Finance, and worked in public accounting. Mr. Gjerdrum received a Bachelor of Science degree in accounting from Santa Clara University.
GIANLUCA MARZOLA: Chief Accounting Officer
Mr. Marzola has served as A-Mark’s Chief Accounting Officer since July 1, 2013.  Mr. Marzola joined A-Mark on September 2002 and held various accounting positions of increasing responsibility. He served as Controller from July 2008 to June 2013. Mr. Marzola received a B.S. in business/accounting from Universita’di Bologna, Italy.
CAROL MELTZER: Executive Vice President, General Counsel and Secretary
Ms. Meltzer will become our General Counsel, Secretary and Executive Vice President on the date of distribution. She served as General Counsel, Secretary and Executive Vice President of SGI and its predecessor companies since 2006, and served in a variety of legal capacities for the company since 1996. Ms. Meltzer previously practiced law at Stroock & Stroock & Lavan LLP and Kramer Levin Naftalis & Frankel LLP. Ms. Meltzer received B.A. and J.D. degrees from the University of Michigan, Ann Arbor.
JEFFREY D. BENJAMIN: Chairman of the Board
Mr. Benjamin will join our board of directors on the date of the distribution. Mr. Benjamin has been a Senior Advisor to Cyrus Capital Partners, L.P. since 2008, where he assists with distressed investments. Mr. Benjamin also serves as a consultant to Apollo Management, L.P., a private investment fund, and from September 2002 to June 2008, Mr. Benjamin served as a senior advisor to Apollo Management, where he was responsible for a variety of investments in private equity, high yield and distressed securities. Mr. Benjamin has served as non-Executive Chairman of the Board of SGI since 2012 and as a director of SGI since 2009. He is also a member of the boards of directors of Caesars Entertainment Corporation, Exco Resources, Inc. and Chemtura Corporation. Mr. Benjamin is a trustee of the American Numismatic Society and has had a long-standing personal interest in coin collecting. Mr. Benjamin holds an MBA from the Sloan School of Management at M.I.T. and a BA from Tufts University.
With his financial and business background, service as a public company director and personal involvement in numismatics, Mr. Benjamin is expected to contribute to the Board in matters of corporate finance, governance, business development and industry strategy.
JOEL R. ANDERSON: Director
Mr. Anderson will join our board of directors on the date of distribution. Mr. Anderson is the Chairman and Director of Anderson Media Corporation, the country’s largest distributor and merchandiser of pre-recorded music and a major distributor of books, and is also the chairman and a director of various affiliated companies, including TNT Fireworks, the country’s largest importer and distributor of consumer fireworks; Anderson Press, a major publisher of children’s books and associated children’s product; and Whitman Publishing Company, the leading publisher of books and related products for coin collections. Mr. Anderson has served as chairman and in other positions with Anderson Media Corporation for more than five years. He is a principal of Stack's LLC, SGI’s joint venture partner in Stack’s Bowers Galleries, a rare coin and currency auction house. Mr. Anderson has been a director of SGI since October 1, 2012. Mr. Anderson has been a member of the Board of Trustees of the American Numismatic Society since 2006 and serves on its nominating and governance committee. He is also a lifetime member of the American Numismatic Association. Mr. Anderson, who studied at the University of North Alabama, has been a member of the Board of SGI since October 1, 2012.
Mr. Anderson’s extensive business experience combined with his personal interest and expertise in numismatics is expected to provide the Board with insight and guidance in matters of business planning and growth strategy.
ELLIS LANDAU: Director
Mr. Landau will join our board of directors on the date of the distribution. Mr. Landau is President, Treasurer and Director of ALST Casino Holdco, LLC, the holding company of Aliante Gaming, LLC, which owns and operates Aliante Station Casino + Hotel in Las Vegas, Nevada. In 2006, Mr. Landau retired as Executive Vice President and Chief Financial Officer of Boyd Gaming Corporation (NYSE: BYD), a position he held since he joined the company in 1990. Mr. Landau previously worked for Ramada Inc., later known as Aztar Corporation, where he served as Vice President and Treasurer, as well as U-Haul International in Phoenix and the Securities and Exchange Commission in Washington, D.C. Mr. Landau has been a director of SGI since October 1, 2012. From 2007 to 2011, Mr. Landau was a member of the Board of Directors of Pinnacle Entertainment, Inc. (NYSE:PNK), a leading gaming company, where he served as chairman of the audit committee and as a member of its nominating and governance committee and its compliance committee. Mr. Landau received his Bachelor of Arts in economics from Brandeis University and his M.B.A. in finance from Columbia University Business School.
Mr. Landau brings to the Board substantial finance, accounting and corporate governance experience, and is expected to serve as the Chairman of the Audit Committee.
WILLIAM MONTGOMERY: Director
Mr. Montgomery will join our board of directors on the date of the distribution. Mr. Montgomery is a private investor with a focus on equities and real estate. He was Executive Vice President in charge of principal investments for Libra Securities from 1999-2000. Previously, he was a Managing Director at Salomon Brothers Inc., where he was a member of the fixed income arbitrage group with responsibility for proprietary investments in high yield securities, a distressed debt trader and a member of the investment banking group. Mr. Montgomery has been a director of SGI since December 2012. He is a graduate of the University of Virginia and the Columbia University School of Law.
Mr. Montgomery brings to the Board expertise in investments, finance and capital markets, which the Company believes is particularly important as it seeks to establish a market presence following the distribution.
JOHN U. (“JAY”) MOORHEAD: Director
Mr. Moorhead will join our board of directors on the date of distribution. He has been a managing director of Ewing Bemiss & Co., an investment banking firm, since 2009. Prior to joining Ewing Bemiss, Mr. Moorhead was a managing director at Westwood Capital from 2005 until 2009 and MillRock Partners from 2003 until 2005, boutique investment banking firms serving private middle market and public growth companies. From 2001 to 2003, Mr. Moorhead was a corporate finance partner at C.E. Unterberg, Towbin. Mr. Moorhead has been a director of SGI since June 2007. Mr. Moorhead received his B.A. degree from the University of Vermont, and attended the Program for Management Development at Harvard Business School.
Mr. Moorhead brings to the Board expertise in corporate finance and valuable perspectives on public company growth and global competition. Mr. Moorhead also has experience in the area of executive compensation, and is expected to serve as Chairman of our Compensation Committee.
JESS M. RAVICH: Director
Mr. Ravich will join our board of directors on the date of the distribution. Mr. Ravich is group managing director and head of alternative products for The TCW Group, Inc., an international asset-management firm, which he joined in 2012. Prior to joining The TCW Group, Mr. Ravich served as managing director and head of capital markets of Houlihan, Lokey, Howard & Zukin, Inc., an international investment bank. From 1991 through November 2009, Mr. Ravich founded and served as chief executive officer of Libra Securities LLC, an investment banking firm serving the middle market. Prior to founding Libra, Mr.

Ravich was an executive vice president of the fixed income department at Jefferies & Company, a Los Angeles-based brokerage firm, and a senior vice president at Drexel Burnham Lambert, where he was also a member of the executive committee of the high yield group. Mr. Ravich joined the Board of Directors of SGI in 2009. He also serves on the Board of Directors of The Cherokee Group, Inc. (NASDAQ: CHKE). Mr. Ravich is a graduate of the Wharton School at the University of Pennsylvania and Harvard Law School, where he was an editor of the Harvard Law Review.
With his extensive background in investment banking and the financial markets, Mr. Ravich is expected to provide Board leadership in matters of strategic development and business initiatives, including potential growth through acquisitions.
Board Structure
Our board of directors currently consists of two directors, Mr. Roberts and Ms. Meltzer. On the distribution date, our board of directors will expand to seven directors and consist of the individuals designated above as directors. Ms. Meltzer has provided us with her resignation contingent upon and effective as of the distribution.
At the time of the distribution, all our directors will qualify as independent directors under the rules of The NASDAQ Stock Market, other than Mr. Roberts. All of our directors will stand for election at each annual meeting of our shareholders. There are no family relationships among any of our directors or executive officers.
Committees of the Board
We expect that, immediately following the distribution, the standing committees of our board of directors will consist of an audit committee, a compensation committee and a nominating and corporate governance committee.
Audit Committee
The duties and responsibilities of the Audit Committee will be set forth in a written charter, which will be effective as of the distribution date and available on our website, and will include the following:

•	to oversee the quality and integrity of our financial statements and our accounting and financial reporting processes;

•	to prepare the audit committee report required by the SEC in our annual proxy statements;

•	to review and discuss with management and the independent registered public accounting firm our annual and quarterly financial statements;

•	to review and discuss with management our earnings press releases;

•
to appoint, compensate and oversee our independent registered public accounting firm, and pre-approve all auditing services and non- audit services to be provided to us by our independent registered public accounting firm;

•	to review the qualifications, performance and independence of our independent registered public accounting firm; and

•
to establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Each of the members of the Audit Committee will be an independent director, as defined under the rules of The NASDAQ Stock Market, will meet the criteria for independence under Rule 10A-3(b)(1) under the Securities and Exchange Act of 1934 and will otherwise satisfy the conditions of The NASDAQ Stock Market rules for audit committee membership, including the financial literacy requirements. In addition, we expect that one member of the Audit Committee will qualify as an audit committee financial expert, in compliance with the rules and regulations of the SEC and The NASDAQ Stock Market.
Compensation Committee
The duties and responsibilities of the Compensation Committee will be set forth in a written charter, which will be effective as of the distribution date and available on our website, and will include the following:

•	to determine, or recommend for determination by our board of directors, the compensation of our chief executive officer and other executive officers;

•	to establish, review and consider employee compensation policies and procedures;

•	to review and approve, or recommend to our board of directors for approval, any employment contracts or similar arrangement between the company and any executive officer of the company;

•
to review and discuss with management the Company’s compensation policies and practices and management’s assessment of whether any risks arising from such policies and practices are reasonably likely to have a material adverse effect on the Company;

•	to review, monitor, and make recommendations concerning incentive compensation plans, including the use of stock options and other equity-based plans; and

•	to appoint, compensate and oversee any compensation consultant, legal counsel or other advisor retained by the Compensation Committee in its sole discretion;
Each of the members of the Compensation Committee will be an independent director, as defined under the rules of The NASDAQ Stock Market, and will otherwise satisfy the conditions of the NASDAQ Stock Market rules for compensation committee membership.
Nominating and Corporate Governance Committee
The duties and responsibilities of the Nominating and Corporate Governance Committee will be set forth in a written charter, which will be effective as of the distribution date and available on our website, and will include the following:

•
to recommend to our board of directors proposed nominees for election to the board of directors by the shareholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the board of directors to fill vacancies that occur between shareholder meetings;

•	to make recommendations to the board of directors regarding corporate governance matters and practices; and

•	to recommend members for each committee of the board of directors.
Each of the members of the Compensation Committee will be an independent director, as defined under the rules of The NASDAQ Stock Market.
Compensation Committee Interlocks and Insider Participation
Following the distribution, no member of our compensation committee will serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Code of Ethics
Our board of directors has adopted a code of ethics applicable to our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and other senior officers effective as of the distribution, in accordance with applicable rules and regulations of the SEC and the NASDAQ Market. Our code of ethics will be available on our website.
Corporate Governance Guidelines
Our board of directors has adopted a set of corporate governance guidelines that sets forth our policies and procedures relating to corporate governance effective as of the distribution. Our corporate governance guidelines will be available on our website.
COMPENSATION OF DIRECTORS
After the distribution, the policy of the board of directors will be to compensate non-executive directors with cash-based compensation. Director compensation will be reviewed by the board of directors annually and from time to time to ensure that compensation levels are fair and appropriate. In the future, the board of directors may consider granting equity awards as an element of non-executive director compensation. All directors will be entitled to reimbursement by the Company for reasonable travel to and from meetings of the board of directors, and reasonable food and lodging expenses incurred in connection therewith.
After the distribution, non-executive directors will be compensated annually according to our initial Director Compensation Policy, as follows:

(1)	Cash retainer -- $60,000

(2)	Cash retainer for service as Chairman of Audit Committee or Chairman of Compensation Committee -- $10,000

(3)	Cash retainer for service as Chairman of Nominating and Governance Committee -- $5,000

(4)	Cash retainer for service as member (other than Chairman) of Audit Committee or Compensation Committee -- $5,000
No meeting fees will be paid under the initial Director Compensation Policy. Service as a member of a committee other than the Audit Committee or Compensation Committee will not result in additional compensation.
The Director Compensation Policy assumes service for a full year; directors who serve for less than the full year will be entitled to receive a pro-rated portion of the applicable payment. Each “year”, for purposes of the Director Compensation Policy, begins on the date of our annual meeting of stockholders.
No equity awards will be authorized as regular annual non-executive director compensation under the initial Director Compensation Policy. The Chairman of the Board will receive no additional cash compensation under this Policy. In connection with the distribution, an option to purchase 500,000 shares of SGI common stock, originally granted to Jeffrey D. Benjamin, SGI’s Chairman of the Board, on October 25, 2012, will be replaced and adjusted to become an option to purchase an as yet undetermined number of shares of A-Mark common stock, which option will have the same aggregate exercise price and aggregate intrinsic value as the SGI option at the time of the distribution. See “Treatment of Equity-Based Compensation as a Result of the Spinoff.” The replacement option to purchase shares of A-Mark, which will be an obligation of A-Mark from and after the distribution, will be vested as to 20% of the underlying shares immediately, with the option vesting as to the remaining 80% of the shares in four equal annual installments based on service as a director of A-Mark, and will expire on October 25, 2022, subject to accelerated vesting and earlier expiration in specified circumstances.
Our directors serving in fiscal 2013 received no compensation for such service, apart from payments in their capacity as employees of SGI or A-Mark.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our Named Executive Officers
For fiscal 2013, the following individuals served as our named executive officers (“NEOs”):

•	Our Chief Executive Officer, Gregory N. Roberts, who also served as a Director of A-Mark and as Chief Executive Officer, President and a Director of SGI;

•	Our President, David W.G. Madge; and

•	Our Executive Vice President and Chief Operating Officer (effective July 1, 2013), Thor Gjerdrum. Mr. Gjerdrum served as our Chief Financial Officer until the end of fiscal 2013.
Mr. Roberts was employed directly by SGI and paid his compensation by SGI during fiscal 2013. Such fiscal 2013 compensation was paid to him for service to A-Mark and its subsidiaries and for services to SGI and its other subsidiaries. A-Mark paid SGI $897,240 to reimburse SGI for compensation paid to Mr. Roberts. After the distribution, Mr. Roberts will continue to serve separately as an executive officer and director of SGI, in addition to his duties with A-Mark. See “Certain Relationships and Related Party Transactions—Agreements with SGI—Secondment Agreement.” The compensation to Mr. Madge and Mr. Gjerdrum, other than compensation relating to equity awards, was paid directly by A-Mark and its subsidiaries solely for their services to A-Mark and its subsidiaries.
Immediately after the distribution, Carol Meltzer will become our Executive Vice President, General Counsel and Secretary, and will be designated as an executive officer for securities law reporting purposes. Ms. Meltzer also served as a member of our board of directors in fiscal 2013. However, because Ms. Meltzer was not an executive officer of A-Mark as of the end of the most recent fiscal year, she is not an NEO for fiscal 2013. After the distribution, it is expected that Ms. Meltzer will continue to serve separately as an executive officer of SGI and will serve on its board of directors, in addition to her duties with A-Mark. See “Certain Relationships and Related Party Transactions—Agreements with SGI—Secondment Agreement.”
Effective July 1, 2013, Gianluca Marzola became our Chief Accounting Officer, which position constitutes our principal financial officer within the meaning of SEC regulations.

Overview of Compensation Objectives and Philosophy
Prior to the distribution, we have been a wholly-owned subsidiary of SGI. Our approach to executive compensation has been focused on providing total cash compensation commensurate with the levels necessary to attract and retain senior-level executives within our industry, as well as providing equity-based compensation to provide additional incentive that is both long-term and aligned with the interests of shareholders and to promote retention of the executive and long-term service.
We have chosen to formalize many of the terms of employment of our NEOs by entering into employment agreements with them. This practice has helped us to attract and retain key executives and employees. In our financial services industry, there is a high degree of competition for talented executives and employees, with job changes being more frequent than in many other industries. Hiring often involves substantial negotiations regarding employment terms, which generally must be reflected in an employment agreement. Employment agreements offer us several advantages, particularly by fixing employment terms for specified time periods and thereby limiting renegotiations and also by including provisions for the protection of our businesses.
During fiscal 2013 and currently, Mr. Robert’s service was and is governed by an employment agreement with SGI, Mr. Madge’s service was and is governed by an employment agreement with A-Mark, and Mr. Gjerdrum’s service was and is governed by an employment agreement with A-Mark and our wholly owned subsidiary CFC (to which SGI was and is a party). In connection with the distribution, we expect to amend the employment agreements to reflect the separation of A-Mark from SGI.
As a subsidiary of SGI, A-Mark historically has not had some of the more formal compensation practices and policies employed by publicly traded companies subject to the executive compensation disclosure rules of the SEC and subject to the limitations on tax deductibility under Section 162(m) of the Internal Revenue Code (the “Code”). We have not had, and currently do not have, a separate compensation committee to administer our executive compensation arrangements. However, we intend to establish a compensation committee concurrently with the distribution that will be responsible for setting policies for executive compensation and administering all cash-based and equity-based plans and programs for our senior management.
Compensation Determination Process
Our CEO’s compensation has been paid by SGI, and therefore has been determined by the SGI compensation committee and SGI board of directors. Our CEO, in consultation with the SGI compensation committee and SGI board of directors, has negotiated the terms of the employment agreements with our other NEOs and made decisions regarding the compensation of other officers. In making these decisions, the decisions-makers have generally relied on their judgment regarding the appropriate structure and level of compensation, taking into account factors including the performance and business outlook of SGI and A-Mark and their subsidiaries (including our short- and long-term strategies and current economic and market conditions), evaluations of an executive’s skill set and leadership qualities, career accomplishments, recent performance, current compensation arrangements, competitive levels of compensation based on available and relevant information and long-term potential to enhance our value.
Our main objective in establishing compensation arrangements has been and will be to set criteria that are consistent with our business strategies. Generally, in evaluating performance, we have and will continue to review the following criteria:

•	Strategic goals and objectives, such as profitability;

•	Individual management objectives that relate to our strategies; and

•	Achievement of specific operational goals of the executive officers.
Our executive compensation programs and policies have and will continue to depend on the position and responsibility of each executive officer. Generally, we have intended that the compensation of our NEOs be at levels commensurate with each executive’s position and scope of responsibilities. Our decision-makers took into consideration various factors as noted above (none of which was individually weighted) in determining our NEOs’ compensation packages, but no pre-set methodology or decision-making process was followed in making such decisions. In this regard, we have not historically used specific peer groups or formal benchmarking in determining the structure and levels of compensation for our NEOs.
Following the distribution, the compensation committee of our board of directors will administer our executive compensation plans and programs and make all determinations with respect to the compensation of our NEOs.
Components of our Executive Compensation Program
The key components of our NEO compensation program are:

•	Base salary;

•	Annual performance-based bonuses, and in some cases discretionary bonuses;

•	Long-term equity incentives, primarily in the form of options and RSUs;

•	Severance benefits; and

•	Other benefits.
We did not and do not currently have formal policies relating to the allocation of total compensation among the various elements of compensation. However, the more senior the position an executive holds, the more influence he has over our financial performance.
Base Salary
We set base salaries to reflect each NEO’s performance and experience, the executive’s expected future contributions to A-Mark (or SGI in the case of the CEO), the responsibilities, impact and importance of the position to our performance, and internal pay equity, and with a view to the competitiveness of the NEO’s compensation opportunity in the marketplace. Generally, we have negotiated with NEOs or prospective NEOs and reached an agreement regarding salary levels for the years covered by the term of his employment agreement. The factors taken into account in setting salary do not receive a specific weighting in our compensation decision-making process.
For fiscal 2013 and fiscal 2014, our NEOs’ annual base salaries were or are as follows:

	Base Salary
Named Executive Officer	Fiscal 2013	Fiscal 2014
Gregory N. Roberts	$525,000	$525,000
David W.G. Madge	425,000	425,000
Thor Gjerdrum	358,000	384,000
Annual Performance Bonus and Discretionary Bonuses
Under the employment agreement of each of our NEOs, the NEO has the opportunity to earn a performance bonus based on achievement of a pre-specified level of pre-tax profit of SGI, A-Mark or CFC. Such performance bonuses are intended to provide performance-based cash compensation that rewards our NEOs for their contribution to our financial performance. We view pre-tax profit as a key financial metric for purposes of our business planning, which does not distort the incentives to management or promote undue risk and which substantially reflects the quality of the execution of our business plan by our management team. The pay-out levels corresponding to pre-set levels of pre-tax profit were set at levels determined in the judgment of decision-makers taking into account anticipated levels of pre-tax profits, the decision-makers’ judgment as to competitive arrangements in the industry and competitive levels of cash compensation and their judgment as to a fair allocation of profits between management and shareholders and other stakeholders.
For fiscal 2013 and fiscal 2014, the performance metric specified for each NEO relates to the company that is primarily obligated under the employment agreement. Thus, in the case of Mr. Roberts, the required performance is pre-tax profit of SGI, while for Mr. Madge the required performance is pre-tax profit of A-Mark and for Mr. Gjerdrum the required performance is based partly on the performance of A-Mark and partly on the pre-tax profit of CFC. For all three NEOs, pre-tax profits is defined as the relevant company's net income (as determined under Generally Accepted Accounting Principles or GAAP) for the given fiscal year, adjusted to eliminate the positive or negative effects of income taxes (in accordance with GAAP) and, in the case of Mr. Roberts and Mr. Gjerdrum, adjusted to eliminate the positive or negative effects of foreign currency exchange and, in the case of Mr. Roberts, adjusted to eliminate certain expenses incurred in connection with specified litigation affecting SGI.
The performance bonus for Mr. Roberts specified for fiscal 2013 and for fiscal 2014 was and is as follows:
If SGI pre-tax profits are at least $5 million, then the annual incentive would equal:

•	12% of pre-tax profits up to $8 million of pre-tax profits; plus

•	15% of pre-tax profits in excess of $8 million, up to $10 million of pre-tax profits; plus

•	18% of pre-tax profits in excess of $10 million of pre-tax profits.

If pre-tax profits are less than $5 million, the SGI compensation committee retains discretion to determine whether to pay any performance bonus and the amount thereof, up to a maximum for this discretionary amount of $600,000. For fiscal 2014, under the employment agreement, the retained discretion to grant a bonus when pre-tax profits is less than $5 million may be exercised only if pre-tax profits are positive, and the SGI compensation committee retains discretion to reduce the amount of the performance bonus payable under the above formula to an amount not less than $3 million.
After the spinoff, Mr. Roberts will be employed directly by A-Mark and will not be employed by SGI. However, Mr. Roberts will continue to perform services for SGI under a Secondment Agreement under which SGI will pay A-Mark for the services of Mr. Roberts and another person then employed by A-Mark. Mr. Roberts will have entered into an employment agreement with A-Mark that will be effective at the time of the spinoff. Under that employment agreement and the Secondment Agreement, the terms of the performance bonus will remain substantially the same as described above, but with pre-tax profits determined by the A-Mark compensation committee by combining the pre-tax profits for a given fiscal year achieved by A-Mark with those achieved by SGI. For this purpose, expenses incurred in implementing the spinoff will be eliminated from the calculation of pre-tax profits of the two companies.
The performance bonus for Mr. Madge specified for fiscal 2013 and for fiscal 2014 was and is as follows:
If A-Mark has positive pre-tax profits, then the annual incentive would equal:

•	A discretionary amount with respect to pre-tax profits up to $18 million; plus

•	1.0% of pre-tax profits in excess of $18 million, up to $25 million of pre-tax profits; plus

•	3.0% of pre-tax profits in excess of $25 million, up to $30 million of pre-tax profits; plus

•	5.0% of pre-tax profits in excess of $30 million, up to $35 million of pre-tax profits; plus

•	6.0% of pre-tax profits in excess of $35 million of pre-tax profits.
The SGI compensation committee could award discretionary bonus amounts in excess of the amounts determined under the above formula.
The performance bonus for Mr. Gjerdrum specified for fiscal 2013 was as follows:
If A-Mark or CFC had positive pre-tax profits, then the annual incentive would equal:

•	0.5% of A-Mark pre-tax profits up to $10 million of pre-tax profits; plus

•	2.75% of A-Mark pre-tax profits in excess of $10 million of pre-tax profits; plus

•	15% of CFC pre-tax profits.
The SGI compensation committee together with other decision makers could award discretionary bonus amounts in excess of the amounts determined under the above formula.
The performance bonus for Mr. Gjerdrum specified for fiscal 2014 is as follows:
The terms of Mr. Gjerdrum’s employment agreement are currently being reviewed in light of the proposed spinoff and Mr. Gjerdrum’s expanded role going forward.
For fiscal 2013, the performance bonuses earned by our NEOs under the applicable pre-set performance formula were as follows:

Named Executive Officer	Earned Annual Incentive Fiscal 2013
Gregory N. Roberts	837,240
David W.G. Madge	188,488
Thor Gjerdrum	640,000
These payments corresponded to the level of per-tax profits achieved, without additional discretionary bonus payments.

The SGI compensation committee has awarded discretionary bonuses to the NEOs in past years in recognition of good performance in areas not fully reflected in pre-tax profits. Such discretionary bonuses may be awarded in the future by A-Mark and its subsidiaries. The committee paid a discretionary bonus to Mr. Roberts in fiscal 2013 in connection with his signing an extension of his employment agreement and a year-end discretionary bonus of $60,000. See “Other Significant Employment Agreement Terms and Related Information,” below.
After the spinoff, the compensation obligations under employment agreements will be obligations of A-Mark. The A-Mark compensation committee will perform the functions previously performed by the SGI compensation committee.
Long-Term Equity Incentives
We have used equity-based compensation (relating to SGI common stock) to provide additional incentives that are both long-term and aligned with the interests of shareholders, and to promote retention of the executive and long-term service. Generally, we have granted such awards in connection with the entry into a new or extended multi-year employment agreement. Thus, in recent years, equity incentives have not been part of annual compensation. In this regard, the amount or value of equity incentives has not been determined under a precise compensation formula or based on benchmarking such awards against practices at comparable companies. The A-Mark compensation committee may consider using long-term equity awards as a component of total direct compensation following the distribution.
In fiscal 2013, SGI and A-Mark, respectively, negotiated with Mr. Roberts and Mr. Gjerdrum multi-year extensions of their employment agreements. In connection with such renewals, Mr. Roberts received a grant of 300,000 SGI stock options, and Mr. Gjerdrum received a grant of 60,000 RSUs settleable by delivery of SGI common stock. The terms and fair values of these awards, and related information, is presented below in the table captioned “Grants of Plan-Based Awards – Fiscal 2103.” The options granted to Mr. Roberts carry exercise prices that represent a substantial premium above the grant date fair market value of the underlying shares. In view of the requirement for the SGI stock price to climb substantially in order for such options to be “in-the-money,” the SGI compensation committee did not impose a vesting requirement on the options. In the case of the RSUs granted to Mr. Gjerdrum, the award will vest on June 30, 2015, a vesting period of two years and four months (subject to accelerated vesting in specified circumstances). Mr. Gjerdrum’s employment agreement requires SGI to grant 20,000 stock options to him if SGI elects to extend the agreement for one year from its current expiration date of June 30, 2015.
Compensation of Other Executive Officers
Mr. Marzola became an executive officer of A-Mark on July 1, 2013, and we intend to appoint Ms. Meltzer as an executive officer after the distribution. These executives do not have employment agreements. Their compensation has been determined by our CEO (in consultation with the SGI compensation committee in the case of Ms. Meltzer). For fiscal 2014, Mr. Marzola and Ms. Meltzer will be paid a base salary of $158,459 and $200,000, respectively, and each will be eligible for a discretionary bonus to be determined at year-end. These executives participate in employee benefit plans of A-Mark or SGI.
Payments and Benefits Upon Termination of Service
The employment agreements entered into with our NEOs by SGI, A-Mark and CFC provide for certain payments and benefits in the event of termination of the NEO due to death, total disability, by the employer not for cause or by the NEO for “Good Reason.” The specific terms applicable to such terminations under the employment agreements, and an illustration of the level of benefits that would have been payable if the NEO had terminated employment on the last day of fiscal 2013, is presented below under the caption “Estimated Potential Termination and Change in Control Payments and Benefits.” In addition, the RSUs granted to Mr. Gjerdrum provide for accelerated vesting in the event of certain terminations of his employment (excluding termination by us for cause or voluntary termination by the NEO without Good Reason). The employment agreements and equity award agreements held by our NEOs do not contain material enhancements to severance or benefits based on a change in control.
The SGI compensation committee approved such termination payments and benefits based on the view that the level of such payments and benefits is reasonable (and perhaps conservative) in comparison to common practices in public companies that are comparable to SGI, and as significant provisions sought by executives when negotiating employment agreements. Such provisions can provide benefits to the employer, in that they provide our executives a window of time to locate a new position in the marketplace should their employment with us terminate. In addition, we believe that it is important to provide our NEOs with a sense of stability, both in the middle of transactions that may create uncertainty regarding their future employment and following termination as they seek future employment. We believe that severance protections allow management to focus their attention and energy on the business transaction at hand without undue distractions regarding, for example, the impacts on future employment as a result of a transaction.

Other Significant Employment Agreement Terms and Related Information
We may pay signing bonuses to our executives when determined to be necessary or appropriate to attract and retain executive talent. Accordingly, in fiscal 2013, in connection with the entry by Mr. Roberts into an amended employment agreement for an additional term of three years, SGI paid a signing bonus of $275,000 to Mr. Roberts. Similarly, under his employment agreement, Mr. Madge received a signing bonus of $450,000 in fiscal 2012, and he will earn a “completion bonus” of $450,000 if he continues in service to A-Mark through June 30, 2015.
The employment agreements provide that the NEOs will be entitled to receive medical insurance, group health, disability insurance and other benefits made generally available to employees, with some of the agreements providing assurance that the level of health benefits will not be diminished during the term of the agreement. The employment agreements also provide for indemnification to the NEOs for liabilities arising out of the NEO’s employment. Mr. Roberts’ employment agreement also provides a motor vehicle allowance of $750 per month. The employment agreements obligate the NEOs not to solicit employees to terminate employment with us or to become employees of another entity for one year following a termination for cause.
Tax Considerations
Section 162(m) of the Code generally precludes a publicly held company from claiming a tax deduction for certain compensation in excess of $1.0 million per year paid to its chief executive officer or any of its three other most highly paid executive officers (other than the chief financial officer). Qualifying performance-based compensation is not subject to the limit on deductions if specified requirements are met. In addition, the tax regulations provide limited exceptions for compensation arrangements that were entered into before a company was publicly held and during a specified period thereafter. We generally intend to structure the performance- based portion of our executive compensation in a way that will preserve tax deductibility, when that can be done in a way consistent with our other compensation objectives. However, to remain competitive with other employers, the board of directors or compensation committee may, in its judgment, authorize compensation that is not fully tax deductible by us when it believes that such arrangements are appropriate to attract and retain executive talent.
Recovery of Certain Awards
Under the employment agreements, performance bonuses are subject to recoupment (sometimes referred to as a “clawback”) by us under any general policy we may adopt. We do not currently have a formal policy for recovery of performance bonuses paid on the basis of financial results that are subsequently restated. We intend to implement a formal policy whereby, in the event of such a restatement, we would expect to recover affected bonuses and incentive compensation. In addition, following the distribution, we intend to implement a formal policy for the recovery of incentive-based compensation paid to current and former executives, in compliance with regulations pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, following the enactment of such regulations.

Summary Compensation Table
The table below sets forth the compensation of the Company's NEOs for fiscal 2013.

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Gregory Roberts	2013	$525,000	$335,500	$—	$535,683	$837,240	$37,244	$2,270,667
Chief Executive Officer
and Director (6)

David W. G. Madge, President	2013	$425,000	$—	$—	$—	$188,488	$32,157	$645,645

Thor Gjerdrum
Executive Vice President and Chief Operating Officer; President of CFC (7)	2013	$358,000	$—	$136,200	$—	$640,000	$22,795	$1,156,995

(1)
For Mr. Roberts, the bonus shown in this column consisted of $275,000 awarded upon his signing of a renewal of his employment agreement with SGI, a discretionary year-end bonus of $60,000 and a $500 holiday bonus paid by SGI to each of its employees.

(2)
The stock-based compensation amount reported in the “Stock Awards” column represents the aggregate grant-date fair value of an award granted by SGI and computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). SGI granted such award in the form of restricted stock units or RSUs settleable by issuance of shares of SGI common stock. Fair value of a stock award denominated in shares at the grant date is the number of such shares or units times the closing price of a share on the date of grant (no adjustment has been made for the effect of estimated forfeitures based on service-based vesting conditions).

(3)
The stock-based compensation amounts reported in the “Option Awards” column represent the aggregate grant-date fair value of the options granted by SGI and computed in accordance with FASB ASC Topic 718 (but with no adjustment for the effect of estimated forfeitures based on service-based vesting conditions). Such awards were options to purchase SGI common stock. Assumptions used in the calculation of these amounts are discussed in Note 16 to SGI’s consolidated audited financial statements for the fiscal year ended June 30, 2013, contained in SGI’s Annual Report on Form 10-K filed with the SEC on October 15, 2013. SGI granted to Mr. Roberts options to purchase 300,000 shares of SGI common stock on February 15, 2013, exercisable at the following exercise prices: 100,000 options exercisable at $2.50 per SGI share; 100,000 options exercisable at $3.00 per SGI share; and 100,000 options exercisable at $3.50 per SGI share. The options were vested upon grant, and have a stated term of ten years, subject to accelerated vesting and early expiration of the term in specified circumstances.

(4)
Each of the named executive officers was granted an award opportunity for fiscal 2013 which constitutes a non-equity incentive compensation plan award. Bonus and equity incentive plan compensation for the named executive officers, including the definition of “pre-tax profits” for purposes of Mr. Roberts’ annual incentive award, are described in greater detail above in “Executive Compensation - Compensation Discussion and Analysis.”

(5)	Amounts in this column, for fiscal 2013, are as follows:

•	Mr. Roberts received $9,000 as a car allowance, $6,728 as a 401(k) matching contribution, and $21,516 as a cash payment in lieu of vacation time.

•	Mr. Madge received $7,571 as a 401(k) matching contribution, $5,015 as reimbursement for the costs of certain benefits and $19,571 as a cash payment in lieu of vacation time.

•	Mr. Gjerdrum received $5,163 as a 401(k) matching contribution, $8,458 as reimbursement for the costs of certain benefits and $9,174 as a cash payment in lieu of vacation time.

(6)
Mr. Roberts was employed directly by SGI and paid his compensation by SGI during fiscal 2013. Such fiscal 2013 compensation was paid to him for service to A-Mark and its subsidiaries and for services to SGI and its other subsidiaries. A-Mark paid SGI $1.015 million to reimburse SGI for compensation paid to Mr. Roberts.

(7)	Mr. Gjerdrum served as our Chief Financial Officer in fiscal 2013.
GRANTS OF PLAN-BASED AWARDS -- FISCAL 2013

		Estimated Future Payouts Under Fiscal 2013 Non-Equity Incentive Plans
Name	Grant Date	Threshold (1)	Target (2)	Maximum (1)	All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards
Gregory N. Roberts	(1)	N/A	$875,000	N/A	-	-	-	—
	February 15, 2013	-	-	-	-	100,000	$2.50	$181,807
	February 15, 2013					100,000	3.00	$178,439
	February 15, 2013	-	-	-	-	100,000	3.50	$175,437
David W.G. Madge	(1)	N/A	$215,000	N/A	-	-	-	—
Thor Gjerdrum	(1)	N/A	$465,000	N/A	-	-	-	—
	March 1, 2013	-	-	-	60,000	-	-	136,200

(1)
Our fiscal 2013 non-equity incentive awards were governed by the terms of each executive’s employment agreement. In each case such agreements were in effect prior to the beginning of the fiscal year, so the effective date of the awards was July 1, 2012. These awards do not have thresholds (or minimum amounts) or maximum amounts payable for pre-specified levels of performance. Therefore, the threshold level is shown as “N/A” because the annual incentive award becomes potentially payable for any positive amount of pre-tax profit, and the maximum level is shown as “N/A” because there is no upper limit on the potential annual incentive award payout.

(2)
Our fiscal 2013 non-equity incentive awards specified that a payout would be based on the actual amount of applicable fiscal 2013 pre-tax profit (as defined) for specified business units. Accordingly, a target amount of the award was not quantifiable at the time the award was granted. In accordance with SEC Instructions to Item 402(d)(2)(iii) to Regulation S-K, in order to provide a representative estimated amount of annual incentive considered potentially payable at the time the award was granted, target levels shown represent the amounts that would have been payable for fiscal 2013 assuming the applicable pre-tax profits were the same as achieved in fiscal 2012.

(3)	Restricted stock units are awards denominated in and settleable by delivery of shares of SGI common stock. Such awards were granted under the SGI 2012 Stock Award and Incentive Plan.

(4)	Stock option awards are exercisable for shares of SGI common stock. Such awards were granted under the SGI 2012 Stock Award and Incentive Plan.

Outstanding Equity Awards At Fiscal Year-End - Fiscal 2013
Options Awards (1)					Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1) ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)

Gregory N. Roberts	22,500	—	14.22	3/31/2014
	22,500	—	2.80	7/31/2013
	100,000	—	2.50	2/15/2023
	100,000	—	3.00	2/15/2023
	100,000	—	3.50	2/15/2023

David W.G. Madge	—	—	—	—	—	—

Thor Gjerdrum	12,500 (3)		12.06	7/15/2015	60,000 (4)	135,000

(1)	Options, stock appreciation rights and equity awards in this table relate to SGI common stock. All options were fully vested and exercisable.

(2)	Values are based on the June 30, 2013 closing price of SGI common stock in the over-the-counter market, $2.25 per share.

(3)	This award is a stock appreciation right.

(4)	These RSUs vest on June 30, 2015, subject to accelerated vesting in specified circumstances.
Option Exercises and Stock Vested – Fiscal 2013

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gregory N. Roberts	—	—	—	—
David W.G. Madge	—	—	—	—
Thor Gjerdrum	—	—	60,000	135,000

(1)
These columns report the value, at the time of vesting, of RSUs denominated in and payable in shares of SGI common stock. The aggregate dollar amount reported as realized by the named executive officer upon such vesting was computed by multiplying the number of RSUs that became vested by $2.25, the closing price of SGI common stock on June 30, 2013, the vesting date.

Estimated Potential Termination and Change in Control Payments and Benefits
The employment agreements with each of the NEOs provide for payments and benefits in the event his employment terminates in specified circumstances. In addition, the terms of an NEO’s equity awards may be affected by a termination of employment.

As discussed above, Mr. Roberts is employed under an employment agreement with SGI. In connection with the spinoff, that employment agreement will be amended to provide that Mr. Roberts will cease to be an employee of SGI at the time of the spinoff. A-Mark will enter into an employment agreement with Mr. Roberts to become effective at the time of the spinoff. Mr. Madge’s employment agreement is entered into with A-Mark and Mr. Gjerdrum’s employment agreement is entered into with A-Mark and CFC (SGI is a party to the latter agreement, but under an amendment to be effective at the time of the spinoff SGI will have no further compensation obligations under the agreement). In the following discussion, the term “employer” refers to SGI in the case of Mr. Roberts, to A-Mark in the case of Mr. Madge and to A-Mark and CFC in the case of Mr. Gjerdrum.
Under the existing employment agreements, severance payments to the NEOs are payable if, during the term of the employment agreement, the NEO’s employment is terminated by the employer without cause or is terminated by the NEO for “Good Reason.” Severance is payable as follows:

•
For Mr. Roberts, a lump-sum amount equal to the greater of 75% of “Annualized Pay,” which is the annual average of salary and performance bonuses paid for the previous three years, but in any event not less than $1,500,000.

•
For Mr. Madge, a pro rata payment of the Continuation Bonus of $450,000 as a lump sum, with pro ration based on the number of months worked from November 2011 divided by the total number of months (40) in his employment term under the employment agreement

•	For Mr. Gjerdrum, continued payments of base salary for one year at the rates specified in the employment agreement.
In addition, the NEOs would be entitled to the following:

•
Payment of compensation accrued as of the date of termination, comprising salary, performance bonus earned in any fiscal year completed before termination but not yet paid, unreimbursed business expenses reimbursable under the employer’s expense policies and payment in lieu of accrued but unused vacation.

•
Payment of the pro rata portion of the performance bonus for the fiscal year of termination (based on the portion of the fiscal year worked), payable if and when such bonus would have been paid if employment had continued.

•	In the case of Mr. Roberts, continued health benefits paid by the employer for six months.

•	In the case of Mr. Gjerdrum, accelerated vesting of his outstanding RSUs.
Good Reason will arise if the employer materially decreases or fails to pay the NEO’s base salary or performance bonus, or materially and changes the NEO’s job description or duties in a way adverse to the NEO, or relocates the NEO’s job site by more than a specified distance without the NEO’s consent, and in each case the employer fails to cure the circumstances after notice from the NEO. Other material breaches of the employment agreement may constitute “Good Reason” in some instances.
In the event of termination of employment in other circumstances, the termination payments and benefits would be as follows:

•	For all terminations, the compensation accrued as of the date of termination (as summarized above) will be paid.

•	In the event of termination due to death or total disability,

•	Each NEO would receive the pro rata performance bonus for the fiscal year of termination.

•
Mr. Roberts would receive the same severance and health benefits payable in the event of a termination by the employer not for cause, except that benefits would be reduced by the amount of any disability or death benefit received under employer plans.

•	Mr. Gjerdrum’s RSUs would become fully vested.
Under the employment agreements and equity award agreements, the NEO’s rights are not enhanced based upon a change in control of the NEO’s employer. The agreements provide, however, that certain payments under the agreements may be reduced if, following a change in control, the NEO would be subject to the “golden parachute” excise tax and the reduction in payments would result in the NEO realizing a greater after-tax amount.
Mr. Roberts will cease to be an employee of SGI at the time of the spinoff. Under an employment agreement between Mr. Roberts and A-Mark that will become effective at that time, A-Mark will have rights and obligations similar to those of SGI under the prior employment agreement, including obligations to pay types and amounts of compensation to Mr. Roberts in the event of termination of employment similar to the former obligations of SGI.

The following table provides the total dollar value of the compensation that, in addition to compensation items shown in the Summary Compensation Table, would have been paid to our NEOs assuming a termination of employment in certain defined circumstances and/or a change in control had occurred on June 30, 2013, pursuant to the employment agreements and other compensation arrangements described above.
Estimated Potential Termination and Change in Control Payments and Benefits – Fiscal 2013

Name	Compensation Item (1)	Amount Payable Upon Termination due to Death or Total Disability		Amount Payable Upon Termination by Us Without Cause or by Executive for Good Reason (With or Without a Change in Control)
Gregory N. Roberts	Severance	$1,500,000		$1,500,000
	Pro rata bonus	—	(2)	—	(2)
	Benefits continuation	10,151	(3)	10,151	(3)
	Accelerated vesting of equity	—		—
	Total	$1,510,151		$1,510,151

David W.G. Madge, President	Severance	$—		$—
	Pro rata bonus	—	(2)	204,545	(2)(4)
	Benefits continuation	—		—
	Accelerated vesting of equity	—		—
	Total	$—		$204,545

Thor Gjerdrum	Severance	$—		$375,000
	Pro rata bonus	—	(2)	—	(2)
	Benefits continuation	—		—
	Accelerated vesting of equity	135,000		135,000
	Total	$135,000		$510,000

(1)
For all types of terminations, the named executives are entitled to payment of accrued salary, bonuses earned in any previously completed fiscal year, reimbursement of previously incurred business expenses reimbursable under Company policies and accrued but unused vacation time. Payment for accrued but unused vacation time as of June 30, 2013 is reflected in the Summary Compensation Table as “All Other Compensation” for fiscal 2013 and therefore not shown as a compensation enhancement in this table.

(2)
The executive is entitled to a pro rata annual incentive payout in this case. However, because the executive has fully earned his annual incentive as of the final day of fiscal 2013, and such earned annual incentive is reflected in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation” no amount relating to annual incentive is shown as a compensation enhancement in this table.

(3)	Estimated value of six months’ health insurance continuation.

(4)	This amount constitutes a pro rata payout of the “Continuation Bonus” payable under the executive’s employment agreement.
Treatment of Equity-Based Compensation as a Result of the Spinoff
Following the distribution, all employees and non-employee directors who hold SGI stock options, stock appreciation rights or restricted stock units (“RSUs) will receive, in place of those awards, A-Mark awards of the same type, with adjustments to certain terms of the awards. Terms relating to vesting and expiration of the A-Mark awards will be the same as corresponding

SGI awards, except that vesting will be based on the individual’s continued service to A-Mark if the individual performs services for A-Mark and vesting will be based on the individual’s continued service to SGI if the individual performs services exclusively for SGI. The replacement grants and adjustments to the equity awards will be made in a manner that seeks to preserve the intrinsic value of the individual’s award, measured at the time of the distribution, without enlarging such intrinsic value. Employees and directors who hold unrestricted shares of SGI common stock acquired through past equity awards will be treated like all other SGI stockholders in the distribution. We will be required to determine the value of these awards annually and record the appropriate stock based compensation expense related to the awards after the Spin Off becomes effective.
Because the number of A-Mark equity awards and exercise prices of options issued in place of SGI equity awards will be based on prevailing market prices for SGI and A-Mark common stock at the time of the distribution, we cannot currently determine the number of A-Mark equity awards that will be issued as a result of the replacement and adjustment of outstanding SGI equity awards.

We cannot currently determine the post-distribution exercise prices of options and SARs. However, to the extent that immediately before the distribution the option or SAR was “in the money” or “out of the money” based on prevailing market prices of SGI common stock, the corresponding replacement A-Mark option or SAR should be similarly in the money or out of the money based on prevailing market prices of A-Mark common stock immediately after the distribution. At February 7, 2014, the closing price per share of SGI common stock was $2.40 per share.
The shares subject to A-Mark equity awards issued as a result of the adjustments described above will not be drawn from A-Mark’s 2014 Stock Award and Incentive Plan. Rather, A-Mark will be committed to the issuance and/or delivery of shares under such equity awards based on its assumption of the rights and obligations under the SGI equity compensation plans under which the pre-distribution SGI awards were granted and related SGI award agreements.
2014 STOCK AWARD AND INCENTIVE PLAN
General. We believe that the use of stock-based awards and performance-based cash incentive awards promotes our overall executive compensation objectives, and expect that such awards will continue to be a significant part of our compensation program for our executive officers.
Therefore, following the date of this Prospectus, we intend to adopt the 2014 Stock Award and Incentive Plan, to be effective as of the distribution date. The purpose of the 2014 Plan will be to attract, retain and reward officers, employees, directors, consultants and advisors to the Company and its subsidiaries and affiliates, provide equitable and competitive compensation opportunities, authorize incentive awards that appropriately reward achievement of our goals and recognize individual contributions without promoting excessive risk and promote creation of long-term value for stockholders by closely aligning the interests of participants with the interests of stockholders.
The principal features of the 2014 Plan are summarized below.
Types of Awards. The 2014 Plan will authorize a broad range of awards, including:

•	stock options;

•	stock appreciation rights ("SARs");

•	restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer;

•
deferred stock, a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture (we generally refer to forfeitable deferred stock as “restricted stock units”);

•	other awards based on Common Stock;

•	dividend equivalents;

•	performance shares or other stock-based performance awards (these include deferred stock or restricted stock awards that may be earned by achieving specific performance objectives);

•	cash-based performance awards tied to achievement of specific performance objectives; and

•	shares issuable in lieu of rights to cash compensation.
The 2014 Plan will include terms intended to qualify some awards (but not all) as “performance-based” compensation under Internal Revenue Code Section 162(m). Section 162(m) limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the chief executive officer and up to three other most highly compensated executive officers serving on the last day of the fiscal year, excluding the chief financial officer. “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible. Our ability to qualify awards under the 2014 Plan as “performance-based” under Section 162(m) will depend on future approval by our stockholders of certain material terms of the 2014 Plan.
Restriction on Repricing. The 2014 Plan includes a restriction providing that, without stockholder approval, we will not amend or replace options or SARs previously granted under any of our plans in a transaction that constitutes a "repricing." For this purpose, a "repricing" is defined as amending the terms of an option or SAR after it is granted to lower its exercise price, any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option at a time when its strike price is equal to or greater than the fair market value of the underlying stock in exchange for another option, SAR, restricted stock, other equity, cash or other property. However, adjustments to the exercise price or number of shares subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a "repricing."
Shares Available under the 2014 Plan. 625,000 shares will be reserved for delivery to participants under the 2014 Plan. We estimate that this number of shares reserved will represent approximately 8.0% of our issued and outstanding shares immediately following the distribution (this percentage is calculated without treating the shares to be reserved in the 2014 Plan as part of the estimated issued and outstanding shares). Shares used for awards assumed in an acquisition will not count against the shares reserved under the 2014 Plan. The shares reserved will be available for any type of award under the 2014 Plan.
Only the number of shares actually delivered to participants in connection with an award after all restrictions have lapsed will be counted against the number of shares reserved under the 2014 Plan. Thus, shares will remain available for new awards if an award expires, is forfeited, or is settled in cash, if shares are withheld or separately surrendered to pay the exercise price of an option or to satisfy tax withholding obligations relating to an award, if fewer shares are delivered upon exercise of an SAR than the number of shares covered by the SAR, or if shares that had been issued as restricted stock are forfeited. Under the 2014 Plan, awards potentially can be outstanding relating to a greater number of shares than the aggregate remaining available so long as the Committee ensures that awards will not result in delivery and vesting of shares in excess of the number then available under the 2014 Plan. Shares delivered under the 2014 Plan may be either newly issued or treasury shares.
We have no equity awards currently outstanding. However, upon completion of the distribution, we will issue awards of stock options, stock appreciation rights and restricted stock units as part of the replacement and adjustment of similar awards relating to shares of SGI common stock. See “Treatment of Equity-Based Compensation as a Result of the Spinoff”.
Per-Person Award Limitations. The 2014 Plan will include a limitation on the amount of awards that may be granted to any one participant in a given year in order that awards in the future may be qualified as "performance-based" compensation not subject to the limitation on deductibility under Section 162(m). Under this annual per-person limitation, no participant may in any year be granted share-denominated awards under the 2014 Plan relating to more than his or her "Annual Limit". The Annual Limit will equal 500,000 shares plus the amount of the participant's unused Annual Limit relating to share-based awards as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. In the case of cash-denominated Awards, the 2014 Plan will limit performance awards, including any annual incentive award that may be earned by a participant, to the participant's defined Annual Limit, which for this purpose equals the greater of 20% of the Company’s GAAP pre-tax income for that fiscal year or $4 million plus the amount of the participant's unused cash Annual Limit as of the close of the previous year. The per-person limit for cash-denominated performance awards does not operate to limit the amount of share-based awards, and vice versa. In the case of a non-employee director of the Company, additional limits will apply such that the maximum grant-date fair value of share-denominated awards granted in any fiscal year will be $300,000, except that this limit for a non-employee Chairman of the Board will be $600,000. All of these limits will apply only to awards under the 2014 Plan, and will not limit our ability to enter into compensation arrangements outside of the 2014 Plan.
Adjustments. Adjustments to the number and kind of shares subject to the share limitations and specified in the share-based Annual Limit will be authorized in the event of a large and non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, other similar corporate transaction, equity restructuring as defined under applicable accounting rules, or other similar event affecting the Common Stock. We will also be obligated to adjust outstanding awards (and share-related performance terms, such as share-price targets) upon the occurrence of these types of events to preserve, without enlarging, the rights of 2014 Plan participants with respect to their awards. The Committee administering the 2014 Plan will also be authorized to adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to awards intended to qualify as "performance-based" generally must conform to requirements imposed by Section 162(m).

Eligibility. Executive officers and other employees of the Company and its subsidiaries, and non-employee directors, consultants and others, who provide substantial services to us, will be eligible to be granted awards under the 2014 Plan. In addition, any person who has been offered employment by us may be granted awards, but such prospective employee may not receive any payment or exercise any right relating to the award until he or she has commenced employment. As of January 29, 2014, approximately 40 persons would have been potentially eligible for awards under the 2014 Plan had it been in effect. Following the distribution, our six non-employee directors will also be eligible for awards under the 2014 Plan.
Administration. The Compensation Committee of the Company’s Board of Directors will administer the 2014 Plan, except that the Board may itself act to administer the 2014 Plan. References in this description to the "Committee" mean the Committee or the full Board exercising authority with respect to a given award. Subject to the terms and conditions of the 2014 Plan, the Committee will be authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2014 Plan, and make all other determinations which may be necessary or advisable for the administration of the 2014 Plan. Although the 2014 Plan contains no automatic or default terms that accelerate vesting of awards upon a change in control, the Committee has authority to provide for accelerated vesting, lapse of restrictions, settlement, deemed satisfaction of performance conditions and cash out of awards upon a change in control. The 2014 Plan will provide that the composition and governance of the Committee will be established in the Committee's charter adopted by the Board. Under the 2014 Plan, the Committee is permitted to delegate authority to executive officers for the granting of awards to employees who are below the executive officer level.
Nothing in the 2014 Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers, outside of the Plan. The 2014 Plan authorizes the Committee to delegate authority to executive officers to the extent permitted by applicable law, but such delegation will not authorize grants of awards to executive officers without direct participation by the Committee. The 2014 Plan provides that members of the Committee and the Board shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Plan.
Stock Options and SARs. Under the 2014 Plan, the Committee will be authorized to grant stock options, including both incentive stock options ("ISOs"), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated "base price." The exercise price of an option and the base price of an SAR will be determined by the Committee, but generally may not be less than the fair market value of the shares on the date of grant. The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unvested or unexercised options (and in some cases gains realized upon an earlier exercise) at or following termination of employment or upon the occurrence of other events generally will be fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price, as the Committee may determine. This may include withholding of option shares to pay the exercise price. The Committee also will be permitted to establish procedures for broker-assisted cashless exercises. Methods of exercise and settlement and other terms of SARs will be determined by the Committee. SARs may be exercisable for shares or for cash, as determined by the Committee.
Restricted and Deferred Stock/Restricted Stock Units. The Committee will be authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock will entitle the participant to the rights of a stockholder of SGI, including the right to vote the shares and to receive dividends (which may be forfeitable or non-forfeitable), unless otherwise determined by the Committee.
Deferred stock will give a participant the right to receive shares at the end of a specified deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of "restricted stock units." The Committee will establish any vesting requirements for deferred stock/restricted stock units granted for continuing services. One advantage of restricted stock units, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Committee can require or permit a participant to continue to hold an interest tied to Common Stock on a tax-deferred basis. A holder of restricted stock will be entitled to vote the shares, and will receive dividends on those shares unless such right is restricted in the award agreement. Prior to settlement, deferred stock awards, including restricted stock units, will carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents (which may be forfeitable or non-forfeitable) will be paid or accrue if authorized by the Committee.

Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations. The 2014 Plan will authorize the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to our common stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.
Performance-Based Awards. The Committee will be authorized to grant performance awards, which may be awards of a specified cash amount or may be share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Committee. If so determined by the Committee, in order to avoid the limitations on tax deductibility under Section 162(m), the business criteria used by the Committee in establishing performance goals applicable to performance awards to the named executive officers will be selected from among the following:

•	net sales or revenues;

•	earnings measures, including earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

•	pre-tax income, net income or net income per common share (basic or diluted);

•	return measures, including return on assets (gross or net), return on investment, return on capital, or return on equity;

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

•	interest expense after taxes;

•	net economic profit (operating earnings minus a charge for capital) or economic value created;

•	operating margin or profit margin;

•	stockholder value creation measures, including stock price or total stockholder return;

•	dividend payout levels, including as a percentage of net income;

•	expense targets, working capital targets, or operating efficiency; and

•
strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, total market capitalization, agency ratings of financial strength, completion of capital and borrowing transactions, business retention, new product development, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of information technology, litigation-related milestones, goals related to capital structure, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

The Committee will retain discretion to set the level of performance for a given business criteria that will result in the earning of a specified amount under a performance award. These goals may be set with fixed, quantitative targets, targets relative to our past performance, targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison, or in such other way as the Committee may determine. The Committee may specify that these performance measures will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period. If the Committee has specified at least one performance goal that qualifies an award as performance-based under Section 162(m), the Committee may specify other performance goals or criteria (whether or not in the above list) as a basis for its exercise of negative discretion with respect to the award.
Other Terms of Awards. Awards will be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award, in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The 2014 Plan allows vested but deferred awards to be paid out to the participant in the event of an unforeseeable emergency. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of our obligations under the 2014 Plan. The Committee may condition awards on the payment of taxes, and may provide for mandatory or elective withholding of a portion of the shares or other property to be distributed in order to satisfy tax obligations. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee may permit transfers of awards other than incentive stock options on a case-by-case basis, but such transfers will be allowed only for estate-planning purposes and may not include transfers to other third parties for value.
The 2014 Plan will authorize the Committee to provide for forfeiture of awards and award gains in the event a participant fails to comply with conditions relating to non-competition, non-solicitation, confidentiality, non-disparagement and other requirements for the protection of the our business and, in the case of performance-based compensation, for similar forfeitures if the attained level of performance was based on material inaccuracies in the financial or other information. Awards under the 2014 Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in substitution for, exchange for or as a buyout of other awards under the 2014 Plan, awards under our plans, or other rights to payment from us, and may exchange or buy out outstanding awards for cash or other property subject to the requirement that repricing of underwater options and SARs must be approved by stockholders. The Committee also may grant awards in addition to and in tandem with other awards, awards, or rights. In granting a new award, the Committee may determine that the in-the-money value or fair value of any surrendered award may be applied to reduce the purchase price of any new award, subject to the requirement that repricing transactions must be approved by stockholders.
Dividend Equivalents. The Committee will be authorized to grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares of common stock while an award is outstanding. These amounts may be in the form of cash or rights to receive additional awards or additional shares of common stock having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award, and the Committee may specify whether the dividend equivalents will be forfeitable or non-forfeitable. Rights to dividend equivalents may be granted in connection with restricted stock units or deferred stock, so that the participant can earn amounts equal to dividends paid on the number of shares covered by the award while the award is outstanding. Dividend equivalents relating to a performance-based award will be earnable only upon the achievement of the performance goals applicable to the award.
Vesting, Forfeitures, and Related Award Terms. The Committee will have discretion in setting the vesting schedule of options, SARs, restricted stock and other awards, the circumstances resulting in forfeiture of awards, the post-termination exercise periods of options, SARs and similar awards, and the events resulting in acceleration of the right to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.
Amendment and Termination of the 2014 Plan. The Board will have the authority to amend, suspend, discontinue, or terminate the 2014 Plan or the Committee's authority to grant awards thereunder without stockholder approval, except as required by law or regulation or under rules of any stock exchange or automated trading market on which our stock may then be listed or quoted. NASDAQ Marketplace Rules and major stock exchange listing standards, if our common stock is listed thereon, currently would require stockholder approval of material modifications to plans such as the 2014 Plan. Under these rules, however, stockholder approval would not necessarily be required for all amendments which might increase the cost of the 2014 Plan or broaden eligibility. Unless earlier terminated, the authority of the Committee to make grants under the 2014 Plan will terminate ten years after the latest stockholder approval of the 2014 Plan, and the 2014 Plan will terminate when no shares remain available and we have no further obligation with respect to any outstanding award.
Significant Federal Income Tax Implications of the 2014 Plan. From the Company’s viewpoint, the Company will be entitled to claim tax deductions for compensation paid to participants in the 2014 Plan, except that Company tax deductions may be limited in certain cases:

•
If employees are granted ISOs and, upon exercise, meet the ISO holding period requirements before selling or disposing of shares, the employee will be taxed on gains realized in connection with the ISO at capital gains rates, and the Company will not be entitled to a tax deduction in connection with the ISO.

•
Aside from ISOs, most awards under the 2014 Plan will result in taxable ordinary income for the participant. Typically, ordinary income will be recognized upon exercise of a non-qualified stock option or SAR, upon lapse of the substantial risk of forfeiture for restricted stock, and upon settlement of most other types of awards which constitute a contractual obligation of the Company to deliver shares or pay cash at the settlement date.

•
Unless limited by law, the Company generally should be able to claim tax deductions for certain compensation equal to the amount of ordinary income recognized by a participant. However, as discussed above, Code Section 162(m) may limit the Company’s tax deductions for awards to certain executive officers that do not qualify as "performance-based" compensation, to the extent that such compensation and other non-performance-based compensation exceeds $1 million in a given year. Under the 2014 Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant (as required by the 2014 Plan), performance-based awards to employees the Committee expects to be named executive officers at the time compensation is received and certain other awards which are conditioned upon achievement of performance goals can be granted with terms intended to qualify the awards as such "performance-based" compensation. A number of requirements must be met in order for particular compensation to so qualify, however, including stockholder approval of material terms of the 2014 Plan within a specified time period after the distribution, so there can be no assurance that such compensation under the 2014 Plan will be fully deductible under all circumstances. In addition, other awards under the 2014 Plan, such as non-performance-based restricted stock and restricted stock units, generally will not so qualify, so that compensation paid to certain executives in connection with such awards may, to the extent it and other compensation subject to Section 162(m)'s deductibility cap exceed $1 million in a given year, not be deductible by the Company as a result of Section 162(m).

•
Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible to the Company under Internal Revenue Code Sections 4999 and 280G.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2014 Plan, and is presented primarily from the Company’s perspective. This discussion is not intended as tax guidance to participants in the 2014 Plan. The summary does not address in any detail the federal, state and local income taxes applicable to a participant nor the effects of other federal taxes (including possible "golden parachute" excise taxes) or other taxes imposed under state, local or foreign tax laws.
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Immediately prior to the time of the distribution, all of our common stock will be beneficially owned by SGI. After the Spinoff, SGI will not own any shares of our common stock or any other of our capital stock.

The following tables provide information with respect to the anticipated beneficial ownership of our capital stock immediately following the Spinoff by:
•each of our directors following the Spinoff;
•each NEO named in the summary compensation table;
•all of our directors and executive officers following the Spinoff as a group; and

•	each of our shareholders who we believe (based on the assumptions described below) will beneficially own more than 5% of any class of the outstanding shares of our capital stock.

Except as otherwise noted below, we are presenting beneficial ownership of A-Mark common stock based the each person’s or group’s beneficial ownership of SGI shares on January 29, 2014, assuming that the distribution had been completed on that date and thus giving effect to a distribution ratio of one share of A-Mark common stock for every four shares of common stock of SGI held by such person or group. Based on these assumptions, if the distribution had been completed on January 29, 2014, we estimate that approximately 7,781,697 shares of A-Mark common stock would have been issued and outstanding. Because the number of A-Mark stock options, stock appreciation rights, restricted stock and restricted stock units issuable in place of outstanding SGI equity awards cannot currently be determined, A-Mark shares that would be subject to such replacement awards are not included in beneficial ownership in the tables below. See also “Treatment of Equity-Based Compensation as a Result of the Spinoff.”

To the extent that our directors and executive officers own shares of SGI common stock at the record date for the distribution, they will participate in the distribution on the same terms as other owners of SGI common stock.

Except as otherwise noted in the footnotes below, each person or entity identified in the table would have had sole voting and investment or dispositive power with respect to the securities indicated in the table.

Beneficial Ownership of Principal Stockholders

Name of Beneficial Owner	Amount Of Beneficial Ownership	Percent of Outstanding Common Stock (1)
Afinsa Bienes Tangibles, S.A. en Liquidacion (2)	758,067	9.7%
Joel R. Anderson (3) Charles C. Anderson Harold Anderson	727,016	9.3%
Jeffrey D. Benjamin (4)	741,389	9.5%
William A. Richardson (5)	1,012,728	13.0%
Gregory N. Roberts (6)	903,894	11.6%

(1)	All percentages have been calculated based on the estimated number of shares of A-Mark common stock set forth in the text preceding the table.

(2)
Beneficial ownership of Afinsa Bienes Tangibles, S.A. (“Afinsa”) is based on its amended Schedule 13D filed with the SEC reporting beneficial ownership of SGI common stock at September 25, 2012. Its estimated beneficial ownership of A-Mark common stock would total 758,067 at January 29, 2014, including 11,041 shares held directly and 747,026 shares (9.6% of the outstanding class) held through its wholly-owned subsidiary, Auctentia, S.L. (“Auctentia”). Afinsa's and Auctentia’s address is Lagasca 88, 28001 Madrid, Spain.  Based on Afinsa and Auctentia’s Schedule 13D, as amended, filed with the SEC, Afinsa would have had sole voting power and sole dispositive power over 11,041 shares of A-Mark common stock and Afinsa and Auctentia would have had shared voting power and shared dispositive power over 747,026 shares of A-Mark common stock.

(3)
Beneficial ownership of Joel R. Anderson, Charles C. Anderson and Harold Anderson is based on their Schedule 13D with the SEC reporting their beneficial ownership, as a group, at September 25, 2012 and additional advice provided to the Company by Joel R. Anderson. Based on such information, the group’s estimated beneficial ownership of A-Mark common stock would total 727,016 shares at January 29, 2014. Based on their Schedule 13D information, Joel R. Anderson would have had beneficial ownership of 304,553 shares, Charles C. Anderson would have had beneficial ownership of 366,338 shares, and Harold Anderson would have had beneficial ownership of 56,125 shares. The address of Joel R. and Charles C. Anderson is 202 North Court Street, Florence, Alabama 35630, and the address of Harold Anderson is 3101 Clairmont Road, Suite C, Atlanta, GA 30329.

(4)
Beneficial ownership of Jeffrey D. Benjamin is based on his Schedule 13D filed with the SEC reporting beneficial ownership of shares of SGI common stock at September 25, 2012 and additional advice provided to the Company. His estimated beneficial ownership of A-Mark common stock would total 741,389 shares, excluding shares that would be issuable to Mr. Benjamin upon exercise of options that would be granted in place of 500,000 SGI options at the time of the distribution (as to which Mr. Benjamin would have sole voting and sole dispositive power; 20% of the replacement options would have been exercisable at January 29, 2014). Such beneficial ownership would include 250,000 shares held in a family trust as to which Mr. Benjamin neither has nor shares voting or dispositive power, as to which shares he disclaims beneficial ownership. The address of Mr. Benjamin is 1063 McGaw Avenue, Irvine, CA 92614.

(5)
Beneficial ownership of William A. Richardson is based on his amended Schedule 13D filed with the SEC reporting beneficial ownership of SGI common stock at December 28, 2012. His estimated beneficial ownership of A-Mark common stock would total 1,012,728 shares at January 29, 2014, including 778,938 shares owned directly by Silver Bow Ventures LLC (10.0% of the outstanding class) as to which Mr. Richardson shares voting and dispositive power with Gregory N. Roberts. The address of Mr. Richardson and Silver Bow Ventures LLC is 1063 McGaw Avenue, Irvine, CA 92614.

(6)
Beneficial ownership of Gregory N. Roberts is based on his advice to the Company regarding his beneficial ownership of SGI common stock. His estimated beneficial ownership of A-Mark common stock would total 903,894 at January 29, 2014, including 124,956 shares as to which Mr. Roberts shares voting and dispositive power with his wife and 778,938 shares owned directly by Silver Bow Ventures LLC (10.0% of the outstanding class) as to which Mr. Roberts shares voting and dispositive power with William Richardson, but excluding shares that would be issuable to Mr. Roberts upon exercise of exercisable options that would be granted in place of 322,500 SGI options at the time of the distribution (as to which Mr. Roberts would have sole voting and sole dispositive power).  The address of Mr. Roberts is 1063 McGaw Avenue, Irvine, CA 92614.

Beneficial Ownership of Management

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Outstanding Common Stock (1)
Joel R. Anderson (2)	727,016		9.3%
Jeffrey D. Benjamin (3)	741,389		9.5%
Thor Gjerdrum (4)	36,768		*
Ellis Landau	179,025		2.3%
David W.G. Madge	—		*
William Montgomery	248,662	(5)	3.2%
John U. Moorhead	18,279		*
Jess M. Ravich	257,226		3.3%
Gregory N. Roberts (6)	903,894		11.6%
All directors and executive officers as a group (9 persons)	3,112,259	(7)	40.0%
* Less than 1%.

(1)	See footnote (1) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.

(2)	See footnote (3) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.

(3)	See footnote (4) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.

(4)
Excludes shares subject to stock appreciation rights that would be exercisable within 60 days of January 29, 2014. The number of shares of common stock that could be acquired by exercise of the replacement and adjusted Stock Appreciation Rights will vary with the market price of SGI and A-Mark common stock, and therefore cannot currently be determined. Based on market prices at January 29, 2014, we estimate that any replacement and adjusted stock appreciation right would have been “out of the money” and, therefore, no shares could have been acquired by exercise of such right. Excludes shares that would underlie RSUs that would be granted in place of 60,000 SGI RSUs at the time of the distribution, which RSUs would not vest and be settled within 60 days.

(5)
Includes 177,745 shares that would be held in a trust as to which Mr. Montgomery has no voting power and limited dispositive power, and as to which shares Mr. Montgomery disclaims beneficial ownership.

(6)	See footnote (6) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.

(7)
Excludes shares that would be issuable upon exercise of exercisable options that would be granted in place of 422,500 SGI options at the time of the distribution. Excludes shares that would be issuable upon exercise of options and RSUs that would be granted in place of SGI options and RSUs at the time of the distribution but which would not be exercisable or settleable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED
PARTY TRANSACTIONS
Agreements with SGI
Following the spinoff, A-Mark and SGI will operate independently of each other, and neither will have any ownership interest in the other. In order to govern relationships between A-Mark and SGI after the spinoff and to provide mechanisms for an orderly transition, A-Mark and SGI intend to enter into the following agreements:

Distribution Agreement
    Prior to the distribution we will enter into a separation and distribution agreement, referred to as the distribution agreement, with SGI, which will set forth the principal actions to be taken in connection with the distribution. The distribution agreement will also govern our ongoing relationship with SGI following the distribution.
A-Mark–SGI Arrangements. All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable, between us and our subsidiaries and other affiliates, on the one hand, and SGI and its other subsidiaries and other affiliates, on the other hand, will terminate effective as of the distribution, except certain agreements and arrangements that we and SGI expressly provide will survive the distribution.
The Distribution. The distribution agreement will govern the rights and obligations of the parties regarding the proposed distribution. Prior to the spinoff, SGI will deliver all of our issued and outstanding A-Mark common stock to the distribution agent. At the distribution, the distribution agent will electronically deliver those shares of A-Mark common stock to entitled SGI shareholders based on the applicable distribution ratio.
Conditions. The distribution agreement will also provide that the distribution is subject to various conditions that must be satisfied or waived by SGI in its sole discretion. For information regarding these conditions, see “The Spinoff—Spinoff Conditions”. SGI may, in its sole discretion, determine the record date, the distribution date and the terms of the distribution and may at any time prior to the completion of the distribution decide to abandon or modify the distribution.
Exchange of Information. We and SGI will agree to provide each other with access to information in the other party's possession or control owned by such party and created prior to the distribution date, or as may be reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and SGI will also agree to retain such information in accordance with our respective record retention policies as in effect on the date of the distribution agreement, but in no event for fewer than seven years from the distribution date. Until the end of the first full fiscal year following the distribution, each party will also agree to use its reasonable best efforts to assist the other with respect to its financial reporting and audit obligations.

Termination. The distribution agreement will provide that it may be terminated by SGI at any time prior to the distribution.

Release of Claims. We and SGI will agree to broad releases pursuant to which we will each release the other and its affiliates, successors and assigns and their respective shareholders, directors, officers, agents and employees from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the distribution. These releases will be subject to certain exceptions set forth in the distribution Agreement.

Indemnification. We and SGI will agree to indemnify each other and each other’s current and former directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing against certain liabilities in connection with the distribution and each other’s respective businesses.
Tax Separation Agreement
Prior to the distribution, we and SGI will enter into a Tax Separation Agreement with SGI that governs the respective rights, responsibilities and obligations of SGI and us with respect to, among other things, liabilities for U.S. federal, state, local and other taxes. In addition to the allocation of tax liabilities, the Tax Separation Agreement addresses the preparation and filing of tax returns for such taxes and disputes with taxing authorities regarding such taxes. Under the terms of the Tax Separation Agreement, SGI will have the responsibility to prepare and file tax returns for tax periods ending prior to the distribution date and for tax periods which include the distribution date but end after the distribution date, which will include A-Mark and its subsidiaries. These tax returns will be prepared on a basis consistent with past practices. A-Mark will cooperate in the preparation of these tax returns and a have an opportunity to review and comment on these returns prior to filing. A-Mark will pay all taxes attributable to A-Mark and its subsidiaries, and be entitled to any refund with respect to taxes it has paid.
Pursuant to the Tax Separation Agreement A-Mark and SGI agree not to: (i) enter into or approve proposed acquisition transactions within the meaning of Section 355(e) of the Internal Revenue Code, including merging or consolidating where another party may acquire more than 35%, by vote or value of its common stock; (ii) liquidate or partially liquidate; (iii) discontinue, sell or materially change its business; (iv) sell or otherwise dispose of more than 35% of its gross assets, or (v) engage in other actions, which could jeopardize the tax free nature of the distribution by SGI, for a period of 25 months from the distribution date, without the approval of the other party or obtaining a favorable private letter ruling from the Internal Revenue Service or an unqualified tax opinion that such actions will not result the distribution becoming taxable to SGI and its shareholders, or a waiver from the other party.
The Tax Separation Agreement also contains agreements concerning cooperation in the preparation and filing of tax returns; the determination of taxes attributable to and payable by A-Mark; handling of tax audits; retention and access of records necessary for the preparation and filing of tax returns, the determination of tax attributes of each of A-Mark and SGI, and indemnification obligations of A-Mark and SGI related to their respective tax obligations and breaches of the Agreement.

Secondment Agreement

Under the terms of the Secondment Agreement to be entered into between SGI and A-Mark, A-Mark will agree to make Gregory N. Roberts, our Chief Executive Officer, and Carol Meltzer, who is expected to serve as our Executive Vice President, General Counsel and Secretary, available to SGI for the performance of specified management and professional services following the spinoff in exchange for an aggregate monthly secondment fee of $150,000 and reimbursement of certain bonus payments. Neither Mr. Roberts nor Ms. Meltzer will devote more than 20% of their professional working time on a monthly basis to SGI and in no event will the performance of services for SGI interfere with the performance of the duties and responsibilities of Mr. Roberts and Ms. Meltzer to A-Mark. In addition, to the services to be provided under the Secondment Agreement, both Mr. Roberts and Ms. Meltzer are expected to serve as officers and directors of SGI following the spinoff. The Secondment Agreement will terminate on June 30, 2016 and is subject to earlier termination under certain circumstances. Under the Secondment Agreement, SGI will be obligated to reimburse A-Mark for the portion of the performance bonus payable under Mr. Roberts’ employment agreement with A-Mark (to be effective at the time of the spinoff) attributable to pre-tax profits of SGI.
Other Related Party Transactions
Sales and Purchases Made to Affiliate Companies
During the years ended June 30, 2013 and 2012, the Company made sales and purchases to the following companies in the amounts set forth below. These companies and A-Mark are under common control (as subsidiaries of SGI) and therefore these purchases and sales constitute related party transactions.
(in thousands)

	For the year ended June 30, 2013		As of June 30, 2013
	Sales	Purchases	Receivable	Payable
Affiliate Company
Calzona	$1,362	$—	$—	$171
SNI	7,527	2,211	104	—
Stack's Bower	3,363	4,270	126	—
Teletrade	11,486	1,652	—	73
Related Party, Total	$23,738	$8,133	$230	$244

(in thousands)

	For the year ended June 30, 2012		As of June 30, 2012
	Sales	Purchases	Receivable	Payable
Affiliate Company
Calzona	$—	$—	$—	$—
SNI	7,970	10,426	3	—
Stack's Bower	3,680	4,231	3	—
Teletrade	899	176	—	—
Related Party, Total	$12,549	$14,833	$6	$—

(in thousands)

	For the year ended June 30, 2011		As of June 30, 2011
	Sales	Purchases	Receivable	Payable
Affiliate Company
SNI	$26,579	$4,687	$9	$—
Related Party, Total	$26,579	$4,687	$9	$—

During the years ended June 30, 2013, 2012 and 2011, the Company paid $0.8 million, $0.7 million and $0.9 million to SNI, respectively, of which $0.8 million, $0.7 million and $0.9 million, respectively, represented a charge for corporate overhead.
During the years ended June 30, 2013, 2012 and 2011, the Company paid to SGI $10.1 million, $13.8 million and $4.6 million, respectively, for the Company's income tax sharing obligations.
Policy and Procedures Governing Related Party Transactions

Prior to the completion of the distribution, our board of directors will adopt a written statement of policy regarding transactions with related persons, which we refer to as our “Statement of Policy Regarding Transactions with Related Persons.” Our policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any proposed “related person transaction” (defined as any transaction or series of related transactions that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000) in which such related person has or will have a direct or indirect material interest and all material facts with respect thereto. The general counsel will promptly communicate such information to our audit committee or another independent body of our board of directors. No related person transaction will be entered into without the approval or ratification of our audit committee or another independent body of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our audit committee or another independent body of our board of directors in determining whether or not to approve or ratify a related person transaction, and we accordingly anticipate that these determinations will be made in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation.
DESCRIPTION OF OUR CAPITAL STOCK
General
The following is a summary of information concerning our capital stock. For a complete legal description of our capital stock and related matters, please refer to our amended and restated certificate of incorporation and amended and restated bylaws, both of which will be effective immediately prior to the distribution. The forms of these documents are included as exhibits to our Registration Statement, of which this Prospectus is part.
Distributions of Securities
In the past three years, the Company has not sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities, that were not registered under the Securities Act or issued pursuant to an exemption from registration under the Securities Act.
Authorized Capital Stock
Immediately following the spinoff, our authorized capital stock will consist of 40,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.
Common Stock Outstanding
Immediately following the spinoff, we estimate that 7,781,697 shares of common stock will be issued and outstanding and held by approximately 716 shareholders of record, based on the ownership of SGI shares expected as of the record date. The actual number of our outstanding shares of common stock and the number of shareholders holding such shares following the spinoff will be determined as of February 12, 2014, the record date for distributing.

Description of Capital Stock
Common Stock
Each shareholder is entitled to cast one vote for each share of our common stock held. Dividends may be declared by the board of directors. We have as yet made no determination regarding our policy on the payment of dividends, and expect that our board of directors will do so following the spinoff.
Upon our liquidation, dissolution or winding up, the holders of shares of our common stock would be entitled to receive all remaining assets of our company, distributed ratably on the basis of the number of shares of common stock held by each of them. The holders of our common stock have no preemptive or other subscription rights to purchase shares of our capital stock.
Preferred Stock
Our board of directors is authorized, subject to the limitations prescribed by Delaware law and our amended and restated certificate of incorporation, to issue 10,000,000 shares of preferred stock and to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be issued in each series and the rights, preferences and priorities of such shares. We have no current plan to issue any shares of preferred stock following the consummation of this rights offering.
Anti-takeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.
Delaware law
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years following the date that the shareholder became an interested shareholder, unless:

•
the business combination or the transaction that resulted in the shareholder becoming an interested shareholder is approved by our board of directors before the date the interested shareholder attained that status;

•
upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after the date the business combination is approved by our board of directors, the business combination is authorized at a meeting of shareholders, and not by written consent, by at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested shareholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested shareholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or

•	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested shareholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any such entity or person.

A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or bylaws approved by its shareholders; however we have not opted out of, and we do not currently intend to opt out of, this provision. The statute could prohibit or delay mergers or other takeover or change of control attempts and, accordingly, may discourage attempts to acquire us.
Certificate of Incorporation and Bylaws
Our amended and restated certificate of incorporation and amended and restated bylaws, that will become effective at the time of the distribution, provide:

•	that our board of directors will be expressly authorized to adopt, amend or repeal our bylaws;

•	that shareholders must provide notice of nominations of directors or the proposal of business to be voted on at an annual meeting;

•	that special meetings of shareholders may be only be called by our board of directors, Chairman of the Board or Chief Executive Officer;

•	that the number of members of our board of directors will be set by the board of directors from time to time (which number shall be no less than three and initially seven);

•	that our board of directors will be authorized to issue preferred stock without shareholder approval, as described above; and

•
that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Limitation of Liability and Indemnification Matters
We have included provisions in our amended and restated certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities for:

•	any breach of the director’s duty of loyalty to us or our shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.
Our proposed bylaws provide that we will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative (a “legal action”), whether such legal action be by or in the right of the corporation or otherwise, by reason of the fact that such person is or was a director or officer of us, or serves or served at our request as a director or officer, of another corporation, partnership, joint venture, trust or any other enterprise.
Listing and Market Information
There is currently no established public market for any of our capital stock. We intend to list our common stock on the NASDAQ Global Select Market under the symbol “AMRK” and expect that trading will begin the first trading day after the completion of the distribution. We do not plan to have a “when-issued” market for our common stock prior to the distribution.
Transfer agent and registrar
After the distribution, the transfer agent and registrar for our common stock is American Stock Transfer & Trust Company LLC.
Authorized But Unissued Capital Stock
The DGCL does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of the NASDAQ Global Select Market, which would apply so long as our common stock is listed on the NASDAQ Global Select

Market, require shareholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then outstanding number of shares of common stock.
These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved capital stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares of capital stock at prices higher than prevailing market prices.
SHARES ELIGIBLE FOR FUTURE SALE
Based on the number of SGI shares outstanding as of February 12, 2014, the record date for the distibution, we expect that 7,781,697 of the shares of A-Mark common stock outstanding immediately following the distribution will be freely tradable without restriction in the public markets. Any shares of A-Mark common stock held by “affiliates,” as that term is defined in Rule 144 under the Securities Act may only be sold in compliance with the limitations described below. “Restricted securities” may be sold in the public market only pursuant to an effective registration statement under the Securities Act or if the sale qualifies for an exemption from registration under such as the exemptions afforded by Section 4(1) of the Securities Act or Rule 144 thereunder or Rule 701, which rules are summarized below.
Rule 144
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.
However, if such shares are restricted securities, they must have been beneficially owned by the affiliate for at least six months.
Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.
Rule 701
Rule 701 generally allows a shareholder who purchased shares of our common stock pursuant to a written compensatory plan or contract prior to the registration of our shares under the Securities Exchange Act in connection with the distribution, and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.
Stock Plans
We intend to file a registration statement on Form S-8 under the Securities Act covering certain shares of our common stock subject to options outstanding or reserved for issuance under our stock plans. We expect to file this registration statement as soon as practicable after the distribution. Accordingly, shares registered under the registration statement on Form S-8 will be available for sale in the open market following its effective date, subject to the Rule 144 limitations applicable to affiliates.

USE OF PROCEEDS
We will not receive any proceeds from the distribution of our common stock in the spinoff.
DETERMINATION OF THE OFFERING PRICE
No consideration will be paid for the shares of common stock distributed in the spinoff.
LEGAL MATTERS
The validity of the common stock to be distributed in the spinoff and certain tax matters related to the spinoff will be passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York.
EXPERTS
The consolidated financial statements of A-Mark Precious Metals, Inc. and subsidiaries as of June 30, 2013, and for the year ended June 30, 2013, have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements as of June 30, 2012 and for each of the two years in the period ended June 30, 2012 included in this Prospectus, have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a Registration Statement on Form S-1 with the SEC with respect to the shares of our A-Mark common stock being distributed as contemplated by this Prospectus. This Prospectus is a part of, and does not contain all of the information set forth in, the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and our common stock, please refer to the Registration Statement, including its exhibits and schedules. Statements made in this Prospectus relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may read and copy all materials that we file with the SEC, including the Registration Statement and its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet website maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Information contained on any website referenced in this Prospectus does not and will not constitute a part of this Prospectus or the Registration Statement on Form S-1 of which this Prospectus is a part.
As a result of the distribution, we will become subject to the information and reporting requirements of the Securities Exchange Act and, in accordance with the Securities Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.
You may request a copy of any of our filings with the SEC at no cost, by writing or telephoning us at the following address:
A-Mark Precious Metals, Inc.
429 Santa Monica Blvd.
Suite 230
Santa Monica, CA 90401
(310) 587-1477
We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with United States generally accepted accounting principles and audited and reported on, with an opinion expressed thereto, by our independent registered public accounting firms.
You should rely only on the information contained in this Prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this Prospectus.

A-Mark Precious Metals, Inc. and Subsidiaries
Index to Consolidated and Interim Condensed Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholder
A-Mark Precious Metals, Inc.:
We have audited the accompanying consolidated balance sheet of A-Mark Precious Metals, Inc. and subsidiaries as of June 30, 2013, and the related consolidated statements of income, stockholder's equity, and cash flows for the year ended June 30, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of A-Mark Precious Metals, Inc. and subsidiaries as of June 30, 2013, and the results of their operations and their cash flows for the year ended June 30, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Irvine, California
September 27, 2013, except for Note 13, as to which the date is November 8, 2013

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
A-Mark Precious Metals, Inc.
Santa Monica, California
We have audited the accompanying consolidated balance sheet of A-Mark Precious Metals, Inc. and subsidiaries (the “Company”) as of June 30, 2012 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of A-Mark Precious Metals, Inc. and subsidiaries at June 30, 2012, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP
Costa Mesa, California
September 27, 2012

A-Mark Precious Metals, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollar amounts in thousands)

June 30,	2013	2012

Assets

Current assets
Cash	$21,565	$11,273
Receivables, net	109,947	127,385

Inventories:
Inventories	123,824	127,888
Restricted inventories	38,554	15,576
	162,378	143,464
Deferred tax assets	5,993	16,865
Prepaid expenses and other current assets	487	544

Total Current assets	300,370	299,531

Property and equipment, net	1,213	1,174
Goodwill	4,884	4,884
Intangible assets, net	3,141	3,526

Total assets	$309,608	$309,115

Liabilities and stockholder's equity

Current liabilities
Lines of credit	$95,000	$91,000
Liability on borrowed metals	20,117	27,076
Product Financing Obligation	38,554	15,576
Accounts payable	86,010	90,519
Accrued liabilities	6,601	6,432
Payable to Parent	1,015	964
Income taxes payable to Parent	8,505	21,644

Total current liabilities	255,802	253,211

Long Term liabilities
Deferred tax liabilities	552	333

Commitments and Contingencies

Total A-Mark Precious Metals, Inc. stockholder's equity
Common stock, no par value; 200 shares authorized, 100 shares issued and outstanding	75	75
Additional paid-in capital	24,369	24,200
Retained earnings	28,810	31,296

Total stockholder's equity	53,254	55,571

Total liabilities and stockholder's equity	$309,608	$309,115
See accompanying Notes to Consolidated Financial Statements.

A-Mark Precious Metals, Inc. and Subsidiaries
Consolidated Statements of Income
(dollar amounts in thousands, except for share and per share amounts)

Years ended June 30,	2013	2012	2011

Revenues	$7,247,717	$7,782,340	$6,988,876

Cost of sales	7,217,370	7,755,900	6,959,092

Gross profit	30,347	26,440	29,784

Selling, general and administrative expenses	(14,120)	(15,563)	(13,455)

Interest income	7,793	12,225	8,926

Interest expense	(3,484)	(4,248)	(3,324)

Unrealized gains (losses) on foreign exchange	30	62	(187)

Income before provision for income taxes	20,566	18,916	21,744

Provision for income taxes	(8,052)	(8,342)	(9,084)

Net income	$12,514	$10,574	$12,660

Basic and diluted income per share attributable to A-Mark Precious Metals, Inc.:

Basic - Earnings per share	$125,138	$105,740	$126,603
Basic - Weighted average shares outstanding	100	100	100
Diluted - Earnings per share	$125,138	$105,740	$126,603
Diluted - Weighted average shares outstanding	100	100	100
See accompanying Notes to Consolidated Financial Statements.

A-Mark Precious Metals, Inc. and Subsidiaries
Consolidated Statements of Stockholder's Equity
(dollar amounts in thousands, except for share and per share data)

	Common Stock in Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Total A-Mark Precious Metals, Inc. Stockholder's Equity	Non-Controlling Interests	Total Stockholder's Equity

Balance, June 30, 2010	100	$75	$23,925	$11,719	$35,719	$5	$35,724
Net income	—	—	—	12,660	12,660	—	12,660
Share-based compensation	—	—	138	—	138	—	138
Dividend declared (36,570 per share)	—	—	—	(3,657)	(3,657)	—	(3,657)
Balance, June 30, 2011	100	75	24,063	20,722	44,860	5	44,865
Net income	—	—	—	10,574	10,574	(5)	10,569
Share-based compensation	—	—	137	—	137	—	137
Balance, June 30, 2012	100	75	24,200	31,296	55,571	—	55,571
Net income	—	—	—	12,514	12,514	—	12,514
Share-based compensation	—	—	169	—	169	—	169
Dividend declared (150,000 per share)	—	—	—	(15,000)	(15,000)	—	(15,000)
Balance, June 30, 2013	100	$75	$24,369	$28,810	$53,254	$—	$53,254
See accompanying Notes to Consolidated Financial Statements.

A-Mark Precious Metals, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(dollar amounts in thousands)

Years ended June 30,	2013	2012	2011

Cash flows from operating activities
Net income	$12,514	$10,574	$12,660
Adjustments to reconcile net income to net cash provided (used in) by operating activities:
Depreciation and amortization	826	727	681
Deferred income tax	11,091	(17,268)	(1,660)
Provision for doubtful accounts	(700)	1,016	—
Share-based compensation	169	137	138
Changes in operating assets and liabilities:
Receivables	18,138	(35,804)	(56,833)
Inventories	(18,914)	29,840	(42,946)
Prepaid expenses and other current assets	57	(258)	75
Accounts payable	(4,509)	9,814	47,139
Liability on borrowed metals	(6,959)	15,693	(29,458)
Accrued liabilities	169	580	(112)
Payables to Parent	(13,088)	10,342	(5,288)

Net cash provided by (used in) operating activities	(1,206)	25,393	(75,604)

Cash flows from investing activities
Acquisition of property and equipment	(480)	(568)	(369)

Net cash used in investing activities	(480)	(568)	(369)

Cash flows from financing activities
Product financing obligation, net	22,978	15,576	—
Dividends paid to Parent	(15,000)	—	(2,926)
Distribution paid to a non-controlling interest	—	(5)	(731)
Net (repayments of) proceeds from lines of credit	4,000	(38,500)	84,300

Net cash (used in) provided by financing activities	11,978	(22,929)	80,643

Net increase in cash	10,292	1,896	4,670

Cash, beginning of year	11,273	9,377	4,707

Cash, end of year	$21,565	$11,273	$9,377

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest expense	$3,505	$4,248	$2,954
Income taxes paid to Parent	10,100	13,785	4,601
See accompanying Notes to Consolidated Financial Statements.

A-Mark Precious Metals, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

1. Description of the Business

A-Mark Precious Metals, Inc. and its subsidiaries (“A-Mark” or the “Company”) is a full-service precious metals trading company. Its products include gold, silver, platinum and palladium for storage and delivery in the form of coins, bars, wafers and grain. The Company's trading-related services include financing, consignment, hedging and various customized financial programs.
A-Mark is a wholly owned subsidiary of Spectrum PMI, Inc., (“Spectrum PMI”) which in turn is 100% owned by the parent company Spectrum Group International, Inc. (“SGI” or the “Parent”).
On July 1, 2005, Spectrum PMI, a newly formed acquisition entity, owned 80% by Spectrum Numismatics International Inc. (“SNI”), a wholly-owned subsidiary of SGI, a public company, and 20% by Auctentia, S.L., a wholly owned subsidiary of Afinsa Bienes Tangibles, S.A. (“Afinsa”), acquired all of the issued and outstanding capital stock of A-Mark pursuant to a Stock Purchase Agreement dated July 1, 2005. This acquisition was accounted for as a purchase in accordance with accounting guidance. On July 1, 2008, Spectrum PMI was transferred as a tax free dividend from SNI to SGI. On September 25, 2012, SGI repurchased Auctentia, S.L.'s 20% interest in Spectrum PMI.
A-Mark has a wholly owned subsidiary, Collateral Finance Corporation (“CFC”). Through CFC, a licensed California Finance Lender, A-Mark offers loans on precious metals and rare coins and other collectibles collateral to coin dealers, collectors and investors.
A-Mark has a wholly owned subsidiary, A-Mark Trading AG, (“AMTAG”). AMTAG promotes A-Mark bullion products in Central and Eastern Europe.
A-Mark has a wholly owned subsidiary, Transcontinental Depository Services, (“TDS”). TDS offers worldwide storage solutions to institutions, dealers and consumers.
2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements reflect the financial condition, results of operations, and cash flows of the Company, and were prepared using accounting principles generally accepted in the United States (“U.S. GAAP”). The Company operates in one segment.

These consolidated financial statements include the accounts of A-Mark, and its wholly owned subsidiaries, CFC, AMTAG and TDS (collectively the “Company”). All significant inter-company accounts and transactions have been eliminated in consolidation. The consolidated statements of income include all revenues and costs attributable to the Company's operations, including costs for certain functions and services performed by SGI and directly charged or allocated based on usage or other systematic methods. The allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Company's operations had been operated as a separate stand-alone entity. Allocations for inter-company shared service expense are made on a reasonable basis to approximate market costs for such services. Management believes the allocation methods are reasonable
Concentration of Credit Risk

Cash is maintained at financial institutions and, at times, balances may exceed federally insured limits and the Company has never experienced any losses related to these balances.
Assets that potentially subject the Company to concentrations of credit risk consist principally of receivables, loans of inventory to customers, and inventory hedging transactions. Concentration of credit risk with respect to receivables is limited due to the large number of customers composing the Company's customer base, the geographic dispersion of the customers, and the collateralization of substantially all receivable balances. Based on an assessment of credit risk, the Company typically grants collateralized credit to its customers. Credit risk with respect to loans of inventory to customers is minimal, as substantially all amounts are secured by letters of credit issued by creditworthy financial institutions. The Company enters into inventory hedging transactions, principally utilizing metals commodity futures contracts traded on national futures exchanges or forward contracts with only major credit worthy financial institutions. All of our commodity derivative contracts are under master netting arrangements and include both asset and liability positions. Substantially all of these transactions are secured by the underlying metals positions.
Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less, when purchased, to be cash equivalents.
Restricted Cash

The company does not have any restricted cash as of June 30, 2013 and June 30, 2012.
Concentration of Suppliers

A-Mark buys precious metals from a variety of sources, including through brokers and dealers, from sovereign and private mints, from refiners and directly from customers. The Company believes that no one or small group of suppliers is critical to its business, since other sources of supply are available that provide similar products on comparable terms.
Concentration of Customers

Customers providing 10 percent or more of the Company's revenues for the years ended June 30, 2013, 2012 and 2011 are listed below:

June 30,	2013		2012		2011
(dollar amounts in thousands)	Amount in Dollars	Amount as a Percent	Amount in Dollars	Amount as a Percent	Amount in Dollars	Amount as a Percent

Total revenue	$7,247,717	100.0%	$7,782,340	100.0%	$6,988,876	100.0%

Customer concentrations:
Royal Canadian Mint	$823,756	11.4%	$434,795	5.6%	$482,225	6.9%
HSBC Bank USA	814,207	11.2	1,796,016	23.1	1,661,898	23.8
Johnson Matthey	778,151	10.7	1,305,877	16.8	573,852	8.2
Sunshine Minting	366,408	5.1	399,722	5.1	732,017	10.5

Total	$2,782,522	38.4%	$3,936,410	50.6%	$3,449,992	49.4%

Customers providing 10 percent or more of the Company's receivables, excluding $50,919 and $41,458 of secured loans and derivative assets, respectively, as of June 30, 2013 and 2012 are listed below:

June 30,	2013		2012
(dollar amounts in thousands)	Amount in Dollars	Amount as a Percent	Amount in Dollars	Amount as a Percent

Total accounts receivable, net	$59,028	100.0%	$85,927	100.0%

Customer concentrations:
United States Mint	$44,185	74.9%	$55,803	64.9%
Royal Canadian Mint	8,593	14.6	7,423	8.6

Total	$52,778	89.5%	$63,226	73.6%

Customers with 10 percent or more of the Company's secured loans as of June 30, 2013 and 2012 are listed below:

June 30,	2013		2012
in thousands	Amount in Dollars	Amount as a Percent	Amount in Dollars	Amount as a Percent

Total secured loans	$35,585	100.0%	$39,201	100.0%

Customer concentrations:
Customer F	$15,800	44.4%	$—	—%
Customer G	3,659	10.3	8,539	21.8
Customer H	—	—	6,707	17.1

Total	$19,459	54.7%	$15,246	38.9%

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. These estimates include, among others, determination of fair value, estimates for inventory and allowances for doubtful accounts, impairment assessments of long-lived assets and intangible assets, valuation reserve determinations on deferred tax assets, and revenue recognition judgments. Significant estimates also include the Company's fair value determinations with respect to its financial instruments and precious metals materials. Actual results could materially differ from these estimates.
Inventories

Inventories principally include bullion and bullion coins and are acquired and initially recorded at fair market value. The fair market value of the bullion and bullion coins is comprised of two components: 1) published market values attributable to the costs of the raw precious metal, and 2) a published premium paid at acquisition of the metal. The premium is attributable to the additional value of the product in its finished goods form and the market value attributable solely to the premium may be readily determined, as it is published by multiple reputable sources. The premium component included in inventories as of June 30, 2013 and 2012 totaled $1.8 million and $1.8 million, respectively. (See Note 4.)
Inventories included amounts borrowed from suppliers under arrangements to purchase precious metals on an unallocated basis. Unallocated or pool metal represents an unsegregated inventory position that is due on demand, in a specified physical form, based on the total ounces of metal held in the position. Amounts under these arrangements require delivery either in the form of precious metals or cash. Corresponding obligations related to Liabilities on Borrowed Metals are reflected on the consolidated balance sheets and totaled $20.1 million and $27.1 million, respectively as of June 30, 2013 and June 30, 2012. Company also protects substantially all of its physical inventories from market risk through commodity hedge transactions (see Note 11).
The Company periodically loans metals to customers on a short-term consignment basis, charging interest fees based on the value of the metals loaned. Inventories loaned under consignment arrangements to customers at June 30, 2013 totaled $2.6 million and at June 30, 2012 totaled $21.9 million. Such inventories are removed at the time the customers elect to price and purchase the metals, and the Company records a corresponding sale and receivable. Substantially all inventories loaned under consignment arrangements are secured by letters of credit issued by major financial institutions for the benefit of the Company or under an all-risk insurance policy with the Company as the loss-payee.
Inventory includes amounts for obligations under product financing agreement. A-Mark entered into an agreement for the sale of gold and silver at a fixed price to a third party. This inventory is restricted and the Company is allowed to repurchase the inventory at an agreed-upon price based on the spot price on the repurchase date. The third party charges a monthly interest as percentage of the market value of the outstanding obligation; such monthly charged is classified in interest expense. These transactions do not qualify as sales and therefore have been accounted for as financing arrangements and reflected in the consolidated balance sheet within obligation under product financing arrangement. The obligation is stated at the amount required to repurchase the outstanding inventory. Both the product financing and the underlying inventory (which is entirely restricted) are carried at fair value, with changes in fair value included as component of cost of precious metals sold. Such obligation totaled $38.6 million and $15.6 million as of June 30, 2013 and 2012, respectively.
Property and Equipment and Depreciation

Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated using a straight line method based on the estimated useful lives of the related assets, ranging from three to five years.
Goodwill and Purchased Intangible Assets

Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired.
Goodwill and other indefinite life intangibles are evaluated for impairment annually in the fourth quarter of the fiscal year (or more frequently if indicators of potential impairment exist) in accordance with the Intangibles - Goodwill and Other Topic 350 of the ASC. Other purchased intangible assets continue to be amortized over their useful lives and are evaluated for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be recoverable. The Company may first qualitatively assess whether relevant events and circumstances make it more likely than not that the fair value of the reporting unit's goodwill is less than its carrying value. If, based on this qualitative assessment, management determines that goodwill is more likely than not to be impaired, the two-step impairment test is performed. This first step in this test includes comparing the fair value of each reporting unit to its carrying value, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step in the test is performed, which is measurement of the impairment loss. The impairment loss is calculated by comparing the implied fair value of goodwill, as if the reporting unit has been acquired in a business combination, to its carrying amount. As a result of the June 30, 2013 and 2012, impairment analysis, the Company has determined that no impairment exists.
If the Company determines it will quantitatively assess impairment, the Company utilizes the discounted cash flow method to determine the fair value of each of its reporting units. In calculating the implied fair value of the reporting unit's goodwill, the present value of the reporting unit's expected future cash flows is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the present value of the reporting unit's expected future cash flows over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. In calculating the implied value of the Company's trade names, the Company uses the present value of the relief from royalty method.
Amortizable intangible assets are being amortized on a straight-line basis which approximates economic use, over periods ranging from four to fifteen years. The Company considers the useful life of the trademarks to be indefinite. The Company tests the value of the trademarks and trade name annually for impairment.

Long-Lived Assets

Long-lived assets, other than goodwill and purchased intangible assets with indefinite lives are evaluated for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be recoverable. In evaluating impairment, the carrying value of the asset is compared to the undiscounted estimated future cash flows expected to result from the use of the asset and its eventual disposition. An impairment loss is recognized when estimated future cash flows are less than the carrying amount. Estimates of future cash flows may be internally developed or based on independent appraisals and significant judgment is applied to make the estimates. Changes in the Company's strategy, assumptions and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of long-lived assets. At June 30, 2013 and 2012 management concluded that an impairment write-down was not required.
Fair Value Measurement

The Fair Value Measurements and Disclosures Topic 820 of the ASC (ASC 820), creates a single definition of fair value for financial reporting. The rules associated with Topic 820 of the ASC state that valuation techniques consistent with the market approach, income approach and/or cost approach should be used to estimate fair value. Selection of a valuation technique, or multiple valuation techniques, depends on the nature of the asset or liability being valued, as well as the availability of data.

a.	Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at June 30, 2013 and 2012. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

June 30,		2013		2012
in thousands	Carrying		Carrying
	amount	Fair value	amount	Fair value
Financial assets:
Cash	$21,565	$21,565	$11,273	$11,273
Trade and advances receivables and secured loans	94,509	94,509	124,010	124,010
Derivative asset - futures contracts included in receivable	14,967	14,967	3,375	3,375
Derivative asset - forward contracts included in receivable	471	471	—	—

Financial liabilities:
Secured Loans	$95,000	$95,000	$91,000	$91,000
Liability for borrowed metals	20,117	20,117	27,076	27,076
Product financing obligation	38,554	38,554	15,576	15,576
Derivative liability - forward contracts included in payable	—	—	326	326
Derivative - Open purchase and sales commitments included in payable	30,192	30,192	45,961	45,961
Accounts payable	55,818	55,818	44,232	44,232
Accrued liabilities	6,601	6,601	6,432	6,432
Payable to parent	9,520	9,520	22,608	22,608

The fair values of the financial instruments shown in the above table as of June 30, 2013 and 2012 represent the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects the Company’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by the Company based on the best information available in the circumstances, including expected cash flows and appropriately risk‑adjusted discount rates, available observable and unobservable inputs.
The carrying amounts of cash and cash equivalents, receivables and secured loans, accounts receivable and consignor advances, and accounts payable and consignor payables approximated fair value due to their short-term nature. The carrying amounts of lines of credit and notes payable approximate fair value based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities.
b. Valuation Hierarchy
Topic 820 of the ASC established a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company has reclassified its fair value disclosure as of June 30, 2012 and transferred all derivative assets and liabilities of $3.4 million and $46.3 million, respectively from Level 2 to Level 1, related to precious metals commodities and liabilities on derivative instruments, which are traded in an active market.

There were no transfers in or out of Level 3 during the years ended June 30, 2013 and 2012.

Commodities
Commodities consisting of the precious metals component of the Company’s inventories are carried at fair value. The fair value for commodities inventory is determined using pricing and data derived from the markets on which the underlying commodities are traded. Precious metals commodities are classified in Level 1 of the valuation hierarchy.
Derivatives
Futures contracts, forward contracts and open purchase and sales commitments are valued at their intrinsic values, based on the difference between the quoted market price and the contractual price, and are included within Level 1 of the valuation hierarchy.
Margin and Borrowed Metals Liabilities
Margin and borrowed metals liabilities consist of the Company's commodity obligations to margin customers and suppliers, respectively. Margin liabilities and borrowed metals liabilities are carried at fair value, which is determined using quoted market pricing and data derived from the markets on which the underlying commodities are traded. Margin and borrowed metals liabilities are classified in Level 1 of the valuation hierarchy.

Product Financing Obligations
Product Financing Obligations consist of the sale of gold and silver at a fixed price to a third party. Such transactions allow the Company to repurchase this inventory at an agreed-upon price based on the spot price on the repurchase date. The third party charges monthly interest as a percentage of the market value of the outstanding obligation, which is carried at fair value.

Fair value is determined using quoted market pricing and data derived from the markets on which the underlying commodities are traded. Product Financing Obligations are classified in Level 1 of the valuation hierarchy as Liability for borrowed metals.
The following tables present information about the Company's assets and liabilities measured at fair value on a recurring basis as of June 30, 2013 and 2012 aggregated by the level in the fair value hierarchy within which the measurements fall:

June 30, 2013 (in thousands)	Quoted market price in active markets (Level 1)	Significant other observable Inputs (Level 2)	Significant unobservable Inputs (Level 3)	Total Balance

Commodities	$162,378	$—	$—	$162,378
Derivative assets - futures contacts	14,967	—	—	14,967
Derivative assets - forwards contracts	471	—	—	471

Total assets at fair value	$177,816	$—	$—	$177,816

Liability on borrowed metals	$(20,117)	$—	$—	$(20,117)
Product financing obligation	(38,554)	—	—	(38,554)
Liability on margin accounts	(6,636)	—	—	(6,636)
Derivative liabilities - open purchase and sales commitments	(30,192)	—	—	(30,192)

Total liabilities at fair value	$(95,499)	$—	$—	$(95,499)

June 30, 2012 (in thousands)	Quoted market price in active markets (Level 1)	Significant other observable Inputs (Level 2)	Significant unobservable Inputs (Level 3)	Total Balance

Commodities	$143,464	$—	$—	$143,464
Derivative assets - futures contacts	3,375	—	—	3,375

Total assets at fair value	$146,839	$—	$—	$146,839

Liability on borrowed metals	$(27,076)	$—	$—	$(27,076)
Product financing obligation	(15,576)	—	—	(15,576)
Liability on margin accounts	(14,842)	—	—	(14,842)
Derivative Liabilities - open purchase and sales commitments	(45,961)	—	—	(45,961)
Derivative liabilities - forward contracts	(326)	—	—	(326)

Total liabilities at fair value	$(103,781)	$—	$—	$(103,781)

Revenue Recognition

Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, no obligations remain and collection is probable. The Company records sales of precious metals, which occurs upon receipt by the customer. The Company records revenues from its metal assaying and melting services after the related services are completed and the effects of forward sales contracts are reflected in revenue at the date the related precious metals are delivered or the contracts expire.

The Company accounts for its metals and sales contracts using settlement date accounting. Pursuant to such accounting, the Company recognizes the sale or purchase of the metals at settlement date. During the period between trade and settlement date, the Company has essentially entered into a forward contract that meets the definition of a derivative in accordance with the Derivatives and Hedging Topic 815 of the ASC. The Company records the derivative at the trade date with a corresponding unrealized loss which is reflected in the cost of product sold in the consolidated statements of income. The Company adjusts the derivative to fair value on a daily basis until the transaction is physically settled. Sales which are physically settled are recognized at the gross amount in the consolidated statements of income.
Other Income

The company enters into certain types of metals transactions with its customers described as a Forward Purchase, Forward Sale and Spot Deferred Transaction. Both parties have the capacity to make and take delivery of the metals and neither party has any obligation to settle any transactions by other than making or taking physical delivery of the metal. The company maintains a security interest in the metals and records financing revenue over the terms of the receivable in a form of interest and related fees.
Derivative Instruments

The Company’s inventory, purchase and sale commitments transactions consist of precious metals bearing products. The value of these assets and liabilities is intimately linked to the prevailing price of the underlying precious metal commodity. The Company seeks to minimize the effect of price changes of the underlying commodity and enters into inventory hedging transactions, principally utilizing metals commodity futures contracts traded on national futures exchanges or forward contracts with only major credit worthy financial institutions. All of our commodity derivative contracts are under master netting arrangements and include both asset and liability positions. Substantially all of these transactions are secured by the underlying metals positions. Notional balance of the company derivative instruments are reported on Note 11.
Commodity futures and forward contract transactions are recorded at fair value on the trade date.
Open futures and forward contracts are reflected in receivables or payables in the consolidated balance sheet as the difference between the original contract value and the market value; or at fair value. The change in unrealized gain (loss) on open contracts from one period to the next is reflected in net (gain) loss on derivative instruments, which is a component of cost of sales in the consolidated statements of income.
Net (gain) loss on derivative instruments, which is included in the cost of sales, includes amounts recorded on the Company's outstanding metals forwards and futures contracts and on open physical purchase and sale commitments. The Company records changes in the market value of its metals forwards and futures contracts as income or loss, the effect of which is to offset changes in market values of the underlying metals positions.
The Company records the difference between market value and trade value of the underlying commodity contracts as a derivative asset or liability (see Note 3 and Note 7), as well as recording an unrealized gain or loss on derivative instruments in the Company's consolidated statements of income. During the year ended June 30, 2013, the Company recorded a net unrealized gain on open future commodity and forward contracts and open purchase and sale commitments of $(28.2) million and a net realized gain on future commodity contracts of $(38.4) million in net (gain) loss on derivative instruments in the consolidated statements of income. During the year ended June 30, 2012, the Company recorded a net unrealized loss on open future commodity and forward contracts and open purchase and sale commitments of $35.8 million and a net realized gain on future commodity contracts of $(75.5) million in net (gain) loss on derivative instruments in the consolidated statements of income. During the year ended June 30, 2011, the Company recorded a net unrealized loss on open future commodity and forward contracts and open purchase and sale commitments of $8.1 million and a net realized loss on future commodity contracts of $43.6 million in net (gain) loss on derivative instruments in the consolidated statements of income.
Income Taxes

As part of the process of preparing its consolidated financial statements, the Company is required to estimate its provision for income taxes in each of the tax jurisdictions in which it conducts business, in accordance with the Income Taxes Topic 740 of the ASC. The Company computes its annual tax rate based on the statutory tax rates and tax planning opportunities available to it in the various jurisdictions in which it earns income. Significant judgment is required in determining the Company's annual tax rate and in evaluating uncertainty in its tax positions. The Company recognizes a benefit for tax positions that it believes will more likely than not be sustained upon examination. The amount of benefit recognized is the largest amount of benefit that the Company believes has more than a 50% probability of being realized upon settlement. The Company regularly monitors its tax positions and adjusts the amount of recognized tax benefit based on its evaluation of information that has become available since the end of its last financial reporting period. The annual tax rate includes the impact of these changes in recognized tax benefits. When adjusting the amount of recognized tax benefits, the Company does not consider information that has become available after the balance sheet date, but does disclose the effects of new information whenever those effects would be material to the Company's consolidated financial statements. The difference between the amount of benefit taken or expected to be taken in a tax return and the amount of benefit recognized for financial reporting represents unrecognized tax benefits. These unrecognized tax benefits are presented in the consolidated balance sheet principally within income taxes payable.
The Company records valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. Significant judgment is applied when assessing the need for valuation allowances. Areas of estimation include the Company's consideration of future taxable income and ongoing prudent and feasible tax planning strategies. Should a change in circumstances lead to a change in judgment about the utilization of deferred tax assets in future years, the Company would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income. Changes in recognized tax benefits and changes in valuation allowances could be material to the Company's results of operations for any period, but is not expected to be material to the Company's consolidated financial position.
The Company accounts for uncertainty in income taxes under the provisions of Topic 740 of the ASC. These provisions clarify the accounting for uncertainty in income taxes recognized in an enterprise's financial statements, and prescribe a recognition threshold and measurement criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provisions also provide guidance on de-recognition, classification, interest, and penalties, accounting in interim periods, disclosure, and transition. The potential interest and/or penalties associated with an uncertain tax position are recorded in provision for income taxes on the consolidated statements of income. Please refer to Note 8 for further discussion regarding these provisions.
Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements.  Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that some portion or all of the net deferred tax assets will not be realized. The factors used to assess the likelihood of realization include the Company's forecast of the reversal of temporary differences, future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. Failure to achieve forecasted taxable income in applicable tax jurisdictions could affect the ultimate realization of deferred tax assets and could result in an increase in the Company's effective tax rate on future earnings.
 Based on the Company’s assessment, it appears more likely than not that the net deferred tax assets will be realized through future taxable income.  Accordingly, no valuation allowance has been established against any of the deferred tax assets.  The Company will continue to assess the need for a valuation allowance in the future.
The Company's consolidated financial statements recognized the current and deferred income tax consequences that result from the Company's activities during the current and preceding periods, as if the Company were a separate taxpayer rather than a member of the parent company's consolidated income tax return group. Current tax payable reflects balances due to the parent company for the Company's share of the income tax liabilities of the group.
Advertising

Advertising costs are expensed as incurred. Advertising expense for the years ended June 30, 2013, 2012 and 2011 was $0.6 million, $0.7 million and $0.6 million, respectively.
Shipping and Handling Costs

Shipping and handling costs represent costs associated with shipping product to customers, and receiving product from vendors. Shipping and handling costs incurred totaled $4.4 million , $4.4 million and $4.8 million for the years ended June 30,

2013, 2012 and 2011, respectively, and are included in the costs of product sold in the consolidated statements of income. The Company does not generate any revenue from shipping and handling.

Earnings per Share ("EPS")

The Company computes and reports both basic EPS and diluted EPS. Basic EPS is computed by dividing net earnings by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net earnings by the sum of the weighted average number of common shares and dilutive common stock equivalents outstanding during the period. Diluted EPS reflects the total potential dilution that could occur from outstanding equity plan awards, including unexercised stock options.

There are no dilutive common equivalents, and therefore basic and dilutive EPS are the same for all periods presented.

Share-Based Compensation

Certain key employees of the Company participate in Stock Incentive Plans (“Plans”) of the Company's Parent, SGI. The Plans permit the grant of stock options and other equity awards to employees, officers and non-employee directors. The Company accounts for equity awards under the provisions of the Compensation - Stock Compensation Topic 718 of the ASC, which establishes fair value-based accounting requirements for share-based compensation to employees. Topic 718 of the ASC requires the Company to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees as expense over the service period in the Company's consolidated financial statements. The equity awards are settled in shares of SGI stock and A-Mark does not reimburse SGI for the expense, therefore it is treated as a capital contribution to A-Mark.
Recent Accounting Pronouncements

In July 2012, Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2012-02, Intangibles - Goodwill and Other, Testing Indefinite-Lived Intangible Assets for Impairment. This ASU allows an entity to first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test for indefinite-lived intangible assets. An organization that elects to perform a qualitative assessment no longer is required to perform the quantitative impairment test for an indefinite-lived intangible asset unless it is more likely than not that the asset is impaired. The ASU, which applies to all entities, is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The Company adopted this guidance in the third quarter of fiscal year 2012, as allowed by the early adoption provisions within the guidance. The adoption of the accounting principles in this update did not have a material impact on the Company's consolidated financial position or results of operations.

In December 2011, the FASB issued Accounting Standards Update No. 2011-11, Disclosures about Offsetting Assets and Liabilities. In January 2013, the FASB issued Accounting Standards Update No. 2013-01, Clarifying the Scope about Offsetting Assets and Liabilities, which limited the scope of ASU No. 2011-11 guidance to derivatives, repurchase type agreements, and securities borrowing and lending activity. These ASUs require an entity to disclose gross and net information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. Both ASUs are effective for annual and interim periods beginning on or after January 1, 2013. The adoption of the accounting standards in these updates is not anticipated to have a material impact on the Company's consolidated financial position or results of operations.

3. Receivables

The Company's receivables and secured loans consist of the following as of:

June 30,	2013	2012
(in thousands)
Customer trade receivables	$38,405	$58,330
Wholesale trade advances	20,623	15,035
Due from M.F. Global, Inc. trustee	—	5,692
Due from brokers	—	6,870
Subtotal	59,028	85,927

Secured loans	35,585	39,201
Subtotal	94,613	125,128

Less: allowance for doubtful accounts	(104)	(102)
Less: M.F. Global, Inc. trustee reserve	—	(1,016)

Subtotal	94,509	124,010

Derivative assets - forwards contracts	471
Derivative assets - futures contracts	14,967	3,375

Receivables, net	$109,947	$127,385

Customer trade receivables represent short-term, non-interest bearing amounts due from metal sales and are generally secured by the related metals stored with the Company, a letter of credit issued on behalf of the customer, or other secured interests in assets of the customer.
Wholesale trade advances represent advances of refined materials to customers, secured by unrefined materials received from the customer. These advances are limited to a portion of the unrefined materials received. These advances are unsecured, short-term, non-interest bearing advances made to wholesale metals dealers and government mints.
Secured loans represent short term loans made to customers of CFC. Loans are fully secured by bullion, numismatic and semi-numismatic material, which is held in safekeeping by CFC. The loans carry a weighted average effective interest rate of 8.0%, 9.2% and 8.8% per annum, respectively, as of June 30, 2013, 2012 and 2011, and mature in periods generally ranging from three months to one year.
Until October 31, 2011, A-Mark maintained a segregated commodities account with M.F. Global, Inc. (“MFGI”). A-Mark used this account to enter into future transactions to hedge the risk related to its positions with counterparties and physical inventories. MFGI filed for bankruptcy protection on October 31, 2011. At the time MFGI filed for bankruptcy, A-Mark had $20.3 million in funds held at MFGI of which $14.6 million, or 72%, of A Mark's MFGI Equity was returned to A-Mark in December 2011 pursuant to a bulk transfer approved by the Bankruptcy Court. A-Mark has filed a claim in the bankruptcy proceedings for the remaining $5.7 million. In July 2012, A-Mark received an additional distribution of $1.6 million from the trustee for the liquidation of MFGI, bringing the remaining balance to $4.1 million.
On December 31, 2012, A-Mark sold its claim to this balance for $3.8 million. During fiscal 2012, the Company recorded a $1 million reserve for this potential shortfall, which is included in selling, general and administrative expenses. The receipt of proceeds from the sale of the receivable of $3.8 million resulted in a positive impact to the provision for bad debts of $0.7 million.
Due from brokers principally consists of the margin requirements held at brokers related to open futures contracts (see Note 11).

The Company's derivative assets and liabilities (depending on the year and ending position) represent the net fair value of the difference between market values and trade values at the trade date for open metals purchase and sales contracts, as adjusted on a daily basis for changes in market values of the underlying metals, until settled (see Note 11). The Company's derivative assets represent the net fair value of open metals forwards and futures contracts. The metals forwards and futures contracts are settled at the contract settlement date.
Credit Quality of Financing Receivables and Allowance for Credit Losses

The Company adopted the accounting guidance on disclosures about the credit quality of financing receivables and the allowance for credit losses during the year ended June 30, 2012. This guidance requires information to be disclosed at disaggregated levels, defined as portfolio segments and classes.

The Company applies a systematic methodology to determine the allowance for credit losses for finance receivables. Based upon the Company's analysis of credit losses and risk factors, secured commercial loans are its sole portfolio segment. This is due to the fact that all loans are very similar in terms of secured material, method of initial and ongoing collateral value determination and assessment of loan to value determination. Typically, the Company's finance receivables within its portfolio have similar credit risk profiles and methods for assessing and monitoring credit risk.

The Company further evaluated its portfolio segments by the class of finance receivables, which is defined as a level of information in which the finance receivables have the same initial measurement attribute and a similar method for assessing and monitoring credit risk. As a result, the Company determined that the secured commercial loans portfolio segment has two classes of receivables, those secured by bullion and those secured by collectibles.

The Company's classes, which align with management reporting, are as follows:

(in thousands)

June 30,	2013		2012
Bullion	21,993	61.8%	12,991	33.1%
Collectibles	13,592	38.2%	26,210	66.9%
Total	$35,585	100.0%	$39,201	100.0%

Impaired loans

A loan is considered impaired if it is probable, based on current information and events, that the Company will be unable to collect all amounts due according to the contractual terms of the loan. Customer loans are reviewed for impairment and include loans that are past due, non-performing or in bankruptcy. Recognition of income is suspended and the loan is placed on non-accrual status when management determines that collection of future income is not probable. Accrual is resumed, and previously suspended income is recognized, when the loan becomes contractually current and/or collection doubts are removed. Cash receipts on impaired loans are recorded first against the receivable and then to any unrecognized income.
All loans are contractually subject to margin call. As a result, loans typically do not become impaired due to the fact the Company has the ability to require margin calls which are due upon receipt. Per the terms of the loan agreement, the Company has the right to rapidly liquidate the loan collateral in the event of a default. The material is highly liquid and easily sold to pay off the loan. Such circumstances would result in a short term impairment that would typically result in full repayment of the loan and fees due to the Company. There was one impaired loan of $0.07 million as of June 30, 2013 and none as of June 30, 2012.
Credit quality of loans

All interest is due and payable within 30 days. A loan is considered past due if interest is not paid in 30 days or collateral calls are not met timely. Loans never achieve the threshold of non performing status due to the fact that customers are generally put into default for any interest past due over 30 days and for unsatisfied collateral calls. When this occurs, the loan collateral is generally liquidated within 90 days. Non-performing loans have the highest probability for credit loss. The allowance for credit losses attributable to non-performing loans is based on the most probable source of repayment, which is normally the liquidation of collateral. In determining collateral value, we estimate the current market value of the collateral and consider credit enhancements such as additional collateral and third-party guarantees. Due to the accelerated liquidation terms of the Company's loan portfolio all past due loans are generally liquidated within 90 days of default. The company's non-performing loans do not longer accrue interest and totaled $0.07 million and $0, respectively, as of June 30, 2013 and June 30, 2012. Further information about the Company credit quality indicator includes differentiating by categories of current loan-to-value ratios. The Company disaggregates its secured loans as follows:
(in thousands)

June 30,	2013		2012
Loan-to-value of 75% or more	3,764	10.6%	9,914	25.3%
Loan-to-value of less than 75%	31,821	89.4%	29,287	74.7%
Total	$35,585	100.0%	$39,201	100.0%

No loans have a loan-to-value in excess of 100% at June 30, 2013 and June 30, 2012.
Allowance for Doubtful Accounts
Allowances for doubtful accounts are recorded based on specifically identified receivables, which the Company has identified as potentially uncollectible.
(in thousands)

Year ended:	Beginning Balance	Additions	Reductions	Ending Balance
June 30, 2013	$1,118		$(1,014)	$104
June 30, 2012	102	1,016		1,118
June 30, 2011	$102			$102

4. Inventories

The Company's inventories primarily include bullion and bullion coins and are acquired and initially recorded at fair market value. The fair market value of the bullion and bullion coins is comprised of two components: 1) published market values attributable to the cost of the raw precious metal, and 2) a published premium paid at acquisition of the metal. The premium is attributable to the additional value of the product in its finished goods form and the market value attributable solely to the premium may be readily determined, as it is published by multiple reputable sources. The premium is included in the cost of the inventory, paid at acquisition, and is a component of the total fair market value of the inventory. The precious metal component of the inventory may be hedged through the use of precious metal commodity positions, while the premium component of our inventory is not a commodity that may be hedged.

The Company’s inventories are subsequently recorded at their fair market values. Daily changes in fair market value are recorded in the income statement through cost of goods sold and are offset by hedging derivatives, with changes in fair value of the hedging derivatives also recorded in cost of sales in the consolidated statements of income. The premium component of market value included in the inventories as of June 30, 2013 and 2012 totaled $1.8 million and $1.8 million, respectively.

Inventories included amounts borrowed from suppliers under arrangements to purchase precious metals on an unallocated basis. Unallocated or pool metal represents an unsegregated inventory position that is due on demand, in a specified physical form, based on the total ounces of metal held in the position. Amounts under these arrangements require delivery either in the form of precious metals or cash. Corresponding obligations related to Liabilities on Borrowed Metals are reflected on the consolidated balance sheets and totaled $20.1 million and $27.1 million, respectively as of June 30, 2013 and June 30, 2012. The Company mitigates market risk of its physical inventories through commodity hedge transactions (See Note 11).

Inventory includes amounts for obligations under product financing agreement. A-Mark entered into a product financing agreement for the transfer and subsequent re-acquisition of gold and silver at a fixed price to a third party finance company. This inventory is restricted and is held at a custodial storage facility in exchange for a financing fee, by the third party finance company. During the term of the financing, the third party finance company holds the inventory as collateral, and both parties intend to return the inventory to A-Mark at an agreed-upon price based on the spot price on the finance arrangement termination date, pursuant to the guidance in ASC 470-40 Product Financing Arrangements. The third party charges a monthly interest as percentage of the market value of the outstanding obligation; such monthly charge is classified in interest expense. These transactions do not qualify as sales and therefore have been accounted for as financing arrangements and reflected in the consolidated balance sheet within obligation under product financing arrangement. The obligation is stated at the amount required to repurchase the outstanding inventory. Both the product financing and the underlying inventory are carried at fair value, with changes in fair value included as component of cost of sales in the consolidated statements of income. Such obligation totaled $38.6 million and $15.6 million as of June 30, 2013 and 2012, respectively. For the years ended June 30, 2013, 2012 and 2011 respectively the unrealized gains/(losses) resulting from the differences between market value and cost of physical inventories totaled $0.9 million, $(2.1) million and $6.0 million, respectively.

The Company periodically loans metals to customers on a short-term consignment basis, charging interest fees based on the value of the metal loaned. Inventories loaned under consignment arrangements to customers at June 30, 2013 and June 30, 2012 totaled $2.6 million and $21.9 million, respectively. Such inventory is removed at the time the customer elects to price and purchase the metals, and the Company records a corresponding sale and receivable. Substantially all inventory loaned under consignment arrangements is secured by letters of credit issued by major financial institutions for the benefit of the Company or under an all-risk insurance policy with the Company as the loss-payee.

5. Property and Equipment

Property and equipment consists of the following at June 30, 2013 and 2012
(in thousands)

June 30,	2013	2012

Office furniture, fixtures and equipment	$176	$272
Computer equipment	196	228
Computer software	1,932	1,672
Leasehold improvements	92	114

	2,396	2,286
Less: accumulated depreciation	(1,183)	(1,112)

Property and equipment, net	$1,213	$1,174

Depreciation expense for the years ended June 30, 2013, 2012 and 2011 was $0.4 million, $0.4 million and $0.3 million, respectively.

6. Goodwill and Intangible Assets

In connection with the acquisition of A-Mark by Spectrum PMI on July 1, 2005, the accounts of the Company were adjusted using the push down basis of accounting to recognize the allocation of the consideration paid to the respective net assets acquired. In accordance with the push down basis of accounting, the Company's net assets were adjusted to their fair values as of the date of the acquisition based upon an independent appraisal, which resulted in an increase in goodwill of $4.9 million and identifiable purchased intangible assets of $8.4 million.
Goodwill represents the excess of the purchase price and related costs over the value assigned to intangible assets of businesses acquired and accounted for under the purchase method.
A summary of the carrying amount of intangible assets as of June 30, 2013 is as follows:

June 30, 2013 (in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Amortized intangible assets:
Existing customer relationships	$5,747	$(3,060)	$2,687
Covenant not to compete	2,000	(2,000)	—
Employment agreements	195	(195)	—

Total amortized intangible assets	7,942	(5,255)	2,687

Unamortized intangible assets:
A-Mark trade name	454	—	454

Total intangible assets	$8,396	$(5,255)	$3,141

A summary of the carrying amount of intangible assets as of June 30, 2012 is as follows:

June 30, 2012 (in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Amortized intangible assets:
Existing customer relationships	$5,747	$(2,675)	$3,072
Covenant not to compete	2,000	(2,000)	—
Employment agreements	195	(195)	—

Total amortized intangible assets	7,942	(4,870)	3,072

Unamortized intangible assets:
A-Mark trade name	454	—	454

Total intangible assets	$8,396	$(4,870)	$3,526

Estimated future intangible amortization as of June 30, 2013 is as follows:

Years ending June 30,	Amount
(in thousands)
2014	$385
2015	385
2016	385
2017	385
2018	385
Thereafter	762

Total	$2,687

Intangible assets subject to amortization are amortized using the straight-line method over their useful lives, which are estimated to be four to fifteen years. Intangible asset amortization expense for the years ended June 30 2013, 2012 and 2011was $0.4 million, $0.4 million and $0.4 million, respectively.
7. Accounts Payable

Account payable consists of the following as of:

(in thousands)

June 30,	2013	2012

Trade payable to customers	$1,531	$7,451
Advances from customers	27,548	21,369
Net liability on margin accounts	6,636	14,842
Liability on deferred revenues	14,985	—
Due to Brokers	4,655	—
Derivative liabilities - open purchase and sales commitments	30,192	45,961
Derivative liabilities - forward contracts	—	326
Other accounts payable	463	570

Accounts payable	$86,010	$90,519

8. Income Taxes

The Company files a consolidated federal income tax return with its parent based on a June 30 tax year end.

The provision for (benefit from) income taxes for the years ended June 30, 2013, 2012 and 2011 consists of the following:

(in thousands)

Years ended June 30,	2013	2012	2011

Current:
Federal	$(1,691)	$20,398	$8,903
State and local	(1,348)	5,212	1,841

	(3,039)	25,610	10,744

Deferred:
Federal	8,941	(13,944)	(1,231)
State and local	2,150	(3,324)	(429)

	11,091	(17,268)	(1,660)

Total provision	$8,052	$8,342	$9,084

A reconciliation of the income tax provisions to the amounts computed by applying the statutory federal income tax rate (35% for 2013 and 2012, and 34% for 2011) to income before income tax provisions for the years ended June 30, 2013, 2012 and 2011, are as below:

(in thousands)	2013	2012	2011

Federal income tax	$7,198	$6,622	$7,393
State tax, net of federal benefit	521	1,229	933
162(m) limitation	188	180	340
Uncertain tax positions	110	395	101
Change in tax rate	—	23	—
Other	35	(107)	317

Total provision for income taxes	8,052	$8,342	$9,084

Significant components of the Company's net deferred tax assets and liabilities as of June 30, 2013 and 2012 are as follows:

(in thousands)

June 30,	2013	2012

Accrued compensation	$588	$381
Unrealized loss on open purchase and sales commitments	11,538	18,520
Stock-based compensation	56	151
State tax accrual	291	1,017
Net operating loss carry forwards	129	-
Other	56	467

Deferred tax assets	12,658	20,536

Intangible assets	(709)	(532)
Unrealized gain on futures contracts	(5,856)	(1,333)
Inventories	(368)	(1,868)
Fixed assets	(284)	(271)

Deferred tax liabilities	(7,217)	(4,004)

Net deferred tax asset	$5,441	$16,532

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. During the years ended June 30, 2013 and June 30, 2012, management concluded that it was more likely than not that the Company would be able to realize the benefit of the U.S. federal and state deferred tax assets in the future. We based this conclusion on historical and projected operating performance, as well as our expectation that our operations will generate sufficient taxable income in future periods to realize the tax benefits associated with the deferred tax assets. Accordingly, no valuation allowance has been established against the deferred tax assets.
The Company will continue to assess the need for a valuation allowance in the future by evaluating both positive and negative evidence that may exist.
The Company's consolidated financial statements recognized the current and deferred income tax consequences that result from the Company's activities during the current and preceding periods, as if the Company were a separate taxpayer rather than a member of the parent company's consolidated income tax return group. Current tax payable reflect balances due to the parent company for the Company's share of the income tax liabilities of the group.

As of June 30, 2013, the Company has U.S., state and city net operating loss carry-forwards of approximately $0.1 million, which expire beginning with the year ending June 30, 2033.
The Parent files income tax returns in the U.S. and various states. The Parent is currently under examination by the IRS for the years ended June 30, 2004 through 2010 and other taxing jurisdictions on certain tax matters, including challenges to certain positions the Parent has taken. The Parent is unable to determine the outcome of this audit at this time. With few exceptions, either examinations have been completed by the tax authorities or the statute of limitations have expired for U.S. federal, state and local income tax returns filed by the Parent for the years through 2003.
A reconciliation of the net unrecognized tax benefits for the years ended June 30, 2013 and 2012 is as follows:

(in thousands)

June 30,	2013	2012

Beginning balance	$828	$433
Decrease due to lapse of statute of limitations	(95)	—
Increase as a result of tax position taken during the current period		395

Ending Balance	$733	$828

Included in the balance in unrecognized tax benefits at June 30, 2013 and 2012, respectively, there are $0.7 million and $0.8 million of tax benefits that, if recognized, would affect the effective tax rate.
In accordance with the Company's accounting policy, interest expense and penalties related to income taxes are included in provision for income taxes in the consolidated statements of income. For the years ended June 30, 2013, 2012, and 2011, the Company recognized approximately $0.1 million, $0.01 million and $0.01 million for interest expense related to uncertain tax positions, respectively. As of June 30, 2013 and 2012, the Company had recorded liabilities for interest expense related to uncertain tax positions in the amounts of $0.1 million and $0.1 million, respectively. As of June 30, 2013 and 2012, the Company accrued $0.2 million and $0.1 million for penalties related to income tax positions, respectively.
9. Related Party Transactions

During the years ended June 30, 2013 and 2012, the Company made sales and purchases to the following companies in the amounts set forth below. These companies and A-Mark are under common control (as subsidiaries of SGI) and therefore the transactions constitute related party transactions.
(in thousands)

	For the year ended June 30, 2013		As of June 30, 2013
	Sales	Purchases	Receivable	Payable
Affiliate Company
Calzona	$1,362	$—	$—	$171
SNI	7,527	2,211	104	—
Stack's Bower	3,363	4,270	126	—
Teletrade	11,486	1,652	—	73
Related Party, Total	$23,738	$8,133	$230	$244

(in thousands)

	For the year ended June 30, 2012		As of June 30, 2012
	Sales	Purchases	Receivable	Payable
Affiliate Company
Calzona	$—	$—	$—	$—
SNI	7,970	10,426	3	—
Stack's Bower	3,680	4,231	3	—
Teletrade	899	176	—	—
Related Party, Total	$12,549	$14,833	$6	$—

(in thousands)

	For the year ended June 30, 2011		As of June 30, 2011
	Sales	Purchases	Receivable	Payable
Affiliate Company
SNI	$26,579	$4,687	$9	$—
Related Party, Total	$26,579	$4,687	$9	$—

During the years ended June 30, 2013, 2012 and 2011, the Company paid $0.8 million, $0.7 million and $0.9 million to SNI, respectively, of which $0.8 million, $0.7 million and $0.9 million, respectively, represented a charge for corporate overhead.
Amounts included in "Payable to parent" (a related party) in the consolidated balance sheets as of June 30, 2013, 2012 and 2011 includes $1.0 million, $1.0 million and $2.0 million, respectively, in respect of executive compensation payable to SGI. As part of the A-Mark sale agreement dated July 1, 2005, the former owner receives a portion of the finance income earned with a specific customer. The Company accrued $0.3 million, $0.5 million and $0.1 million in royalty expense for the years ended June 30, 2013, 2012 and 2011, respectively, which represents the total amount due to the former owner as of June 30, 2013, 2012 and 2011. The entire $0.3 million, $0.5 million and $0.1 million are included in accrued liabilities as of June 30, 2013, 2012 and 2011, respectively.
During the years ended June 30, 2013, 2012 and 2011, the Company paid to SGI $10.1 million, $13.8 million and $4.6 million, respectively, for the Company's income tax sharing obligations.
10. Financing Agreements

Lines of Credit

A-Mark has a borrowing facility (“Trading Credit Facility”) with a group of financial institutions under an inter-creditor agreement, which provides for lines of credit including a sub-facility for letters of credit up to the maximum of the credit facility. All lenders have a perfected, first security interest in all assets of the company presented as collateral. Loan advances will be available against a borrowing base report of eligible assets in accordance with the inter-creditor agreement currently in place. Pledge collateral comprises assigned and confirmed inventory, trade receivable, trade advances, derivatives equity and pledged non bullion and bullion loans.
As of June 30, 2013, the maximum of the Trading Credit Facility was $170.0 million. A-Mark routinely uses the Trading Credit Facility to purchase metals from its suppliers and for operating cash flow purposes. Amounts under the Trading Credit Facility bear interest based on London Interbank Offered Rate (“LIBOR”) plus a margin. The one month LIBOR rate was approximately 0.19% and 0.24% as of June 30, 2013 and 2012, respectively. Borrowings are due on demand and totaled $95.0 million and $91.0 million for lines of credit and $9.0 million and $7.0 million for letters of credit at June 30, 2013 and 2012, respectively. Amounts borrowed under the Trading Credit Facility are secured by A-Mark’s receivables and inventories. The amounts available under the Trading Credit Facility are formula based and totaled $66.0 million and $65.0 million at June 30,

2013 and 2012 respectively. The Trading Credit Facility also limits the Company's ability to pay dividends to SGI. The Trading Credit Facility is cancelable by written notice of the financial institutions.
The Trading Credit Facility has certain restrictive financial covenants which require it and SGI to maintain minimum tangible net worth, as defined, of $25.0 million and $50.0 million, respectively. The Company's and SGI's tangible net worth as of June 30, 2013 were $44.8 million and $65.1 million, respectively. The Company's ability to pay dividends, if it were to elect to do so, could be limited as a result of these restrictions.
Separately, SNI has a line of credit with one of the Company's lenders totaling $5.0 million. The lender's participation in the Trading Credit Facility totals $18.0 million. Total borrowing capacity between SNI and the Company cannot exceed $23.0 million with respect to this lender. As of June 30, 2013 the total amount borrowed was $23.0 million, $18.0 million by the Company and $5.0 million by SNI. As of 2012 the total amount borrowed with this lender was $18.0 million, which consisted of zero by SNI and $18.0 million by A-Mark.
Interest expense related to the Company's borrowing arrangements totaled $3.5 million, $4.2 million, and $3.3 million for the years ended June 30, 2013, 2012 and 2011, respectively. Our weighted daily average interest rate was 3.46%, 3.52% and 3.62%, for the year ended June 30, 2013, 2012 and 2011, respectively.
Liability on Borrowed Metals

The Company borrows precious metals from its suppliers under short-term arrangements which bear interest at a designated rate. Amounts under these arrangements are due at maturity and require repayment either in the form of precious metals or cash. The Company's inventories included borrowed metals with market values totaling $20.1 million and $27.1 million, respectively as of June 30, 2013 and June 30, 2012. Certain of these metals are secured by letters of credit issued under the Trading Credit Facility, which totaled $9.0 million and $7 million, respectively as of June 30, 2013 and June 30, 2012
Obligation Under Product Financing Agreement

A-Mark entered into an agreement with a third party for the sale of gold and silver, at the option of the third party, at a fixed price. Such agreement allows the Company to repurchase this inventory at an agreed-upon price based on the spot price on the repurchase date. The third party charges a monthly fee as percentage of the market value of the outstanding obligation. These transactions do not qualify as sales and therefore have been accounted for as financing arrangements and reflected in the consolidated balance sheet within obligation under product financing arrangement. The obligation is stated at the amount required to repurchase the outstanding inventory. Both the product financing obligation and the underlying inventory (which is entirely restricted) are carried at fair value, with changes in fair value recorded as a component of cost of precious metals sold in the consolidated statements of income. Such obligation totaled $38.6 million and $15.6 million as of June 30, 2013 and 2012, respectively.

11. Hedging Transactions

The Company manages the value of certain specific assets and liabilities of its trading business, including trading inventories, by employing a variety of strategies. These strategies include the management of exposure to changes in the market values of the Company's trading inventories through the purchase and sale of a variety of derivative products such as metal's forwards and futures.
The Company's trading inventories and purchase and sale transactions consist primarily of precious metal bearing products. The value of these assets and liabilities are linked to the prevailing price of the underlying precious metals.
The Company's precious metals inventories are subject to market value changes, created by changes in the underlying commodity markets. Inventories purchased or borrowed by the Company are subject to price changes. Inventories borrowed are considered natural hedges, since changes in value of the metal held are offset by the obligation to return the metal to the supplier.
Open purchase and sale commitments are subject to changes in value between the date the purchase or sale price is fixed (the trade date) and the date the metal is received or delivered (the settlement date). The Company seeks to minimize the effect of price changes of the underlying commodity through the use of forward and futures contracts.

The Company's policy is to substantially hedge its inventory position, net of open purchase and sales commitments that is subject to price risk. The Company regularly enters into metals commodity forward and futures contracts with major financial institutions to hedge price changes that would cause changes in the value of its physical metals positions and purchase commitments and sale commitments. The Company has access to all of the precious metals markets, allowing it to place hedges. However, the Company also maintains relationships with major market makers in every major precious metals dealing center.
Due to the nature of the Company's global hedging strategy, the Company is not using hedge accounting as defined under Topic 815 of the ASC. Gains or losses resulting from the Company's futures and forward contracts are reported as unrealized gains or losses on commodity contracts with the related unrealized amounts due from or to counterparties reflected as a derivative asset or liability (see Notes 3 and 7). Gains or losses resulting from the termination of hedge contracts are reported as realized gains or losses on commodity contracts. Realized and unrealized net gains (losses) on derivative instruments, included as part of cost of sales in the consolidated statements of income, were $66.6 million, $39.7 million and $(51.7) million for years ended June 30, 2013, 2012 and 2011, respectively.
The Company's management sets credit and position risk limits. These limits include gross position limits for counterparties engaged in purchase and sales transactions with the Company. They also include collateral limits for different types of purchase and sale transactions that counterparties may engage in from time to time.

A summary of the market values of the Company's physical inventory positions, purchase and sale commitments and its outstanding forwards and futures contracts as of June 30, 2013 and 2012 is as follows:
(in thousands)

June 30,	2013	2012

Trading inventory, net	$162,378	$143,464
Less unhedgeable inventory:
Premiums on metals positions	(1,787)	(1,824)

Subtotal	160,591	141,640

Commitments at market:
Open inventory purchase commitments	461,883	392,308
Open inventory sale commitments	(272,044)	(140,824)
Margin sale commitments	(13,651)	(39,716)
In-transit inventory no longer subject to market risk	(24,221)	(6,931)
Unhedgeable premiums on open commitment positions	2,107	458
Inventory borrowed from suppliers	(20,117)	(27,076)
Product financing obligation	(38,554)	(15,576)
Advances on industrial metals	33	757

Inventory subject to price risk	256,027	305,040

Inventory subject to derivative financial instruments:
Precious metals forward contracts at market values	84,999	59,659
Precious metals futures contracts at market values	171,272	244,954

Total market value of derivative financial instruments	256,271	304,613

Net inventory subject to price risk, Company consolidated basis	(244)	427

Effects of open related party transactions between the Company and affiliates:
Net inventory subject to price risk, Company consolidated basis	(244)	427
Open inventory purchase commitments with affiliates	(1,402)	254
Open inventory sale commitments with affiliates	1,282	(574)

Net inventory subject to price risk, the Company stand-alone basis	$(364)	$107
At June 30, 2013 and 2012, the Company had outstanding purchase and sale commitments arising in the normal course of business totaling $461.9 million and $392.3 million and $(272.0) million and $(140.8) million, respectively; purchase commitments related to open forward contracts totaling $85.0 million and $59.7 million, respectively; and purchase and sale commitments relating to open futures contracts totaling $171.3 million and $245.0 million, respectively. The Company uses forward contracts and futures contracts to protect its inventories from market exposure.
The contract amounts of these forward and futures contracts and the open purchase and sale orders are not reflected in the accompanying consolidated balance sheet. The difference between the market price of the underlying metal or contract and the trade amount is recorded at fair value.
The Company's open purchase and sales commitments typically settle within two business days and, for those commitments that do not have stated settlement dates, the Company has the right to settle the positions upon demand. Futures and forward contracts open at June 30, 2013 are scheduled to settle within 30 days.

The Company is exposed to the risk of failure of the counterparties to its derivative contracts. Significant judgment is applied by the Company when evaluating the fair value implications. The Company regularly reviews the creditworthiness of its major counterparties and monitors its exposure to concentrations. At June 30, 2013, the Company believes its risk of counterparty default is mitigated as a result of such evaluation and the short-term duration of these arrangements.
12. Commitments and Contingencies

Operating Leases

On November 29, 2010, the Company renewed its agreement to lease 4,446 square feet of office space at a cost of $2.75 per foot per month starting May 1, 2011. The term of the lease is three years with annual increases in cost of 3%. This lease will expire on April 30, 2014. Expenses related to leases were $0.2 million, $0.2 million and $0.2 million, respectively as of June 30, 2013, 2012 and 2011.
On January 8, 2013, the Company renewed its agreement at a cost of $3.80 per foot for the month starting May 1, 2014. The term of the lease is three years with annual increases in cost of 3%. This lease will expire on April 30, 2017.
Future minimum lease payments under the Company's lease arrangement as of June 30, 2013 are as follows:

(in thousands)

Years ending June 30,	Amount

2014	$164
2015	204
2016	210
Thereafter	179

Total	$757

The following table indicates the payments due by period, as of June 30, 2013:

in thousands	Total	1 year	2 to 3 years	3 to 4 years	4 to 5 years	5 years and thereafter

Borrowings:
Trading	$95,000	$95,000	$—	$—	$—	$—
Lease Obligations:
Operating	2,687	385	385	385	385	1,147

Total	$97,687	$95,385	$385	$385	$385	$1,147

Employment and non-compete Agreements

The Company has entered into various employment and non-compete and/or non-solicitation agreements with certain key executive officers and other key employees. The employment agreements provide for minimum salary levels, incentive compensation and severance benefits, among other items.
Litigation, Claims and Contingencies

In the ordinary course of our business, we are party to various legal actions, which we believe are incidental to the operation of our business.  The outcome of such legal actions and the timing of ultimate resolution are inherently difficult to predict. In the opinion of management, based upon information currently available to us, any resulting liability, would not have a material adverse effect on the Company's financial statements or operations.

SGI/IRS State and Tax Audit

SGI is currently under examination by the Internal Revenue Service (IRS) for the years ended June 30, 2004, 2005, 2006, 2007, 2008, 2009 and 2010. With few exceptions, either examinations have been completed by tax authorities or the statute of limitations have expired for U.S. federal, state and local income tax returns filed by SGI for the years through 2003.
Contractual Obligations

There were no purchase commitment agreements entered into during the year ended June 30, 2013, other than the open purchase and sale commitments discussed in Notes 7 and 11.

Dividend

On September 28, 2012 the Company's Board of Directors declared a $15.0 million dividend. The dividend was approved by company’s financial lenders and paid to shareholders of record of Spectrum PMI on September 28, 2012. On July 1, 2013 the Company's Board of Directors declared a $5.0 million dividend to shareholders of record of Spectrum PMI on July 1, 2013. The dividend was approved by company’s financial lenders and paid on July 5th, 2013.
On May 16, 2011, the Company’s Board of Directors declared a $3,657 dividend to shareholders of record of Spectrum PMI on May 16, 2011. The dividend was paid on June 30, 2012.

13. Geographic Information

Revenues are attributed to geographic location based on where the revenue generating product is shipped. The Company's geographic operations are as follows:

in thousands	Year Ended
Revenue by geographic region:	June 30, 2013	June 30, 2012	June 30, 2011

United States	$6,176,898	$6,356,251	$6,068,894
Europe	241,256	875,754	358,845
North America, excluding United States	638,577	485,062	539,810
Asia Pacific	186,633	64,430	21,198
Africa	51	—	—
Australia	4,084	779	48
South America	218	64	81
Total revenue	$7,247,717	$7,782,340	$6,988,876

in thousands	June 30, 2013	June 30, 2012
Inventories by geographic region:
United States	$148,336	$128,869
Europe	9,504	11,359
North America, excluding United States	4,423	2,210
Asia Pacific	115	1,026
Total Inventories	$162,378	$143,464

in thousands	June 30, 2013	June 30, 2012
Total assets by geographic region:
United States	$293,093	$292,258
Europe	11,977	13,622
North America, excluding United States	4,423	2,210
Asia Pacific	115	1,025
Total Assets	$309,608	$309,115

in thousands	June 30, 2013	June 30, 2012
Total long term assets by geographic region:
United States	$9,148	$9,482
Europe	90	102
Total Long-Term Assets	9,238	9,584

14. Subsequent Events

The Parent intends to file a registration statement with the SEC relating to the proposed distribution (or spinoff) by SGI to its stockholders of all of the shares of common stock of A-Mark owned by it. SGI currently owns 100% of the outstanding common stock of A-Mark.
If the spinoff is consummated, SGI will distribute all of the A-Mark common stock held by it on a pro rata basis to holders of SGI common stock, and A-Mark will thereafter be a publicly traded company independent from SGI. The distribution ratio, record date and distribution date, among other things, have not yet been determined.
Shareholders of SGI will continue to own their SGI common stock following the distribution, which at that point will include the remaining businesses of SGI. The spinoff is subject to a number of significant conditions and there can be no assurance that the spinoff will be consummated.
If the spinoff is consummated, then the Parent intends thereafter to reduce the number of record holders of its common stock to fewer than 300 and to terminate the registration of its common stock under Section 12(g) of the Securities Exchange Act of 1934, with the result that SGI will no longer be required to file periodic and other reports with the SEC.
Information regarding the spinoff, deregistration of the SGI shares and related matters will be set forth in documents filed with the SEC.

A-Mark Precious Metals, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(dollar amounts in thousands, except share data)
(unaudited)

	September 30, 2013	June 30, 2013

ASSETS

Current assets:
Cash	$16,617	$21,565
Receivables, net	63,432	109,947

Inventories:
Inventories	129,911	123,824
Restricted inventories	45,456	38,554
	175,367	162,378
Deferred tax assets	5,993	5,993
Prepaid expenses and other current assets	728	487
Total Current assets	262,137	300,370

Property and equipment, net	1,285	1,213
Goodwill	4,884	4,884
Intangible assets, net	3,046	3,141

Total assets	$271,352	$309,608
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$99,700	$95,000
Liability on borrowed metals	13,308	20,117
Product financing obligation	45,456	38,554
Accounts payable	48,132	86,010
Accrued liabilities	6,429	6,601
Payable to Parent	—	1,015
Income taxes payable to Parent	7,118	8,505

Total current liabilities	220,143	255,802

Long term liabilities
Deferred tax liabilities	552	552

Commitments and Contingencies

Total A-Mark Precious Metals, Inc. stockholder's equity
Common stock, no par value; 200 shares authorized, 100 shares issued and outstanding	75	75
Additional paid-in capital	24,406	24,369
Retained earnings	26,176	28,810

Total stockholder's equity	50,657	53,254

Total liabilities and stockholder's equity	$271,352	$309,608
See accompanying Notes to Condensed Consolidated Financial Statements.

A-Mark Precious Metals, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(dollar amounts in thousands, except for share and per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2013	September 30, 2012
Revenues	$1,495,979	$1,619,814

Cost of sales	1,488,796	1,614,669

Gross profit	7,183	5,145

Selling, general and administrative expenses	(3,849)	(3,204)

Interest income	1,504	2,052

Interest expense	(988)	(929)

Unrealized gains (losses) on foreign exchange	36	(26)

Income before provision for income taxes	3,886	3,038

Provision for income taxes	(1,520)	(1,353)

Net income	2,366	1,685

Basic and diluted income per share attributable to A-Mark Precious Metals, Inc.:

Basic - Earnings per share	$23,664	$16,843
Basic - Weighted average shares outstanding	100	100
Diluted - Earnings per share	$23,664	$16,843
Diluted - Weighted average shares outstanding	100	100

See accompanying Notes to Condensed Consolidated Financial Statements.

A-Mark Precious Metals, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(dollar amounts in thousands, except for share and per share data)
(unaudited)

	Common Stock (Shares)	Common Stock ($)	Additional Paid-in Capital	Retained Earnings	Total Stockholders' Equity
Balance, June 30, 2013	100	$75	$24,369	$28,810	$53,254
Net income	—	—	—	2,366	2,366
Share-based compensation	—	—	37	—	37
Dividend declared (50,000 per share)	—	—	—	(5,000)	(5,000)
Balance, September 30, 2013	100	$75	$24,406	$26,176	$50,657

	Common Stock (Shares)	Common Stock ($)	Additional Paid-in Capital	Retained Earnings	Total Stockholders' Equity
Balance, June 30, 2012	100	$75	$24,200	$31,296	$55,571
Net income	—	—	—	1,685	1,685
Share-based compensation	—	—	30	—	30
Dividend declared (150,000 per share)	—	—	—	(15,000)	(15,000)
Balance, September 30, 2012	100	$75	$24,230	$17,981	$42,286

See accompanying Notes to Condensed Consolidated Financial Statements.

A-Mark Precious Metals, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in thousands)
(unaudited)

Three months ended September 30,	2013	2012

Cash flows from operating activities
Net income	$2,366	$1,685
Adjustments to reconcile net income to net cash provided (used in) by operating activities:
Depreciation and amortization	220	198
Deferred income tax	—	—
Provision for doubtful accounts	(72)	(1,016)
Share-based compensation	37	30
Changes in operating assets and liabilities:
Receivables	46,587	(18,001)
Inventories	(12,988)	(19,397)
Prepaid expenses and other current assets	(242)	(49)
Accounts payable	(37,879)	37,763
Liability on borrowed metals	(6,809)	436
Accrued liabilities	(1,245)	(2,484)
Payables to Parent	(1,329)	(2,610)
Net cash used in operating activities	(11,354)	(3,445)

Cash flows from investing activities
Acquisition of property and equipment	(196)	(81)
Net cash provided by (used in) investing activities	(196)	(81)

Cash flows from financing activities
Product financing obligation, net	6,902	(15,576)
Dividends paid to Parent	(5,000)	(15,000)
Net (repayments of) proceeds from lines of credit	4,700	25,250
Net cash (used in) provided by financing activities	6,602	(5,326)

Net decrease in cash	(4,948)	(8,852)

Cash, beginning of period	21,565	11,273

Cash, end of period	$16,617	$2,421

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest Expense	$774	$930
Income taxes paid to Parent	2,800	3,000
See accompanying Notes to Condensed Consolidated Financial Statements.

A-Mark Precious Metals, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

1. Description of the Business

A-Mark Precious Metals, Inc. and its subsidiaries (“A-Mark” or the “Company”) is a full-service precious metals trading company. Its products include gold, silver, platinum and palladium for storage and delivery in the form of coins, bars, wafers and grain. The Company's trading-related services include financing, consignment, hedging and various customized financial programs.
A-Mark was a wholly owned subsidiary of Spectrum PMI, Inc., (“Spectrum PMI”) which in turn was 100% owned by the parent company Spectrum Group International, Inc. (“SGI” or the “Parent”). On September 30, 2013, Spectrum PMI was merged with and into SGI, as a result of which all of the outstanding shares of A-Mark are now owned directly by SGI.
A-Mark has a wholly owned subsidiary, Collateral Finance Corporation (“CFC”). Through CFC, a licensed California Finance Lender, A-Mark offers loans on precious metals and rare coins and other collectibles collateral to coin dealers, collectors and investors.
A-Mark has a wholly owned subsidiary, A-Mark Trading AG, (“AMTAG”). AMTAG promotes A-Mark bullion products in Central and Eastern Europe.
A-Mark has a wholly owned subsidiary, Transcontinental Depository Services, (“TDS”). TDS offers worldwide storage solutions to institutions, dealers and consumers.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The condensed consolidated financial statements reflect the financial condition, results of operations, and cash flows of the Company, and were prepared using accounting principles generally accepted in the United States (“U.S. GAAP”). The Company operates in one segment.

These condensed consolidated financial statements include the accounts of A-Mark, and its wholly owned subsidiaries, CFC, AMTAG and TDS (collectively the “Company”). All significant inter-company accounts and transactions have been eliminated in consolidation. The condensed consolidated statements of income include all revenues and costs attributable to the Company's operations, including costs for certain functions and services performed by SGI and directly charged or allocated based on usage or other systematic methods. The allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Company's operations had been operated as a separate stand-alone entity. Allocations for inter-company shared service expense are made on a reasonable basis to approximate market costs for such services. Management believes the allocation methods are reasonable.
Unaudited Interim Financial Information
The accompanying interim condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting. These interim condensed consolidated financial statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary to present fairly the condensed consolidated balance sheets, condensed consolidated statements of income, condensed consolidated statements of comprehensive income (loss), condensed consolidated statements of stockholders’ equity, and condensed consolidated statements of cash flows for the periods presented in accordance with U.S. GAAP. Operating results for the three months ended September 30, 2013 are not necessarily indicative of the results that may be expected for the year ending June 30, 2014 or for any other interim period during such year. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with U.S. GAAP have been omitted in accordance with the rules and regulations of the SEC. These interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the fiscal year ended June 30, 2013, which is included in this registration statement. The condensed consolidated financial statements include the accounts of the Company and all of its wholly-owned and majority-owned subsidiaries. All significant inter-company accounts and transactions including inter-company profits and losses, and inter-company balances have been eliminated in consolidation.

Concentration of Credit Risk

Cash is maintained at financial institutions and, at times, balances may exceed federally insured limits and the Company has never experienced any losses related to these balances.
Assets that potentially subject the Company to concentrations of credit risk consist principally of receivables, loans of inventory to customers, and inventory hedging transactions. Concentration of credit risk with respect to receivables is limited due to the large number of customers composing the Company's customer base, the geographic dispersion of the customers, and the collateralization of substantially all receivable balances. Based on an assessment of credit risk, the Company typically grants collateralized credit to its customers. Credit risk with respect to loans of inventory to customers is minimal, as substantially all amounts are secured by letters of credit issued by creditworthy financial institutions. The Company enters into inventory hedging transactions, principally utilizing metals commodity futures contracts traded on national futures exchanges or forward contracts with only major credit worthy financial institutions. All of our commodity derivative contracts are under master netting arrangements and include both asset and liability positions. Substantially all of these transactions are secured by the underlying metals positions.
Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less, when purchased, to be cash equivalents.
Restricted Cash

The company does not have any restricted cash as of September 30, 2013 and June 30, 2013.
Concentration of Suppliers

A-Mark buys precious metals from a variety of sources, including through brokers and dealers, from sovereign and private mints, from refiners and directly from customers. The Company believes that no one or small group of suppliers is critical to its business, since other sources of supply are available that provide similar products on comparable terms.
Concentration of Customers

Customers providing 10 percent or more of the Company's revenues for the three months ended September 30, 2013, and 2012 are listed below:

Three months ended September 30,	2013		2012
(dollar amounts in thousands)	Amount in Dollars	Amount as a Percent	Amount in Dollars	Amount as a Percent

Total revenue	$1,495,979	100.0%	$1,619,814	100.0%

Customer concentrations:
Royal Canadian Mint	$312,545	20.9%	$95,219	5.9%
HSBC Bank USA	168,680	11.3%	13,119	0.8%
Johnson Matthey	24,427	1.6%	527,416	32.5%

Total	$505,652	33.8%	$635,754	39.2%

Customers providing 10 percent or more of the Company's receivables, excluding $40,705 and $50,919 of secured loans and derivative assets, respectively, as of September 30, 2013 and June 30, 2013 are listed below:

	September 30, 2013		June 30, 2013
(dollar amounts in thousands)	Amount in Dollars	Amount as a Percent	Amount in Dollars	Amount as a Percent

Total accounts receivable, net	$22,727	100.0%	$59,028	100.0%

Customer concentrations:
United States Mint	$—	—%	$44,185	74.9%
Royal Canadian Mint	—	—	8,593	14.6

Total	$—	—%	$52,778	89.5%

Customers with 10 percent or more of the Company's secured loans as of September 30, 2013 and June 30, 2013 are listed below:

	September 30, 2013		June 30, 2013
in thousands	Amount in Dollars	Amounts as a Percent	Amount in Dollars	Amount as a Percent

Total secured loans	$34,208	100.0%	$35,585	100.0%

Customer concentrations:
Customer E	$—	0.0%	$15,800	44.4%
Customer F	3,659	10.7	3,659	10.3

Total	$3,659	10.7%	$19,459	54.7%

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. These estimates include, among others, determination of fair value, estimates for inventory and allowances for doubtful accounts, impairment assessments of long-lived assets and intangible assets, valuation reserve determinations on deferred tax assets, and revenue recognition judgments. Significant estimates also include the Company's fair value determinations with respect to its financial instruments and precious metals materials. Actual results could materially differ from these estimates.
Inventories

Inventories principally include bullion and bullion coins and are acquired and initially recorded at fair market value. The fair market value of the bullion and bullion coins is comprised of two components: 1) published market values attributable to the costs of the raw precious metal, and 2) a published premium paid at acquisition of the metal. The premium is attributable to the additional value of the product in its finished goods form and the market value attributable solely to the premium may be readily determined, as it is published by multiple reputable sources. The premium component included in inventories as of September 30, 2013 and June 30, 2013 was $4.8 million and $1.8 million, respectively. (See Note 4.)
Inventories included amounts borrowed from suppliers under arrangements to purchase precious metals on an unallocated basis. Unallocated or pool metal represents an unsegregated inventory position that is due on demand, in a specified physical form, based on the total ounces of metal held in the position. Amounts under these arrangements require delivery either in the form of precious metals or cash. Corresponding obligations related to Liabilities on Borrowed Metals are reflected on the Consolidated Balance Sheets and totaled $13.3 million and $20.1 million, respectively as of September 30, 2013 and June 30,

2013. The Company mitigates market risk of its physical inventories through commodity hedge transactions.The Company also protects substantially all of its physical inventories from market risk through commodity hedge transactions (see Note 11).
The Company periodically loans metals to customers on a short-term consignment basis, charging interest fees based on the value of the metals loaned. Inventories loaned under consignment arrangements to customers at September 30, 2013 and June 30, 2013 totaled $3.4 million and $2.6 million. Such inventories are removed at the time the customers elect to price and purchase the metals, and the Company records a corresponding sale and receivable. Substantially all inventories loaned under consignment arrangements are secured by letters of credit issued by major financial institutions for the benefit of the Company or under an all-risk insurance policy with the Company as the loss-payee.
Inventory includes amounts for obligations under product financing agreement. A-Mark entered into an agreement for the sale of gold and silver at a fixed price to a third party. This inventory is restricted and the Company is allowed to repurchase the inventory at an agreed-upon price based on the spot price on the repurchase date. The third party charges a monthly interest as percentage of the market value of the outstanding obligation; such monthly charged is classified in interest expense. These transactions do not qualify as sales and therefore have been accounted for as financing arrangements and reflected in the condensed consolidated balance sheet within obligation under product financing arrangement. The obligation is stated at the amount required to repurchase the outstanding inventory. Both the product financing and the underlying inventory (which is entirely restricted) are carried at fair value, with changes in fair value included as component of cost of precious metals sold. Such obligation totaled $45.5 million and $38.6 million as of September 30, 2013 and June 30, 2013, respectively.
Property and Equipment and Depreciation

Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated using a straight line method based on the estimated useful lives of the related assets, ranging from three to five years.
Goodwill and Purchased Intangible Assets

Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired.
Goodwill and other indefinite life intangibles are evaluated for impairment annually in the fourth quarter of the fiscal year (or more frequently if indicators of potential impairment exist) in accordance with the Intangibles - Goodwill and Other Topic 350 of the ASC. Other purchased intangible assets continue to be amortized over their useful lives and are evaluated for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be recoverable. The Company may first qualitatively assess whether relevant events and circumstances make it more likely than not that the fair value of the reporting unit's goodwill is less than its carrying value. If, based on this qualitative assessment, management determines that goodwill is more likely than not to be impaired, the two-step impairment test is performed. This first step in this test includes comparing the fair value of each reporting unit to its carrying value, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step in the test is performed, which is measurement of the impairment loss. The impairment loss is calculated by comparing the implied fair value of goodwill, as if the reporting unit has been acquired in a business combination, to its carrying amount. As a result of the September 30 and June 30, 2013 impairment analysis, the Company has determined that no impairment exists.
If the Company determines it will quantitatively assess impairment, the Company utilizes the discounted cash flow method to determine the fair value of each of its reporting units. In calculating the implied fair value of the reporting unit's goodwill, the present value of the reporting unit's expected future cash flows is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the present value of the reporting unit's expected future cash flows over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. In calculating the implied value of the Company's trade names, the Company uses the present value of the relief from royalty method.
Amortizable intangible assets are being amortized on a straight-line basis which approximates economic use, over periods ranging from four to fifteen years. The Company considers the useful life of the trademarks to be indefinite. The Company tests the value of the trademarks and trade name annually for impairment.
Long-Lived Assets

Long-lived assets, other than goodwill and purchased intangible assets with indefinite lives are evaluated for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be recoverable. In evaluating impairment, the carrying value of the asset is compared to the undiscounted estimated future cash flows expected to result from the use of the asset and its eventual disposition. An impairment loss is recognized when estimated future cash flows are less than the carrying amount. Estimates of future cash flows may be internally developed or based on independent appraisals and significant judgment is applied to make the estimates. Changes in the Company's strategy, assumptions and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of long-lived assets. At September 30, 2013 and June 30, 2013 management concluded that an impairment write-down was not required.
Fair Value Measurement

The Fair Value Measurements and Disclosures Topic 820 of the ASC (ASC 820), creates a single definition of fair value for financial reporting. The rules associated with Topic 820 of the ASC state that valuation techniques consistent with the market approach, income approach and/or cost approach should be used to estimate fair value. Selection of a valuation technique, or multiple valuation techniques, depends on the nature of the asset or liability being valued, as well as the availability of data.

a.	Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at September 30, 2013 and June 30, 2013. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

	September 30, 2013		June 30, 2013
in thousands	Carrying		Carrying
	amount	Fair value	amount	Fair value
Financial assets:
Cash	$16,617	$16,617	$21,565	$21,565
Trade and advances receivables and secured loans	56,905	56,905	94,509	94,509
Derivative asset - futures contracts included in receivable	4,497	4,497	14,967	14,967
Derivative asset - forward contracts included in receivable	2,030	2,030	471	471

Financial liabilities:
Secured Loans	$99,700	$99,700	$95,000	$95,000
Liability for borrowed metals	13,308	13,308	20,117	20,117
Product financing obligation	45,456	45,456	38,554	38,554
Derivative liability - forward contracts included in payable	5,004	5,004	—	—
Derivative - Open purchase and sales commitments included in payable	354	354	30,192	30,192
Accounts payable	42,774	42,774	55,818	55,818
Accrued liabilities	6,429	6,429	6,601	6,601
Payable to parent	7,118	7,118	9,520	9,520
The fair values of the financial instruments shown in the above table as of September 30, 2013 and June 30, 2013 represent the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects the Company’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by the Company based on the best information available in the circumstances, including expected cash flows and appropriately risk‑adjusted discount rates, available observable and unobservable inputs.

The carrying amounts of cash and cash equivalents, receivables and secured loans, accounts receivable and consignor advances, and accounts payable and consignor payables approximated fair value due to their short-term nature. The carrying amounts of lines of credit and notes payable approximate fair value based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities.
b. Valuation Hierarchy
Topic 820 of the ASC established a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

There were no transfers in or out of Level 2 or 3 during the three months ended September 30, 2013

Commodities
Commodities consisting of the precious metals component of the Company’s inventories are carried at fair value. The fair value for commodities inventory is determined using pricing and data derived from the markets on which the underlying commodities are traded. Precious metals commodities are classified in Level 1 of the valuation hierarchy.
Derivatives
Futures contracts, forward contracts and open purchase and sales commitments are valued at their intrinsic values, based on the difference between the quoted market price and the contractual price, and are included within Level 1 of the valuation hierarchy.
Margin and Borrowed Metals Liabilities
Margin and borrowed metals liabilities consist of the Company's commodity obligations to margin customers and suppliers, respectively. Margin liabilities and borrowed metals liabilities are carried at fair value, which is determined using quoted market pricing and data derived from the markets on which the underlying commodities are traded. Margin and borrowed metals liabilities are classified in Level 1 of the valuation hierarchy.

Product Financing Obligations
Product Financing Obligations consist of the sale of gold and silver at a fixed price to a third party. Such transactions allow the Company to repurchase this inventory at an agreed-upon price based on the spot price on the repurchase date. The third party charges monthly interest as a percentage of the market value of the outstanding obligation, which is carried at fair value. Fair value is determined using quoted market pricing and data derived from the markets on which the underlying commodities are traded. Product Financing Obligations are classified in Level 1 of the valuation hierarchy as Liability for borrowed metals.

The following tables present information about the Company's assets and liabilities measured at fair value on a recurring basis as of September 30, 2013 and June 30, 2013 aggregated by the level in the fair value hierarchy within which the measurements fall:

September 30, 2013 (in thousands)	Quoted market price in active markets (Level 1)	Significant other observable Inputs (Level 2)	Significant unobservable Inputs (Level 3)	Total Balance

Commodities	$175,367	$—	$—	$175,367
Derivative assets - futures contracts	4,202	—	—	4,202
Derivative assets - forward contracts	2,030			2,030

Total assets at fair value	$181,599	$—	$—	$181,599

Liability on borrowed metals	$(13,308)	$—	$—	$(13,308)
Product financing obligation	(45,456)	—	—	(45,456)
Liability on margin accounts	(8,162)	—	—	(8,162)
Derivative Liabilities - open purchase and sales commitments	(5,004)	—	—	(5,004)

Total liabilities at fair value	$(71,930)	$—	$—	$(71,930)

June 30, 2013 (in thousands)	Quoted market price in active markets (Level 1)	Significant other observable Inputs (Level 2)	Significant unobservable Inputs (Level 3)	Total Balance

Commodities	$162,378	$—	$—	$162,378
Derivative assets - futures contacts	14,967	—	—	14,967
Derivative assets - forwards contracts	471	—	—	471

Total assets at fair value	$177,816	$—	$—	$177,816

Liability on borrowed metals	$(20,117)	$—	$—	$(20,117)
Product financing obligation	(38,554)	—	—	(38,554)
Liability on margin accounts	(6,636)	—	—	(6,636)
Derivative liabilities - open purchase and sales commitments	(30,192)	—	—	(30,192)

Total liabilities at fair value	$(95,499)	$—	$—	$(95,499)

Revenue Recognition

Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, no obligations remain and collection is probable. The Company records sales of precious metals, which occurs upon receipt by the customer. The Company records revenues from its metal assaying and melting services after the related services are completed and the effects of forward sales contracts are reflected in revenue at the date the related precious metals are delivered or the contracts expire.
The Company accounts for its metals and sales contracts using settlement date accounting. Pursuant to such accounting, the Company recognizes the sale or purchase of the metals at settlement date. During the period between trade and settlement date, the Company has essentially entered into a forward contract that meets the definition of a derivative in accordance with the Derivatives and Hedging Topic 815 of the ASC. The Company records the derivative at the trade date with a corresponding unrealized loss which is reflected in the cost of product sold in the condensed consolidated statements of income. The Company adjusts the derivative to fair value on a daily basis until the transaction is physically settled. Sales which are physically settled are recognized at the gross amount in the condensed consolidated statements of income.
Other Income

The company enters into certain types of metals transactions with its customers described as a Forward Purchase, Forward Sale and Spot Deferred Transaction. Both parties have the capacity to make and take delivery of the metals and neither party has any obligation to settle any transactions by other than making or taking physical delivery of the metal. The company maintains a security interest in the metals and records financing revenue over the terms of the receivable in a form of interest and related fees.
Derivative Instruments

The Company’s inventory, purchase and sale commitments transactions consist of precious metals bearing products. The value of these assets and liabilities is intimately linked to the prevailing price of the underlying precious metal commodity. The Company seeks to minimize the effect of price changes of the underlying commodity and enters into inventory hedging transactions, principally utilizing metals commodity futures contracts traded on national futures exchanges or forward contracts with only major credit worthy financial institutions. All of our commodity derivative contracts are under master netting arrangements and include both asset and liability positions. Substantially all of these transactions are secured by the underlying metals positions. Notional balance of the company derivative instruments are reported on Note 11.
Commodity futures and forward contract transactions are recorded at fair value on the trade date.
Open futures and forward contracts are reflected in receivables or payables in the condensed consolidated balance sheet as the difference between the original contract value and the market value; or at fair value. The change in unrealized gain (loss) on open contracts from one period to the next is reflected in net (gain) loss on derivative instruments, which is a component of cost of sales in the condensed consolidated statements of income.
Net (gain) loss on derivative instruments, which is included in the cost of sales, includes amounts recorded on the Company's outstanding metals forwards and futures contracts and on open physical purchase and sale commitments. The Company records changes in the market value of its metals forwards and futures contracts as income or loss, the effect of which is to offset changes in market values of the underlying metals positions.
The Company records the difference between market value and trade value of the underlying commodity contracts as a derivative asset or liability (see Note 3 and Note 7), as well as recording an unrealized gain or loss on derivative instruments in the Company's condensed consolidated statements of income. During the three months ended September 30, 2013, the Company recorded a net unrealized gain on open future commodity and forward contracts and open purchase and sale commitments of $(15.9) million and a net realized gain on future commodity contracts of $(1.7) million in net (gain) loss on derivative instruments in the condensed consolidated statements of income. During the three months ended September 30, 2012, the Company recorded a net unrealized gain on open future commodity and forward contracts and open purchase and sale commitments of $(41.0) million and a net realized gain on future commodity contracts of $20.8 million in net (gain) loss on derivative instruments in the consolidated statements of income.
Income Taxes

As part of the process of preparing its condensed consolidated financial statements, the Company is required to estimate its provision for income taxes in each of the tax jurisdictions in which it conducts business, in accordance with the Income Taxes Topic 740 of the ASC. The Company computes its annual tax rate based on the statutory tax rates and tax planning opportunities available to it in the various jurisdictions in which it earns income. Significant judgment is required in determining the Company's annual tax rate and in evaluating uncertainty in its tax positions. The Company recognizes a benefit for tax positions that it believes will more likely than not be sustained upon examination. The amount of benefit recognized is the largest amount of benefit that the Company believes has more than a 50% probability of being realized upon settlement. The Company regularly monitors its tax positions and adjusts the amount of recognized tax benefit based on its evaluation of information that has become available since the end of its last financial reporting period. The annual tax rate includes the impact of these changes in recognized tax benefits. When adjusting the amount of recognized tax benefits, the Company does not consider information that has become available after the balance sheet date, but does disclose the effects of new information whenever those effects would be material to the Company's condensed consolidated financial statements. The difference between the amount of benefit taken or expected to be taken in a tax return and the amount of benefit recognized for financial reporting represents unrecognized tax benefits. These unrecognized tax benefits are presented in the condensed consolidated balance sheet principally within income taxes payable.
The Company records valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. Significant judgment is applied when assessing the need for valuation allowances. Areas of estimation include the Company's consideration of future taxable income and ongoing prudent and feasible tax planning strategies. Should a change in circumstances lead to a change in judgment about the utilization of deferred tax assets in future years, the Company would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income. Changes in recognized tax benefits and changes in valuation allowances could be material to the Company's results of operations for any period, but is not expected to be material to the Company's condensed consolidated financial position.
The Company accounts for uncertainty in income taxes under the provisions of Topic 740 of the ASC. These provisions clarify the accounting for uncertainty in income taxes recognized in an enterprise's financial statements, and prescribe a recognition threshold and measurement criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provisions also provide guidance on de-recognition, classification, interest, and penalties, accounting in interim periods, disclosure, and transition. The potential interest and/or penalties associated with an uncertain tax position are recorded in provision for income taxes on the condensed consolidated statements of income. Please refer to Note 8 for further discussion regarding these provisions.
Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements.  Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that some portion or all of the net deferred tax assets will not be realized. The factors used to assess the likelihood of realization include the Company's forecast of the reversal of temporary differences, future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. Failure to achieve forecasted taxable income in applicable tax jurisdictions could affect the ultimate realization of deferred tax assets and could result in an increase in the Company's effective tax rate on future earnings.
 Based on the Company’s assessment, it appears more likely than not that the net deferred tax assets will be realized through future taxable income.  Accordingly, no valuation allowance has been established against any of the deferred tax assets.  The Company will continue to assess the need for a valuation allowance in the future.
The Company's condensed consolidated financial statements recognized the current and deferred income tax consequences that result from the Company's activities during the current and preceding periods, as if the Company were a separate taxpayer rather than a member of the parent company's consolidated income tax return group. Current tax payable reflects balances due to the parent company for the Company's share of the income tax liabilities of the group.
Advertising

Advertising costs are expensed as incurred. Advertising expense for the three months ended September 30, 2013 and 2012 was $0.1 million and $0.1 million, respectively.
Shipping and Handling Costs

Shipping and handling costs represent costs associated with shipping product to customers, and receiving product from vendors. Shipping and handling costs incurred totaled $1.5 million and $0.9 million for the three months ended September 30, 2013 and 2012, respectively, and are included in the costs of product sold in the condensed consolidated statements of income. The Company does not generate any revenue from shipping and handling.
Earnings per Share ("EPS")

The Company computes and reports both basic EPS and diluted EPS. Basic EPS is computed by dividing net earnings by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net earnings by the sum of the weighted average number of common shares and dilutive common stock equivalents outstanding during the period. Diluted EPS reflects the total potential dilution that could occur from outstanding equity plan awards, including unexercised stock options.

There are no dilutive common equivalents, and therefore basic and dilutive EPS are the same for all periods presented.

Share-Based Compensation

Certain key employees of the Company participate in Stock Incentive Plans (“Plans”) of the Company's Parent, SGI. The Plans permit the grant of stock options and other equity awards to employees, officers and non-employee directors. The Company accounts for equity awards under the provisions of the Compensation - Stock Compensation Topic 718 of the ASC, which establishes fair value-based accounting requirements for share-based compensation to employees. Topic 718 of the ASC requires the Company to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees as expense over the service period in the Company's condensed consolidated financial statements. The equity awards are settled in shares of SGI stock and A-Mark does not reimburse SGI for the expense, therefore it is treated as a capital contribution to A-Mark.
Recent Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This ASU requires an entity to present an unrecognized tax benefit as a reduction of a deferred tax asset for a net operating loss (NOL) carryforward, or similar tax loss or tax credit carryforward, rather than as a liability when (1) the uncertain tax position would reduce the NOL or other carryforward under the tax law of the applicable jurisdiction and (2) the entity intends to use the deferred tax asset for that purpose. The ASU does not require new recurring disclosures. It is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013 and December 15, 2014, for public and nonpublic entities, respectively. Early adoption and retrospective application are permitted. The adoption of the accounting principles in this update is not anticipated to have a material impact on the Company's consolidated financial position or results of operations.

In July 2012, the FASB issued Accounting Standards Update No. 2012-02, Intangibles - Goodwill and Other, Testing Indefinite-Lived Intangible Assets for Impairment. This ASU allows an entity to first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test for indefinite-lived intangible assets. An organization that elects to perform a qualitative assessment no longer is required to perform the quantitative impairment test for an indefinite-lived intangible asset unless it is more likely than not that the asset is impaired. The ASU, which applies to all entities, is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The Company adopted this guidance in the third quarter of fiscal year 2012, as allowed by the early adoption provisions within the guidance. The adoption of the accounting principles in this update did not have a material impact on the Company's consolidated financial position or results of operations.

In December 2011, the FASB issued Accounting Standards Update No. 2011-11, Disclosures about Offsetting Assets and Liabilities. In January 2013, the FASB issued Accounting Standards Update No. 2013-01, Clarifying the Scope about Offsetting Assets and Liabilities, which limited the scope of ASU No. 2011-11 guidance to derivatives, repurchase type agreements, and securities borrowing and lending activity. These ASUs require an entity to disclose gross and net information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. Both ASUs are effective for annual and interim periods beginning on or after January 1, 2013. The adoption of the accounting standards in these updates did not have a material impact on the Company's consolidated financial position or results of operations.

3. Receivables

The Company's receivables and secured loans consist of the following as of:

(in thousands)	September 30, 2013	June 30, 2013

Customer trade receivables	$1,996	$38,405
Wholesale trade advances	2,660	20,623
Due from brokers	18,071	—
Subtotal	22,727	59,028

Secured loans	34,208	35,585
Subtotal	56,935	94,613

Less: allowance for doubtful accounts	(30)	(104)

Subtotal	56,905	94,509

Derivative assets - forwards contracts	2,030	471
Derivative assets - futures contracts	4,497	14,967

Receivables, net	$63,432	$109,947

Customer trade receivables represent short-term, non-interest bearing amounts due from metal sales and are generally secured by the related metals stored with the Company, a letter of credit issued on behalf of the customer, or other secured interests in assets of the customer.
Wholesale trade advances represent advances of refined materials to customers, secured by unrefined materials received from the customer. These advances are limited to a portion of the unrefined materials received. These advances are unsecured, short-term, non-interest bearing advances made to wholesale metals dealers and government mints.
Secured loans represent short term loans made to customers of CFC. Loans are fully secured by bullion, numismatic and semi-numismatic material, which is held in safekeeping by CFC. The loans carry a weighted average effective interest rate of 8.0% and 9.5%, per annum, respectively, as of September 30, 2013 and June 30, 2013, 2012, and mature in periods generally ranging from three months to one year.
Until October 31, 2011, A-Mark maintained a segregated commodities account with M.F. Global, Inc. (“MFGI”). A-Mark used this account to enter into future transactions to hedge the risk related to its positions with counterparties and physical inventories. MFGI filed for bankruptcy protection on October 31, 2011. At the time MFGI filed for bankruptcy, A-Mark had $20.3 million in funds held at MFGI of which $14.6 million, or 72%, of A Mark's MFGI Equity was returned to A-Mark in December 2011 pursuant to a bulk transfer approved by the Bankruptcy Court. A-Mark has filed a claim in the bankruptcy proceedings for the remaining $5.7 million. In July 2012, A-Mark received an additional distribution of $1.6 million from the trustee for the liquidation of MFGI, bringing the remaining balance to $4.1 million.
On December 31, 2012, A-Mark sold its claim to this balance for $3.8 million. During quarter ended December 31, 2011, the Company recorded a $1 million reserve for this potential shortfall, which is included in selling, general and administrative expenses. The receipt of proceeds from the sale of the receivable of $3.8 million resulted in a positive impact to the provision for bad debts of $0.7 million.
Due from brokers principally consists of the margin requirements held at brokers related to open futures contracts (see Note 11.)
The Company's derivative assets and liabilities (depending on the year and ending position) represent the net fair value of the difference between market values and trade values at the trade date for open metals purchase and sales contracts, as adjusted on a daily basis for changes in market values of the underlying metals, until settled (see Note 11). The Company's derivative assets represent the net fair value of open metals forwards and futures contracts. The metals forwards and futures contracts are settled at the contract settlement date.
Credit Quality of Financing Receivables and Allowance for Credit Losses

The Company adopted the accounting guidance on disclosures about the credit quality of financing receivables and the allowance for credit losses during the year ended June 30, 2012. This guidance requires information to be disclosed at disaggregated levels, defined as portfolio segments and classes.

The Company applies a systematic methodology to determine the allowance for credit losses for finance receivables. Based upon the Company's analysis of credit losses and risk factors, secured commercial loans are its sole portfolio segment. This is due to the fact that all loans are very similar in terms of secured material, method of initial and ongoing collateral value determination and assessment of loan to value determination. Typically, the Company's finance receivables within its portfolio have similar credit risk profiles and methods for assessing and monitoring credit risk.

The Company further evaluated its portfolio segments by the class of finance receivables, which is defined as a level of information in which the finance receivables have the same initial measurement attribute and a similar method for assessing and monitoring credit risk. As a result, the Company determined that the secured commercial loans portfolio segment has two classes of receivables, those secured by bullion and those secured by collectibles.

The Company's classes, which align with management reporting, are as follows:

(in thousands)

	September 30, 2013		June 30, 2013
Bullion	$19,887	58.1%	$21,993	61.8%
Collectibles	14,321	41.9%	13,592	38.2%
Total	$34,208	100.0%	$35,585	100.0%

Impaired loans

A loan is considered impaired if it is probable, based on current information and events, that the Company will be unable to collect all amounts due according to the contractual terms of the loan. Customer loans are reviewed for impairment and include loans that are past due, non-performing or in bankruptcy. Recognition of income is suspended and the loan is placed on non-accrual status when management determines that collection of future income is not probable. Accrual is resumed, and previously suspended income is recognized, when the loan becomes contractually current and/or collection doubts are removed. Cash receipts on impaired loans are recorded first against the receivable and then to any unrecognized income.
All loans are contractually subject to margin call. As a result, loans typically do not become impaired due to the fact the Company has the ability to require margin calls which are due upon receipt. Per the terms of the loan agreement, the Company has the right to rapidly liquidate the loan collateral in the event of a default. The material is highly liquid and easily sold to pay off the loan. Such circumstances would result in a short term impairment that would typically result in full repayment of the loan and fees due to the Company. There were no impaired loan as of September 30, 2013 and one impaired loan of $0.07 million as of June 30, 2013.
Credit quality of loans

All interest is due and payable within 30 days. A loan is considered past due if interest is not paid in 30 days or collateral calls are not met timely. Loans never achieve the threshold of non performing status due to the fact that customers are generally put into default for any interest past due over 30 days and for unsatisfied collateral calls. When this occurs, the loan collateral is generally liquidated within 90 days. Non-performing loans have the highest probability for credit loss. The allowance for credit losses attributable to non-performing loans is based on the most probable source of repayment, which is normally the liquidation of collateral. In determining collateral value, we estimate the current market value of the collateral and consider credit enhancements such as additional collateral and third-party guarantees. Due to the accelerated liquidation terms of the Company's loan portfolio all past due loans are generally liquidated within 90 days of default. The company's non-performing loans do not longer accrue interest and totaled $0.0 million and $0.07 million, respectively, as of September 30, 2013 and June 30, 2013. Further information about the Company credit quality indicator includes differentiating by categories of current loan-to-value ratios. The Company disaggregates its secured loans as follows:
(in thousands)

	September 30, 2013		June 30, 2013
Loan-to-value of 75% or more	3,354	9.8%	3,764	10.6%
Loan-to-value of less than 75%	30,854	90.2%	31,821	89.4%
Total	$34,208	100.0%	$35,585	100.0%

No loans have a loan-to-value in excess of 100% at September 30, 2013 and June 30, 2013.
Allowance for Doubtful Accounts
Allowances for doubtful accounts are recorded based on specifically identified receivables, which the Company has identified as potentially uncollectible.
(in thousands)

Year ended:	Beginning Balance	Additions	Reductions	Ending Balance
September 30, 2013	$104	$—	$(72)	$32
June 30, 2013	$1,118	$—	$(1,014)	$104

4. Inventories

The Company's inventories primarily include bullion and bullion coins and are acquired and initially recorded at fair market value. The fair market value of the bullion and bullion coins is comprised of two components: 1) published market values attributable to the cost of the raw precious metal, and 2) a published premium paid at acquisition of the metal. The premium is attributable to the additional value of the product in its finished goods form and the market value attributable solely to the premium may be readily determined, as it is published by multiple reputable sources. The premium is included in the cost of the inventory, paid at acquisition, and is a component of the total fair market value of the inventory. The precious metal component of the inventory may be hedged through the use of precious metal commodity positions, while the premium component of our inventory is not a commodity that may be hedged.

The Company’s inventories are subsequently recorded at their fair market values. Daily changes in fair market value are recorded in the income statement through cost of goods sold and are offset by hedging derivatives, with changes in fair value of the hedging derivatives also recorded in cost of sales in the condensed consolidated statements of income. The premium component of market value included in the inventories as of September 30, 2013 and June 30, 2013 totaled $4.8 million and $1.8 million, respectively.

Inventories included amounts borrowed from suppliers under arrangements to purchase precious metals on an unallocated basis. Unallocated or pool metal represents an unsegregated inventory position that is due on demand, in a specified physical form, based on the total ounces of metal held in the position. Amounts under these arrangements require delivery either in the form of precious metals or cash. Corresponding obligations related to Liabilities on Borrowed Metals are reflected on the Consolidated Balance Sheets and totaled $13.3 million and $20.1 million, respectively as of September 30, 2013 and June 30, 2013. The Company mitigates market risk of its physical inventories through commodity hedge transactions (See Note 11).

Inventory includes amounts for obligations under product financing agreement. A-Mark entered into a product financing agreement for the transfer and subsequent re-acquisition of gold and silver at a fixed price to a third party finance company. This inventory is restricted and is held at a custodial storage facility in exchange for a financing fee, by the third party finance company. During the term of the financing, the third party finance company holds the inventory as collateral, and both parties intend to return the inventory to A-Mark at an agreed-upon price based on the spot price on the finance arrangement termination date, pursuant to the guidance in ASC 470-40 Product Financing Arrangements. The third party charges a monthly interest as percentage of the market value of the outstanding obligation; such monthly charge is classified in interest expense. These transactions do not qualify as sales and therefore have been accounted for as financing arrangements and reflected in the consolidated balance sheet within obligation under product financing arrangement. The obligation is stated at the amount required to repurchase the outstanding inventory. Both the product financing and the underlying inventory are carried at fair value, with changes in fair value included in cost of sales in the condensed consolidated statements of income. Such obligation totaled $45.5 million and $38.6 million as of September 30, 2013 and June 30, 2013, respectively. For the three months ended September 30, 2013 and 2012, the unrealized gains/(losses) resulting from the differences between market value and cost of physical inventories totaled $2.6 million and $11.8 million, respectively.

The Company periodically loans metals to customers on a short-term consignment basis, charging interest fees based on the value of the metal loaned. Inventories loaned under consignment arrangements to customers at September 30, 2013 and June 30, 2013 totaled $3.4 million and $2.6 million, respectively. Such inventory is removed at the time the customer elects to price and purchase the metals, and the Company records a corresponding sale and receivable. Substantially all inventory loaned under consignment arrangements is secured by letters of credit issued by major financial institutions for the benefit of the Company or under an all-risk insurance policy with the Company as the loss-payee.

5. Property and Equipment

Property and equipment consists of the following at September 30, 2013 and June 30, 2013
(in thousands)

	September 30, 2013	June 30, 2013

Office furniture, fixtures and equipment	$215	$176
Computer equipment	237	196
Computer software	2,040	1,932
Leasehold improvements	100	92

	2,592	2,396
Less: accumulated depreciation	(1,307)	(1,183)

Property and equipment, net	$1,285	$1,213

Depreciation expense for the three months ended September 30, 2013 and 2012 was $0.1 million, $0.1 million, respectively.

6. Goodwill and Intangible Assets

In connection with the acquisition of A-Mark by Spectrum PMI on July 1, 2005, the accounts of the Company were adjusted using the push down basis of accounting to recognize the allocation of the consideration paid to the respective net assets acquired. In accordance with the push down basis of accounting, the Company's net assets were adjusted to their fair values as of the date of the acquisition based upon an independent appraisal, which resulted in an increase in goodwill of $4.9 million and identifiable purchased intangible assets of $8.4 million.

Goodwill represents the excess of the purchase price and related costs over the value assigned to intangible assets of businesses acquired and accounted for under the purchase method.

A summary of the carrying amount of intangible assets as of September 30, 2013 is as follows:

September 30, 2013 (in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Amortized intangible assets:
Existing customer relationships	$5,747	$(3,155)	$2,592
Covenant not to compete	2,000	(2,000)	—
Employment agreements	195	(195)	—

Total amortized intangible assets	7,942	(5,350)	2,592

Unamortized intangible assets:
A-Mark trade name	454	—	454

Total intangible assets	$8,396	$(5,350)	$3,046

A summary of the carrying amount of intangible assets as of June 30, 2013 is as follows:

June 30, 2013 (in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Amortized intangible assets:
Existing customer relationships	$5,747	$(3,060)	$2,687
Covenant not to compete	2,000	(2,000)	—
Employment agreements	195	(195)	—

Total amortized intangible assets	7,942	(5,255)	2,687

Unamortized intangible assets:
A-Mark trade name	454	—	454

Total intangible assets	$8,396	$(5,255)	$3,141

Estimated amortization expense on an annual basis for the succeeding five years is as follows:

Years ending June 30,	Amount
(in thousands)
2014 (remaining nine months)	$289
2015	385
2016	385
2017	385
2018	385
Thereafter	762

Total	$2,591

Intangible assets subject to amortization are amortized using the straight-line method over their useful lives, which are estimated to be four to fifteen years. Intangible asset amortization expense for the three months ended September 30, 2013 and 2012 was $0.1 million and $0.1 million, respectively.
7. Accounts Payable

Account payable consists of the following as of:

(in thousands)

	September 30, 2013	June 30, 2013

Trade payable to customers	$1,685	$1,531
Advances from customers	23,060	27,548
Net liability on margin accounts	8,162	6,636
Liability on deferred revenues	9,269	14,985
Due to Brokers	—	4,655
Derivative liabilities - open purchase and sales commitments	354	30,192
Derivative liabilities - forward contracts	5,004	—
Other accounts payable	598	463

Accounts payable	$48,132	$86,010

8. Income Taxes

The Company uses an estimated annual effective tax rate, which is based on expected annual income, statutory tax rates and tax planning opportunities available in the various jurisdictions in which the Company operates, to determine its quarterly provision for income taxes. Certain significant or unusual items are separately recognized in the quarter in which they occur and can be a source of variability in the effective tax rates from quarter to quarter.

Income tax provision/(benefit) for the three months ended September 30, 2013 and 2012 consists of the following:

(in thousands)

	Three Months Ended September 30,
	2013	2012
U.S.	$1,520	$1,353
Foreign	—	—
Provision for income taxes	$1,520	$1,353

The effective tax rate for the three months ended September 30, 2013 and 2012 is as follows:

	Three Months Ended September 30,
	2013	2012
Effective tax rate	39.1%	44.5%

The effective tax rate varies significantly from the federal statutory rate due to permanent adjustments for nondeductible items, and state tax rate differentials.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. During the three months ended September 30, 2013, the Company concluded that it was more likely than not that the Company would be able to realize the benefit of the U.S. federal and state deferred tax assets in the future. We based this conclusion on historical and projected operating performance, as well as its expectation that its operations will generate sufficient taxable income in future periods to realize the tax benefits associated with the deferred tax assets. Accordingly, no valuation allowance has been established against the deferred tax asset.

The Company will continue to assess the need for a valuation allowance on the deferred tax asset by evaluating both positive and negative evidence that may exist.

The Company's condensed consolidated financial statements recognized the current and deferred income tax consequences that result from the Company's activities during the current and preceding periods, as if the Company were a separate taxpayer rather than a member of the parent company's consolidated income tax return group. Current tax payable reflect balances due to the parent company for the Company's share of the income tax liabilities of the group.

The Company's continuing practice is to recognize interest and penalties related to income tax matters in income tax expense. The Company accrued additional interest and penalties of $0.04 million during the three months ended September 30, 2013 and $0.1 million during the three months ended September 30, 2012.

9. Related Party Transactions

During the three months ended September 30, 2013 and 2012, the Company made sales and purchases to the following companies in amounts set forth below. These companies and A-Mark are under common control (as subsidiaries of SGI) and therefore the transactions constitute related party transactions.
(in thousands)

Three Months Ended	September 30, 2013		September 30, 2012
	Sales	Purchases	Sales	Purchases
Affiliate Company
Calzona	$1,362	$—	$—	$—
SNI	7,527	2,211	1,969	401
Stack's Bower	3,363	4,270	1,062	1,735
Teletrade	11,486	1,652	3,412	1,088
Related Party, Total	$23,738	$8,133	$6,443	$3,224

(in thousands)

	September 30, 2013		June 30, 2013
	Receivable	Payable	Receivable	Payable
Affiliate Company
Calzona	$—	$171	$—	$171
SNI	104	0	104	—
Stack's Bower	126	0	126	—
Teletrade	—	73	—	73
Related Party, Total	$230	$244	$230	$244

During the three months ended September 30, 2013 and 2012, the Company paid $0.2 million, $0.2 million to SNI, respectively, of which $0.2 million and $0.2 million, respectively, represented a charge for corporate overhead.

Amounts included in "Payable to parent" (a related party) in the condensed consolidated balance sheets as of September 30, 2013 and 2012 includes $0.0 million and $1.0 million, respectively, in respect of executive compensation payable to SGI. As part of the A-Mark sale agreement dated July 1, 2005, the former owner receives a portion of the finance income earned with a specific customer. The Company accrued $0.05 million and $0.08 million in royalty expense for the three months ended September 30, 2013 and 2012, respectively, which represents the total amount due to the former owner as of September 30, 2013 and 2012. The entire $0.05 million and $0.08 million are included in accrued liabilities as of September 30, 2013 and September 30, 2012, respectively.

During the three month ended September 30, 2013 and 2012, the Company paid to SGI $2.8 million and $3.0 million, respectively, for the Company's income tax sharing obligations.

10. Financing Agreements

Lines of Credit

A-Mark has a borrowing facility (“Trading Credit Facility”) with a group of financial institutions under an inter-creditor agreement, which provides for lines of credit including a sub-facility for letters of credit up to the maximum of the credit facility. All lenders have a perfected, first security interest in all assets of the company presented as collateral. Loan advances will be available against a borrowing base report of eligible assets in accordance with the inter-creditor agreement currently in place. Pledge collateral comprises assigned and confirmed inventory, trade receivable, trade advances, derivatives equity and pledged non bullion and bullion loans.
As of September 30, 2013, the maximum of the Trading Credit Facility was $170.0 million. A-Mark routinely uses the Trading Credit Facility to purchase metals from its suppliers and for operating cash flow purposes. Amounts under the Trading Credit Facility bear interest based on London Interbank Offered Rate (“LIBOR”) plus a margin. The one month LIBOR rate was approximately 0.18% and 0.19% as of September 30, 2013 and June 30, 2013, respectively. Borrowings are due on demand and totaled $99.7 million and $95.0 million for lines of credit and $0.0 million and $9.0 million for letters of credit at September 30, 2013 and June 30, 2013, respectively. Amounts borrowed under the Trading Credit Facility are secured by A-Mark’s receivables and inventories. The amounts available under the Trading Credit Facility are formula based and totaled $70.3 million and $66.0 million at September 30, 2013 and June 30, 2013, respectively. The Trading Credit Facility also limits the Company's ability to pay dividends to SGI. The Trading Credit Facility is cancelable by written notice of the financial institutions.

The Trading Credit Facility has certain restrictive financial covenants which require it and SGI to maintain minimum tangible net worth, as defined, of $25.0 million and $50.0 million, respectively. The Company's and SGI's tangible net worth as of September 30, 2013 were $41.7 million and $44.8 million, respectively. The Company's ability to pay dividends, if it were to elect to do so, could be limited as a result of these restrictions.

Separately, A-Mark, the Company's precious metals trading subsidiary, has a line of credit with this lender totaling $20.0 million, which is a component of A-Mark's Trading Credit Facility. Total borrowing capacity between SNI and A-Mark cannot exceed $23.0 million with respect to this lender. As of September 30, 2013, the total amount borrowed with this lender was $18.0 million, which consisted of $18.0 million by A-Mark and $0.0 million by SNI. Amounts available for borrowing under this Collectible Credit Facility as of September 30, 2013 and June 30, 2013 were $5.0 million and $0.0 million, respectively.

Interest expense related to the Company's borrowing arrangements totaled $1.0 million and $0.9 million for the three months ended September 30, 2013 and 2012, respectively. Our weighted daily average interest rate was 3.43% and 3.27%, for the three months ended September 30, 2013 and 2012, respectively.

Liability on Borrowed Metals

The Company borrows precious metals from its suppliers under short-term arrangements which bear interest at a designated rate. Amounts under these arrangements are due at maturity and require repayment either in the form of precious metals or cash. The Company's inventories included borrowed metals with market values totaling $13.3 million and $20.1 million, respectively, as of September 30, 2013 and June 30, 2013. Certain of these metals are secured by letters of credit issued under the Trading Credit Facility, which totaled $0.0 million and $9.0 million, respectively, as of September 30, 2013 and June 30, 2013.
Obligation Under Product Financing Agreement

A-Mark entered into an agreement with a third party for the sale of gold and silver, at the option of the third party, at a fixed price. Such agreement allows the Company to repurchase this inventory at an agreed-upon price based on the spot price on the repurchase date. The third party charges a monthly fee as percentage of the market value of the outstanding obligation. These transactions do not qualify as sales and therefore have been accounted for as financing arrangements and reflected in the condensed consolidated balance sheet within obligation under product financing arrangement. The obligation is stated at the amount required to repurchase the outstanding inventory. Both the product financing obligation and the underlying inventory (which is entirely restricted) are carried at fair value, with changes in fair value recorded as a component of cost of precious metals sold in the condensed consolidated statements of income. Such obligation totaled $45.5 million and $38.6 million as of September 30, 2013 and June 30, 2013, respectively.

11. Hedging Transactions

The Company manages the value of certain specific assets and liabilities of its trading business, including trading inventories, by employing a variety of strategies. These strategies include the management of exposure to changes in the market values of the Company's trading inventories through the purchase and sale of a variety of derivative products such as metal's forwards and futures.
The Company's trading inventories and purchase and sale transactions consist primarily of precious metal bearing products. The value of these assets and liabilities are linked to the prevailing price of the underlying precious metals.
The Company's precious metals inventories are subject to market value changes, created by changes in the underlying commodity markets. Inventories purchased or borrowed by the Company are subject to price changes. Inventories borrowed are considered natural hedges, since changes in value of the metal held are offset by the obligation to return the metal to the supplier.
Open purchase and sale commitments are subject to changes in value between the date the purchase or sale price is fixed (the trade date) and the date the metal is received or delivered (the settlement date). The Company seeks to minimize the effect of price changes of the underlying commodity through the use of forward and futures contracts.
The Company's policy is to substantially hedge its inventory position, net of open purchase and sales commitments that is subject to price risk. The Company regularly enters into metals commodity forward and futures contracts with major financial institutions to hedge price changes that would cause changes in the value of its physical metals positions and purchase commitments and sale commitments. The Company has access to all of the precious metals markets, allowing it to place hedges. However, the Company also maintains relationships with major market makers in every major precious metals dealing center.
Due to the nature of the Company's global hedging strategy, the Company is not using hedge accounting as defined under Topic 815 of the ASC. Gains or losses resulting from the Company's futures and forward contracts are reported as unrealized gains or losses on commodity contracts with the related unrealized amounts due from or to counterparties reflected as a derivative asset or liability (see Notes 3 and 7). Gains or losses resulting from the termination of hedge contracts are reported as realized gains or losses on commodity contracts. Realized and unrealized net gains (losses) on derivative instruments, included as part of cost of sales in the condensed consolidated statements of income, were $17.6 million and $20.2 million for the three months ended September 30, 2013 and 2012, respectively.
The Company's management sets credit and position risk limits. These limits include gross position limits for counterparties engaged in purchase and sales transactions with the Company. They also include collateral limits for different types of purchase and sale transactions that counterparties may engage in from time to time.

A summary of the market values of the Company's physical inventory positions, purchase and sale commitments and its outstanding forwards and futures contracts as of June 30, 2013 and 2012 is as follows:

(in thousands)	September 30, 2013	June 30, 2013

Trading inventory, net	$175,367	$162,378
Less unhedgeable inventory:
Premiums on metals positions	(4,824)	(1,787)

Subtotal	170,543	160,591

Commitments at market:
Open inventory purchase commitments	352,850	461,883
Open inventory sale commitments	(133,218)	(272,044)
Margin sale commitments	(15,163)	(13,651)
In-transit inventory no longer subject to market risk	(9,872)	(24,221)
Unhedgeable premiums on open commitment positions	2,459	2,107
Inventory borrowed from suppliers	(13,308)	(20,117)
Product financing obligation	(45,456)	(38,554)
Advances on industrial metals	(1,225)	33

Inventory subject to price risk	307,610	256,027

Inventory subject to derivative financial instruments:
Precious metals forward contracts at market values	162,843	84,999
Precious metals futures contracts at market values	147,022	171,272

Total market value of derivative financial instruments	309,865	256,271

Net inventory subject to price risk, Company consolidated basis	(2,255)	(244)

Effects of open related party transactions between the Company and affiliates:
Net inventory subject to price risk, Company consolidated basis	(2,255)	(244)
Open inventory purchase commitments with affiliates	1,459	(1,402)
Open inventory sale commitments with affiliates	(97)	1,282

Net inventory subject to price risk, the Company stand-alone basis	$(893)	$(364)

At September 30, 2013 and June 30, 2013, the Company had outstanding purchase and sale commitments arising in the normal course of business totaling $352.9 million and $461.9 million and $(133.2) million and $(272.0) million, respectively; purchase commitments related to open forward contracts totaling $162.8 million and $85.0 million, respectively; and purchase and sale commitments relating to open futures contracts totaling $147.0 and $171.3 million, respectively. The Company uses forward contracts and futures contracts to protect its inventories from market exposure.
The contract amounts of these forward and futures contracts and the open purchase and sale orders are not reflected in the accompanying condensed consolidated balance sheet. The difference between the market price of the underlying metal or contract and the trade amount is recorded at fair value.
The Company's open purchase and sales commitments typically settle within two business days and, for those commitments that do not have stated settlement dates, the Company has the right to settle the positions upon demand. Futures and forward contracts open at September 30, 2013 are scheduled to settle within 30 days.
The Company is exposed to the risk of failure of the counterparties to its derivative contracts. Significant judgment is applied by the Company when evaluating the fair value implications. The Company regularly reviews the creditworthiness of its major counterparties and monitors its exposure to concentrations. At September 30, 2013, the Company believes its risk of counterparty default is mitigated as a result of such evaluation and the short-term duration of these arrangements.

12. Commitments and Contingencies

Refer to Note 12 of the Notes to Consolidated Financial Statements in the 2013 Audited Financial Statements for information relating to minimum rental payments under operating and capital leases, consulting and employment contracts, and other commitments.
13. Geographic Information

Revenues are attributed to geographic location based on where the revenue generating product is shipped. The Company's geographic operations are as follows:

in thousands	Three Months Ended
Revenue by geographic region:	September 30, 2013	September 30, 2012

United States	$1,300,400	$1,444,574
Europe	70,304	52,994
North America, excluding United States	76,766	99,484
Asia Pacific	47,327	22,514
Africa	—	3
Australia	1,150	245
South America	32	—
Total revenue	$1,495,979	$1,619,814

in thousands	September 30, 2013	June 30, 2013
Inventories by geographic region:
United States	$159,983	$148,336
Europe	7,852	9,504
North America, excluding United States	7,478	4,423
Asia Pacific	54	115
Total Inventories	$175,367	$162,378

in thousands	September 30, 2013	June 30, 2013
Total assets by geographic region:
United States	$254,994	$293,093
Europe	8,826	11,977
North America, excluding United States	7,478	4,423
Asia Pacific	54	115
Total Assets	$271,352	$309,608

in thousands	September 30, 2013	June 30, 2013
Total long term assets by geographic region:
United States	$9,113	$9,148
Europe	102	90
Total Long-Term Assets	9,215	9,238

PROSPECTUS
Shares of Common Stock, Par Value $0.01 Per Share
Until May 12, 2014 (90 days from the effective date of the registration statement), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.